EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ALBERTSONS COMPANIES, INC.,

RITE AID CORPORATION,

RANCH ACQUISITION CORP.

and

RANCH ACQUISITION II LLC

Dated February 18, 2018

i

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	110
Acquisition Proposal	77
Additional Cash Consideration	4
Additional Stock Consideration	5
Additional Stock Election Exchange Ratio	5
Affiliate	110
Agreement	Preamble
Alternative Acquisition Agreement	75
Antitrust Counsel Only Material	83
Antitrust Law	110
Bankruptcy and Equity Exception	17
Base Consideration	4
Base Exchange Ratio	4
BCP	33
Book-Entry Share	5
Business Day	110
Bylaws	3
Cancelled Shares	5
Cash Election	4
Cash Election Consideration	4
Certificate	5
Certificates of Merger	3
Change in Control	86
Change of Recommendation	80
Charter	3
Clean Room Agreement	110
Closing	3
Closing Date	3
Code	110
Collective Bargaining Agreements	27
Company	Preamble
Company 2020 Notes	93
Company 2021 Notes	93
Company 2023 Notes	93
Company 401(k) Plans	87
Company Agreement	86
Company Applicable Date	19
Company Board	Recitals
Company Bylaws	14
Company Capitalization Date	15
Company Certificate of Incorporation	14
Company Common Stock	4
Company Credit Agreement	110
Company Data Security Policies	33
Company Disclosure Schedule	14
Company Equity Awards	8
Company Financial Advisor	34
Company Healthcare and Insurance Regulatory Approvals	18
Company Indentures	111
Company Key Payors	24
Company Material Adverse Effect	111
Company Material Contract	24
Company Material Owned Real Property	29
Company Material Real Property Leases	29
Company Notes	93
Company Notice	77
Company Owned Real Property	112
Company Payment Programs	37
Company Permitted Liens	29
Company Plan	112
Company Preferred Stock	15
Company Products	35
Company Real Property Lease	112
Company Recommendation	17
Company Regulatory Agreements	37
Company Requisite Vote	17
Company RSA	6
Company RSU	6
Company SEC Reports	19
Company Securities	16
Company Senior Employee	112
Company Service Provider	113
Company Share	4
Company Significant Subsidiaries	14
Company Stock Option	6
Company Stock Plans	113
Company Stockholders Meeting	80
Company Termination Fee	105
Company Transaction Litigation	89
Confidentiality Agreement	85
Consents	82
Continuing Employees	86
Continuing Non-Union Employees	85
Continuing Service Providers	113

i

Continuing Union-Represented Employees	86
Contract	22
control	113
controlled	113
controlled by	113
controlling	113
D&O Insurance	88
Data	113
Data Consents	33
Data Room	113
Debt Commitment Letter	62
Debt Financing	62
DGCL	Recitals
DLLCA	1
DOJ	82
Effective Time	3
Election Deadline	10
Election Form	9
End Date	103
Environmental Laws	34
ERISA	113
ERISA Affiliate	113
Excess Shares	12
Exchange Act	18
Exchange Agent	9
Exchange Fund	9
Excluded Information	113
FDA	114
Federal Food, Drug, and Cosmetic Act	115
Financing	97
Financing Sources	114
Food Authorities	114
Form S-4	21
Former Holders	9
Former Service Provider	6
Former Shares	9
Fractional Share Trust	13
FTC	82
GAAP	114
Governmental Entity	114
Governmental Filings	114
Hazardous Materials	34
Healthcare Laws	114
HIPAA	115
HSR Act	18
Indemnified Parties	88
Information Privacy and Security Laws	115
Insurance Law	116
Intellectual Property	116
IRP	33
IRS	25
IT Systems	116
knowledge	116
Law	116
Legal Restraints	100
Letter of Transmittal	9
Liens	28
Mailing Date	9
Marketing Period	116
Merger	Recitals
Merger Consideration	117
Merger Sub	Preamble
Merger Sub II	Preamble
Mergers	Recitals
No Election Shares	4
Notice Period	77
NYSE	13
Parent	Preamble
Parent 401(k) Plan	87
Parent Applicable Date	44
Parent Board	Recitals
Parent Bylaws	41
Parent Capitalization Date	41
Parent Certificate of Incorporation	41
Parent Collective Bargaining Agreements	52
Parent Common Stock	117
Parent Credit Agreements	117
Parent Data Security Policies	57
Parent Disclosure Schedule	40
Parent Equity Awards	8
Parent Indentures	117
Parent Issuers	117
Parent Key Payors	48
Parent Material Adverse Effect	117
Parent Material Contract	48
Parent Material Owned Real Property	53
Parent Material Real Property Leases	53
Parent Owned Real Property	118
Parent Payment Programs	60
Parent Permitted Liens	53
Parent Plans	86

ii

Parent Preferred Stock	41
Parent Products	57
Parent Real Property Lease	119
Parent Regulatory Agreements	60
Parent Regulatory Approvals	43
Parent Restructuring	119
Parent RSA	6
Parent RSU	6
Parent SEC Reports	44
Parent Securities	42
Parent Senior Employee	119
Parent Service Provider	119
Parent Significant Subsidiaries	41
Parent Stock Option	6
Parent Stockholders Agreement	63
Parent Termination Fee	106
Parent Transaction Litigation	89
Parties	Preamble
Party	Preamble
Payoff Amount	92
Payoff Letter	92
Payoff Letters	92
PBGC	26
PCI DSS	33
Permanent Financing	97
Permits	18
Person	119
Personal Information	119
Pre-Effective Time Redemption	94
Privacy Policy	33
Proceeding	119
Proxy Statement/Prospectus	21
Public Health Service Act	115
Redemptions	93
Representatives	74
Required Information	119
Rights Plan	119
Sarbanes-Oxley	19
SEC	19
Second Request	82
Securities Act	19
Software	119
Stock Election	5
Stock Election Consideration	5
Stock Election Exchange Ratio	120
Subsequent Merger	Recitals
Subsidiaries	120
Subsidiary	120
Superior Proposal	78
Surviving Company	2
Surviving Company Organizational Documents	4
Surviving Corporation	2
Tax Return	32
Taxes	31
Treasury Regulations	120
under common control with	113
USDA	120
VMP	33
WBA Asset Purchase Agreement	120
Willful Breach	120
WISP	33

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 18, 2018 (this “Agreement”), is entered into by and among Rite Aid Corporation, a Delaware corporation (the “Company”), Albertsons Companies, Inc., a Delaware corporation (“Parent”), Ranch Acquisition II LLC, a Delaware limited liability company and a wholly-owned direct subsidiary of Parent (“Merger Sub II”) and Ranch Acquisition Corp., a Delaware corporation and a wholly-owned direct subsidiary of Merger Sub II (“Merger Sub,” together with Merger Sub II, the “Merger Subs” and, together with Merger Sub, the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned direct subsidiary of Merger Sub II, and that immediately following the Merger, the Company will merge with and into Merger Sub II (the “Subsequent Merger” and, together with the Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly-owned direct subsidiary of Parent;

WHEREAS, the boards of directors of each of the Company (the “Company Board”), Parent (the “Parent Board”) and Merger Sub has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, advisable and in the best interests of the Company, Parent and Merger Sub, respectively, and their respective stockholders and (b) approved this Agreement and the transactions contemplated hereby, including the Merger, in each case on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, Parent, as the sole member of Merger Sub II, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, advisable and in the best interests of Merger Sub II and (b) approved this Agreement and the transactions contemplated hereby, including the Subsequent Merger, in each case on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the Parent Board, on behalf of Parent, as the sole equityholder of Merger Sub II, has adopted this Agreement and has approved the proposed issuance of Parent Common Stock as Merger Consideration upon the terms and subject to the conditions of this Agreement;

WHEREAS, Parent, on behalf of Merger Sub II, as the sole stockholder of Merger Sub, has adopted this Agreement upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Company Board has, subject to the terms and conditions of this Agreement, unanimously resolved to recommend that the Company’s stockholders approve the adoption of this Agreement;

WHEREAS, for U.S. federal income Tax purposes, it is intended that (a) the Mergers, taken together, be treated as a transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) Parent and the Company each be a party to the reorganization within the meaning of Section 368(b) of the Code, and (c) this Agreement be, and is hereby, adopted as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations; and

WHEREAS, the Company, Parent and the Merger Subs desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and the other transactions contemplated herein.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1                                    The Mergers.  Upon the terms and subject to the conditions set forth in this Agreement:

(a)                                 In accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (hereinafter referred to as the “Surviving Corporation”) and a wholly-owned direct subsidiary of Merger Sub II and (c) the separate corporate existence of the Company, with all of its properties, rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation.  The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

(b)                                 In accordance with the DGCL and the DLLCA, immediately following the effectiveness of the Merger described in clause (a) above, (i) Parent shall cause the Surviving Corporation to be merged with and into Merger Sub II and the separate corporate existence of the Surviving Corporation shall thereupon cease and (ii) Merger Sub II shall be the surviving company in the Subsequent Merger (hereinafter referred to as the “Surviving Company”) and a wholly-owned direct subsidiary of Parent.  Immediately following the effectiveness of the Subsequent Merger described in this clause (b), all the properties, rights, privileges, immunities, powers and franchises of the Surviving Corporation and Merger Sub II shall vest in the Surviving Company and all claims, obligations, debts, liabilities and duties of the Surviving Corporation and Merger Sub II shall become the claims, obligations, debts, liabilities and duties of Merger Sub II as the Surviving Company.  The Subsequent Merger shall have the effects set forth in this Agreement and specified in the DGCL and the DLLCA.

Section 1.2                                    Closing.  The closing for the Mergers (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York, at 9:00 a.m., New York City time, (a) on the third (3rd) Business Day following the day on which the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement, provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Section 8.1 or Section 8.2 (other than those conditions that by their nature are to be satisfied at the Closing), then the Closing shall occur on the third (3rd) Business Day after the final day of the Marketing Period, or (b) such other time, place and date as the Company and Parent may agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3                                    Effective Time.  As soon as practicable following the Closing, the Company and Parent will cause to be filed with the Secretary of State of the State of Delaware executed certificates of merger with respect to the Mergers (the “Certificates of Merger”) as provided in the DGCL.  The Merger shall become effective at the time when the Certificate of Merger with respect to the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and be specified in the Certificate of Merger with respect to the Merger (the “Effective Time”).  The Subsequent Merger shall become effective at the time when the Certificate of Merger with respect to the Subsequent Merger has been duly filed with the Secretary of State of the State of Delaware, which shall be immediately after the Effective Time.

Section 1.4                                    Certificate of Incorporation; Bylaws.

(a)                                 Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or by applicable Law, except that such certificate of incorporation shall be amended by Parent as of the Effective Time to change the name of the Surviving Corporation as used therein to “Rite Aid Corporation” and to contain such provisions as are necessary to give full effect to Section 7.10.

(b)                                 Bylaws.  At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or by applicable Law, except that such bylaws shall be amended by Parent as of the Effective Time to change the name of the Surviving Corporation as used therein to “Rite Aid Corporation” and to contain such provisions as are necessary to give full effect to Section 1.4(a) and Section 7.10.

Section 1.5                                    Certificate of Formation; Limited Liability Company Agreement.  The certificate of formation and limited liability company agreement of Merger Sub II shall remain in effect from and after the Effective Time until the merger of the Surviving Corporation into Merger Sub II immediately following the Effective Time pursuant to Section 1.1(b), at which time the certificate of formation and limited liability company agreement of Merger Sub II shall each remain in effect, except that such certificate of formation and limited liability company agreement shall each be amended by Parent as of the Effective Time to change the name of the Surviving Company as used therein to “Rite Aid LLC” and to contain such provisions as are necessary to give full effect to Section 7.10 (such certificate of formation and limited liability company agreement, as amended after the Effective Time, the “Surviving Company Organizational Documents”).

Section 1.6                                    Managing Member and Officers.

(a)                                 Managing Member.  The Parties shall take all actions necessary so that Parent shall, from and after the Effective Time, be the sole managing member of the Surviving Company until its successor has been duly appointed and qualified or until its earlier resignation or removal in accordance with the Surviving Company Organizational Documents.

(b)                                 Officers.  The Parties shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Organizational Documents.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF COMPANY AND MERGER SUBS

Section 2.1                                    Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subs, their respective stockholders or any other Person:

(a)                                 Conversion of Shares of Company Common Stock.  Subject to the allocation and election procedures in Section 2.4(b), each share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (each, a “Company Share”) (other than Cancelled Shares) shall, subject to Section 2.4(g), be converted into the right to receive and become exchangeable for 0.1000 (the “Base Exchange Ratio”) of a fully paid and nonassessable share of Parent Common Stock (the “Base Consideration”), without interest, plus either:

(i)                                     for each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or redeemed pursuant to Section 2.4, and for each share of Company Common Stock with respect to which a stockholder has not made a Cash Election or a Stock Election (as defined below) (“No Election Shares”), an amount in cash equal to $0.1832 per share (the “Additional Cash Consideration” and, together with the Base Consideration, the “Cash Election Consideration”), without interest; provided, that to the extent the aggregate Additional Cash Consideration to be paid to any holder of shares of Company Common Stock for all such holder’s shares of Company Common Stock held in a single account would result in such stockholder being entitled to a fraction of a cent in cash with respect to the shares of Company Common Stock held in such account, such aggregate amount shall be rounded down to the nearest whole cent; or

(ii)                                  for each share of Company Common Stock with respect to which an election to receive additional Parent Common Stock (a “Stock Election”) has been effectively made and not revoked pursuant to Section 2.4, 0.0079 (the “Additional Stock Election Exchange Ratio”) of a fully paid and nonassessable share of Parent Common Stock (the “Additional Stock Consideration” and, together with the Base Consideration, the “Stock Election Consideration”), without interest.

All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “Certificate”) or of shares in book-entry form (each, a “Book-Entry Share”) that immediately prior to the Effective Time represented any such Company Shares shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration and any dividends or distributions to which holders became entitled upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.4(b), without interest.

(b)                                 Cancelled Shares.  All Company Shares that are owned, directly or indirectly, by Parent, Merger Sub or the Company (including Company Shares held as treasury stock by the Company), and in each case not held on behalf of third parties, immediately prior to the Effective Time (collectively, the “Cancelled Shares”), shall automatically cease to be outstanding and be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)                                  Conversion of Shares of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into one (1) fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)                                 Certain Adjustments.  If, after the date hereof and prior to the Effective Time, the Company or Parent pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Company Common Stock or Parent Common Stock, respectively (in each case, subject to the approval of the Company or Parent, respectively, pursuant to Section 5.1 or Section 6.1, as applicable), then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

Section 2.2                                    Conversion of Shares of Surviving Corporation Common Stock.  Each share of common stock, par value $0.01 per share, of the Surviving Corporation, issued and outstanding at the effective time of the Subsequent Merger, shall be converted into one (1) fully paid and nonassessable membership unit of the Surviving Company and shall constitute the only outstanding membership units of the Surviving Company.

Section 2.3                                    Treatment of Company Equity Awards.

(a)                                 Company Stock Options.  At the Effective Time, each option to purchase Company Common Stock granted under any Company Stock Plan that is outstanding and unexercised immediately prior to the Effective Time (each, a “Company Stock Option”), including any such Company Stock Option held by a current or former non-employee director, consultant, employee or other service provider of the Company who is not a Continuing Employee or Continuing Service Provider (each, a “Former Service Provider”), whether or not then vested or exercisable, shall be assumed by Parent and shall be converted into a stock option to acquire a number of shares of Parent Common Stock (a “Parent Stock Option”), on the same terms and conditions as were applicable to such Company Stock Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in this Agreement), equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Base Exchange Ratio, with any fractional shares rounded down to the nearest whole number of shares after aggregating each individual holder’s Company Stock Options with the same exercise price.  The exercise price per share of Parent Common Stock subject to each such Parent Stock Option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the excess of (x) the per share exercise price of such Company Stock Option immediately prior to the Effective Time over (y) the Additional Cash Consideration divided by (B) the Base Exchange Ratio; provided that, each Company Stock Option shall be adjusted in a manner which complies with Section 409A of the Code.

(b)                                 Company RSUs.  Except as described in Section 2.3(d), at the Effective Time, each outstanding time- or performance-vesting restricted stock unit granted under any Company Stock Plan (each, a “Company RSU”), whether or not then vested, shall be assumed by Parent and shall be converted into a restricted stock unit award (a “Parent RSU”), on the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including settlement in cash with respect to any Company RSU that by its terms provides for settlement in cash and settlement in Parent Common Stock with respect to any Company RSU that by its terms provides for settlement in Company Common Stock, but in all cases taking into account any changes thereto provided for in this Agreement), relating to the number of shares of Parent Common Stock equal to the product of (i) the number of Company RSUs held by the holder thereof immediately prior to the Effective Time, assuming achievement of any applicable performance metrics at the target level of achievement, multiplied by (ii) the Stock Election Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares.

(c)                                  Company RSAs.  Except as described in Section 2.3(d), at the Effective Time, each outstanding restricted share award granted under any Company Stock Plan (each, a “Company RSA”), whether or not then vested, shall be assumed by Parent and shall be converted into a restricted share award (each, a “Parent RSA”) on the same terms and conditions as were applicable to such Company RSA immediately prior to the Effective Time (but taking into account any changes thereto provided for in this Agreement), relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSA multiplied by (ii) the Base Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares, plus, a number of shares of

Parent Common Stock or an amount in cash equal to the product of (X) the number of shares of Company Common Stock subject to such Company RSA immediately prior to the Effective Time multiplied by (Y) the Additional Stock Consideration or the Additional Cash Consideration, as elected by the holder of such Company RSA in accordance with Section 2.1 and Section 2.4, with the settlement or payment of such resulting number of shares of Parent Common Stock or an amount in cash, as applicable, to be made to the holder of such Company RSA in accordance with Section 2.3(f).

(d)                                 Certain Company RSAs and Company RSUs.  Notwithstanding Section 2.3(b) and Section 2.3(c), with respect to each Company RSA and Company RSU held by a Former Service Provider, (i) the vesting shall be fully accelerated at the Effective Time (and all restrictions thereupon shall lapse), and (ii) subject to Section 2.3(g), in respect of such outstanding Company RSA or Company RSU, such Former Service Provider shall be entitled to receive that number of whole shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSA or Company RSU immediately prior to the Effective Time (assuming achievement of any applicable performance metrics at the target level of achievement) multiplied by (B) the Base Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares, plus, a number of shares of Parent Common Stock or an amount in cash equal to the product of (X) the number of shares of Company Common Stock subject to such Company RSA or Company RSU immediately prior to the Effective Time (assuming achievement of any applicable performance metrics at the target level of achievement) multiplied by (Y) the Additional Stock Consideration or the Additional Cash Consideration, as elected by the holder of such Company RSA and Company RSU in accordance with Section 2.1 and Section 2.4; provided, that notwithstanding the foregoing, with respect to any Company RSU that by its terms provides for settlement in cash, the Former Service Provider shall be entitled to receive the cash value of the number of whole shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time (assuming achievement of any applicable performance metrics at the target level of achievement) multiplied by (B) the Base Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares, plus, an amount in cash equal to the product of (X) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time (assuming achievement of any applicable performance metrics at the target level of achievement) multiplied by (Y) the Additional Cash Consideration (for the avoidance of doubt, the holder shall not have the right to elect Additional Stock Consideration); and further provided, that to the extent payment in respect of any such Company RSU within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.  In no event shall the Company RSAs and Company RSUs described in this Section 2.3(d) be assumed by Parent.

(e)                                  Corporate Actions.

(i)                                     At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the treatment of the Company Stock Options, Company RSAs and Company RSUs (collectively, the

“Company Equity Awards”) as contemplated by the provisions of Section 2.3(a), Section 2.3(b), Section 2.3(c) and Section 2.3(d).

(ii)                                  At the Effective Time, Parent shall assume all obligations of the Company under the Company Stock Plans, each outstanding Parent Stock Option, Parent RSA and Parent RSU (collectively, the “Parent Equity Awards”) and the agreements evidencing the grants of the Company Equity Awards underlying the Parent Equity Awards, and shall administer and honor all such Parent Equity Awards in accordance with the terms and conditions of such agreements and the Company Stock Plans pursuant to which the Company Equity Awards underlying the Parent Equity Awards were granted (subject to the adjustments required by reason of this Agreement).  As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock subject to such Parent Stock Options, Parent RSAs and Parent RSUs, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options, Parent RSAs and Parent RSUs remain outstanding.

(f)                                   Notwithstanding anything else to the contrary in this Article II, any payment to which a current or former employee of the Company or any subsidiary of the Company becomes entitled pursuant to this Section 2.3 shall be made through the Surviving Company’s payroll as promptly as practicable following the Effective Time.  Parent shall cause the Exchange Agent to make the payments under this Section 2.3 payable to holders who are not current or former employees of the Company or any subsidiary in accordance with Section 2.1.

(g)                                  Parent, the Company, Surviving Company or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Equity Awards, such amounts as Parent, the Company, the Surviving Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law.  To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Parent, the Surviving Company or the Exchange Agent, as applicable, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, the Company, the Surviving Company or the Exchange Agent, as applicable.

Section 2.4                                    Exchange of Certificates.

(a)                                 Deposit of Merger Consideration.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Common Stock, (i) evidence of its ability to issue the Parent Common Stock to be issued pursuant to the Merger in book-entry form and (ii) cash in an amount sufficient to pay any cash payable in the Merger pursuant to Article II, including cash in an amount sufficient to pay the Additional Cash Consideration and any cash payable in the Merger in lieu of fractional shares pursuant to Section 2.4(g).  Following the Effective Time, Parent shall deposit promptly, or cause to be deposited, with the Exchange Agent any dividends or distributions to which the holders of Parent Common Stock issued in the Merger may be entitled pursuant to Section 2.4(c) in an amount sufficient to pay such dividends or distributions to such holders of Parent Common Stock.  Such certificates (or evidence of book-entry form, as the case may be) for shares of Parent Common Stock, together with any dividends or distributions with respect thereto and the cash payable in lieu of fractional shares, are hereinafter referred to as the “Exchange Fund.”  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on cash amounts payable pursuant to this Section 2.4(a).  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent; provided, however, to the extent that there are any losses with respect to any such investments, or such cash diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment of amounts under Article II, Parent shall promptly replace or restore the cash so as to ensure that there is sufficient cash for the Exchange Agent to make all such payments.

(b)                                 Exchange Procedures.

(i)                                     Appointment of Exchange Agent.  Prior to the Mailing Date, the Company and Parent shall jointly designate Broadridge Financial Solutions, Inc. to act as exchange agent (or if Broadridge Financial Solutions, Inc. is unwilling or unable to serve as exchange agent, a bank or trust company mutually agreed upon by the Company and Parent) (the “Exchange Agent”), for the purpose of exchanging the Certificates and the Book-Entry Shares for the Merger Consideration in accordance with this Agreement.

(ii)                                  Letter of Transmittal.  Parent shall instruct the Exchange Agent to mail, as promptly as practicable after the Effective Time (and in no event more than four (4) Business Days following the Effective Time), to each record holder, as of the Effective Time, of Company Common Stock (such holders, “Former Holders” and such shares, the “Former Shares”): (A) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Former Shares, shall pass, only upon delivery of the Certificates to the Exchange Agent, or in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal (or effective affidavits of loss, theft or destruction in lieu thereof meeting the requirements of Section 2.4(i)), and shall be in customary form and have such other provisions as are reasonably satisfactory to both of Parent and the Company) and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for exchange of the applicable Merger Consideration therefor.

(iii)                               Choice of Election; Election Form.  Not less than thirty (30) days prior to the Election Deadline (the “Mailing Date”), Parent shall instruct the Exchange Agent to send to each record holder, as of five (5) Business Days prior to the Mailing Date, of Company Common Stock an election form in such form as Parent and the Company shall specify (the “Election Form”).  Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions) to specify (A) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Stock Election, (B) the number of shares of such holder’s

Company Common Stock with respect to which such holder makes a Cash Election or (C) that such holder makes no election with respect to such holder’s Company Common Stock, and, in the case of each of (A) and (B), the particular shares for which the holder desires to make such election.  Any shares of Company Common Stock with respect to which the Exchange Agent does not receive a properly completed Election Form during the period from the Mailing Date to the Election Deadline shall be deemed to be No Election Shares.  As used herein, unless otherwise jointly agreed in advance by the Company and Parent, “Election Deadline” means 5:00 p.m. New York City time on a date mutually agreed by the Company and Parent but which in no event shall be less than one (1) day prior to the anticipated Closing Date.  Parent and the Company shall issue a joint press release reasonably satisfactory to each of them announcing the anticipated date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the anticipated date of the Election Deadline.  If the parties jointly agree to postpone the Election Deadline to a later date, Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.  Any election made pursuant to this Section 2.4(b) shall have been properly made only if the Exchange Agent shall have received a properly completed Election Form by the Election Deadline.  Any Election Form may be revoked or changed by the person submitting the form, by written notice received by the Exchange Agent prior to the Election Deadline.  In the event an Election Form is revoked prior to the Election Deadline and no subsequent election is properly made prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall be deemed No Election Shares.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in the Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  None of Parent, Merger Sub, Merger Sub II, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.  The Election Form shall indicate in a clear and unambiguous manner that a stockholder’s failure to make a proper election prior to the Election Deadline will result in such stockholder receiving Cash Election Consideration for such No Election Shares, and shall provide stockholders with a toll-free number to contact the Exchange Agent with any questions concerning making an election.

(iv)                              Exchange of Certificates.  Upon surrender in accordance with this Section 2.4(b) by a Former Holder to the Exchange Agent of a Certificate or a Book-Entry Share, as applicable, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, each Former Holder shall be entitled to receive in exchange therefor: (A) a book-entry representing that number of shares of Parent Common Stock (rounded down) which such Former Holder has the right to receive in accordance with this Article II in respect of its Former Shares after taking into account all stock then held by such Former Holder, and any Certificate surrendered in respect thereof shall forthwith be marked as cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 2.4(f)) equal to any cash in lieu of fractional shares that such Former Holder has the right to receive pursuant to Section 2.4(g) plus any cash dividends or other distributions that such Former Holder has the right to receive pursuant to Section 2.4(c).  If issuance of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such issuance shall have paid to the Exchange Agent any transfer and other Taxes required by reason of the issuance of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable.

(v)                                 Surrender of Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate but shall be required to deliver an executed Letter of Transmittal and/or an “agent’s message” to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II.  Each holder of record of one or more Book-Entry Shares whose shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time or following the Exchange Agent’s receipt of an “agent’s message” and/or the applicable Letter of Transmittal (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after such time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article II.

(vi)                              No Further Rights in Company Common Stock.  From and after the Effective Time, no interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.  Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II.  All Merger Consideration paid or issued upon such surrender shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the stockholders of the Company in their capacity as stockholders of the Company prior to the Effective Time.  At the Effective Time, the stock transfer book of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Former Shares.  After the Effective Time, Certificates or Book-Entry Shares presented to Parent or the Company for transfer shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(c)                                  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date on or following the Effective Time issuable with respect to the Former Shares, nor the cash payment in lieu of fractional shares, shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article II.  Upon surrender in accordance with the procedures set forth in this Article II, there shall be issued to the holder of Former Shares issued in exchange therefor, without interest,

(i) at the time of surrender, the amount of any dividends or other distributions payable with respect to those shares of Parent Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

(d)                                 Termination of Exchange Fund.  Unless a longer period is prescribed by applicable Law, any portion of the Exchange Fund that remains undistributed to holders of Company Common Stock on the nine (9) month anniversary of the Effective Time shall be delivered to Parent, upon demand by Parent, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for any part of the Merger Consideration and any dividends or distributions with respect to shares of Parent Common Stock.

(e)                                  No Liability.  To the extent permitted under applicable Law, any Merger Consideration and any dividends or other distributions payable to any holder of Company Common Stock in accordance with Section 2.4(c) that remained undistributed to the holders of Company Common Stock shall be deemed to and become the property of Parent on the Business Day immediately prior to the day that such property is required to be delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.  To the extent permitted under applicable Law, none of Merger Sub, Parent, the Company or the Exchange Agent shall be liable to any holder of Company Common Stock for any such property delivered to Parent or to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)                                   Withholding.  Each Party shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law.  To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(g)                                  No Fractional Shares.  Notwithstanding anything in this Agreement to the contrary, no fraction of a share of Parent Common Stock shall be issued in connection with the Merger, and in lieu thereof, any holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock shall be paid upon surrender of shares of Company Common Stock for exchange (and after taking into account and aggregating the total number of shares of Parent Common Stock to be issued in exchange for the shares of Company Common Stock represented by all Certificates, or Book-Entry Shares, as applicable, surrendered by such holder and the shares of Parent Common Stock received by such holder as a result of both the Base Exchange Ratio and the Additional Stock Election Exchange Ratio) cash in an amount (without interest and rounded to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent, on behalf of all such holders, of shares of Parent Common Stock which would otherwise be issued (“Excess Shares”).  As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at then-prevailing prices on the New York Stock Exchange (the “NYSE”) in the manner provided in this Section 2.4(g), which sales shall be executed in round lots to the extent practicable.  Until the share proceeds of such sales have been distributed to the holders of shares of Company Common Stock, or the Exchange Fund is terminated, the Exchange Agent shall hold such share proceeds in trust for the benefit of the holders of shares of Company Common Stock (the “Fractional Share Trust”).  All commissions, transfer Taxes and other out-of-pocket transaction costs incurred in connection with such sale or sales of the Excess Shares shall be deducted from the Fractional Share Trust. The Exchange Agent shall determine the portion of the Fractional Share Trust to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate share proceeds comprising the Fractional Share Trust by a fraction, the numerator of which is the amount of the fractional share interests to which such holder of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Common Stock would otherwise be entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to each holder of Company Common Stock with respect to any fractional share interests, following compliance by such holder with the exchange procedures set forth in Section 2.4(b) and in the Letter of Transmittal, the Exchange Agent shall make available such amounts to such holders, without interest.  No dividend or distribution with respect to shares of Parent Common Stock shall be payable on or with respect to any fractional interests and such fractional interests shall not entitle the owner thereof to any rights of a member of the Surviving Corporation or the Surviving Company.  Nothing in this clause (g) shall affect the right of a holder of Company Common Stock who has made a Cash Election to receive Additional Cash Consideration in accordance with Section 2.1(a)(i), regardless of whether such holder of Company Common Stock is to receive cash in lieu of fractional shares.

(h)                                 Any portion of the Exchange Fund and Fractional Share Trust that remains unclaimed by former stockholders of the Company entitled thereto one hundred and eighty (180) days after the Effective Time shall be returned to Parent and such former stockholders shall thereafter look only to Parent for payment of the Merger Consideration, without any interest thereon. Any such portion of the Exchange Fund and Fractional Share Trust remaining unclaimed by such former stockholders five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(i)                                     Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof and the holder’s compliance with any other replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it, Parent or any other Party with respect to the Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends or other distributions as may be required pursuant to this Article II in respect of Company Common Stock represented by such lost, stolen or destroyed Certificates, without interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and the Merger Subs that, except (a) other than with respect to Section 3.3(a) and the first sentence of, and clause (i) of the second sentence of, Section 3.3(b), as disclosed in the Company SEC Reports filed with, or furnished to, the SEC on or after February 28, 2016 and publicly available no less than one (1) Business Day prior to the date of this Agreement (excluding any disclosures set forth therein under the heading “Risk Factors” (other than factual information contained therein) or in any “forward-looking statements” disclaimer or other disclosures to the extent they are similarly predictive or forward-looking in nature) or (b) as set forth in the corresponding sections or subsections of the disclosure schedules delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face:

Section 3.1                                    Organization and Qualification; Subsidiaries.  Each of the Company and its subsidiaries (a) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (b) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case of clauses (a) and (b), in the case of subsidiaries of the Company, where the failure to be so qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Section 3.1 of the Company Disclosure Schedule sets forth the Company’s or its subsidiaries’ direct or indirect ownership interest, as of the date of this Agreement, in any Person not directly or indirectly wholly-owned by the Company, other than securities in a publicly traded company held for investment by the Company or any of its subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such Person.  All “significant subsidiaries” (as such term is defined under Regulation S-X, after giving pro forma effect to the sale of the 1,932 stores and assets related thereto (other than the distribution centers) to Walgreen Co. pursuant to the WBA Asset Purchase Agreement) (“Company Significant Subsidiaries”), and their respective jurisdictions of organization are identified as such in the Company SEC Reports or on Section 3.1 of the Company Disclosure Schedules.

Section 3.2                                    Certificate of Incorporation and Bylaws.  The Company has heretofore made available to Parent in the Data Room a correct and complete copy of the amended and restated certificate of incorporation, as amended through the date hereof (the “Company Certificate of Incorporation”), and the amended and restated bylaws, as amended through the date hereof (the “Company Bylaws”), of the Company.  The Company Certificate of Incorporation and the Company Bylaws are in full force and effect as of the date hereof.  The

Company has made available to Parent in the Data Room prior to the date of this Agreement complete and correct copies of the certificates of incorporation and bylaws or comparable governing documents, each as amended through the date hereof, of each of the Company Significant Subsidiaries, and each as so delivered is in full force and effect as of the date hereof.  The Company is not in violation of any provision of the Company Certificate of Incorporation or Company Bylaws in any respect material to the Company and its subsidiaries, taken as a whole.

Section 3.3                                    Capitalization.

(a)                     The authorized capital stock of the Company consists of (i) 1,500,000,000 shares of Company Common Stock, and (ii) 20,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”).  As of immediately prior to the Effective Time, the Company shall have no shares of Company Preferred Stock and no more than 1,118,750,658 shares of Company Common Stock (assuming the Rights Plan has not been triggered and not including any Company RSU that by its terms provides for settlement in cash), on a fully diluted, as converted and as exercised basis outstanding.  As of the close of business on February 16, 2018 (the “Company Capitalization Date”):

(i)                                     1,067,646,408 shares of Company Common Stock were issued and outstanding, other than Company RSAs;

(ii)                                  no shares of Company Preferred Stock were issued or outstanding;

(iii)                               no shares of Company Common Stock were held by the Company in its treasury;

(iv)                              there were (A) Company Stock Options outstanding with a weighted average exercise price of $2.58 per share, entitling the holders thereof, upon exercise, to receive an aggregate of up to 26,987,463 shares of Company Common Stock, (B) 12,600,631 Company RSAs outstanding, and (C) 2,451,000 or 5,520,000 Company RSUs (assuming the achievement of applicable performance criteria at the target level of achievement and maximum level of achievement, respectively and, for the avoidance of doubt, excluding any Company RSU that provides for cash settlement) outstanding, in each such case, as granted or provided for under the Company Stock Plans.

(b)                                 From the close of business on the Company Capitalization Date through the date of this Agreement, no shares of Company Common Stock, Company Preferred Stock, Company Equity Awards or other rights to purchase or receive (or that are valued by reference to) Company Shares have been granted or issued, except for Company Shares issued pursuant to the exercise of Company Stock Options, the vesting of Company RSAs or the vesting of Company RSUs, in each case, that were outstanding on the Company Capitalization Date and in accordance with their terms.  Except as set forth in Section 3.3(a) or granted after the date hereof in accordance with Section 5.1, (i) there are not outstanding, authorized or reserved for issuance any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) options, warrants, calls, phantom stock or other rights to acquire from the Company, or obligations of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company or (D) rights issued by the Company or any subsidiary of the Company that are linked to, or based upon, the value of shares of capital stock or voting securities of the Company (collectively, “Company Securities”), and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.  All outstanding Company Shares, and all Company Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights.  Each of the outstanding shares of capital stock or other voting securities of each of the Company’s subsidiaries is (i) duly authorized, validly issued, fully paid and nonassessable, to the extent such concept is applicable, (ii) owned by the Company or another subsidiary of the Company and (iii) owned free and clear of all Liens and limitations in voting rights (other than (x) Company Permitted Liens described in clause (F) of the definition thereof and (y) transfer and other restrictions under applicable federal and state securities Laws).  There are not outstanding or authorized any (A) securities of any of the Company’s subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any such subsidiary, (B) preemptive rights, options, warrants, calls, phantom stock, conversion rights, redemption rights, repurchase rights or other rights to acquire from the Company or any of the Company’s subsidiaries, or obligations of the Company or any of the Company’s subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of any such subsidiary or (C) rights issued by the Company or a Company subsidiary that are linked to, or based upon, the value of shares of capital stock or other voting securities of the Company’s subsidiaries.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter pursuant to the terms thereof.  No subsidiary of the Company owns any shares of Company Common Stock.

(c)                                  Section 3.3(c) of the Company Disclosure Schedule contains a correct and complete list, as of the date hereof, of Company Stock Options, Company RSAs and Company RSUs, including the holder, date of grant, vesting schedule, number of shares of Company Common Stock covered by or subject to the award (including, with respect to performance-vesting Company RSUs, the target and maximum number of shares of Company Common Stock subject to the award), the Company Stock Plan under which the award was granted and, where applicable, exercise price and term.  There are no other rights to purchase or receive the Company Common Stock granted under the Company Stock Plans or otherwise other than the Company Equity Awards disclosed on Section 3.3(c) of the Company Disclosure Schedule, and those granted in accordance with Section 5.1.  All grants of Company Equity Awards were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with the applicable Company Stock Plan and applicable Law, including the applicable requirements of the NYSE.

Section 3.4                                    Authority.  The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Company

Common Stock entitled to vote thereon at the Company Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and the Merger Subs, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).  The Company Board, at a duly called and held meeting, has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, approved this Agreement and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger (the “Company Recommendation”) and (b) directed that this Agreement be submitted to the stockholders of the Company for their adoption.  The only vote of the stockholders of the Company required to adopt and approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5                                    No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Mergers and the other transactions contemplated hereby will not, subject to obtaining the Company Requisite Vote, (i) conflict with or violate the Company Certificate of Incorporation or Company Bylaws, (ii) conflict with or violate the certificates of incorporation, bylaws or the comparable governing documents of any subsidiary of the Company, (iii) assuming that all consents, approvals, authorizations and Permits contemplated by clauses (i) through (vi) of subsection (b) below have been obtained, and all filings and notifications described in such clauses of subsection (b) below have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its subsidiaries or any of their respective assets or properties or (iv) result in any breach or violation of or constitute a default (or an event, which, with notice or lapse of time or both, would become a default) or result in the loss of a benefit to which the Company or its subsidiaries are entitled under, give rise to any right of termination, cancellation, adverse amendment or acceleration of, require notice or consent under, or result in the creation of a Lien (except a Company Permitted Lien) on any of the material assets or properties of the Company or any of its subsidiaries pursuant to, any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or their respective assets or properties are bound, except, in the case of clauses (ii), (iii) and (iv), for any such conflict, violation, Lien, breach, default, loss, right, requirement of notice or consent or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The execution, delivery and performance of this Agreement by the Company and the consummation of the Mergers and the other transactions contemplated hereby by the Company do not require any Governmental Filings by the Company, except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange

Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement/Prospectus), and state securities, takeover and “blue sky” laws, (ii) filings or notifications required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (including the filing of a premerger “Notification and Report Form” by the Company under the HSR Act), (iii) filings required under, and compliance with other applicable requirements of, the NYSE, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) the Governmental Filings described in Section 3.5(b) of the Company Disclosure Schedule (collectively, the “Company Healthcare and Insurance Regulatory Approvals”) and (vi) any such Governmental Filings the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)                                  The Company Board has taken, or caused to be taken, all necessary actions so that (i) none of the execution or delivery of this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement will result in (1) any of Parent or the Merger Subs being deemed to be an Acquiring Person (as defined in the Rights Plan), (2) the occurrence of a Triggering Event (as defined in the Rights Plan), or (3) the distribution of Rights Certificates (as defined in the Rights Plan) separate from the certificates representing the shares of Company Common Stock, and (ii) the Rights Plan will be of no further force or effect pursuant to the terms of the Rights Plan as of no later than immediately prior to the Effective Time.

Section 3.6                                    Compliance with Laws; Permits; Investigations.

(a)                                 Since the Company Applicable Date, the business of the Company and its subsidiaries has been, and is being, conducted in compliance with all Laws applicable to the Company or any of its subsidiaries, except for such failures in compliance as have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and the Company and its subsidiaries have not received any written notice or any other communication alleging any non-compliance with any such Laws, except for any such non-compliance as have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Each of the Company and its subsidiaries has all required governmental licenses, permits, certificates, approvals, registrations and authorizations (“Permits”) necessary for it to conduct its business and to own and operate its properties and assets, as conducted, owned and operated as of the date hereof, except where the failure to have such Permit has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, all such Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, there are no actions pending or, to the knowledge of the Company, threatened in writing, that seek the revocation, limitation, cancellation, suspension or other adverse modification of any Permit, except where such revocation, limitation, cancellation, suspension or other adverse modification has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the

Company, there is no basis to believe that any such Permit will not be renewable upon its expiration, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)                                  As of the date hereof, to the knowledge of the Company, no investigation, inquiry, enforcement action, or non-routine review or inspection by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or has been threatened in writing, except for such investigation, inquiry, enforcement action or non-routine review or inspection the outcome of which has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, neither the Company nor any of its subsidiaries has since the Company Applicable Date been charged by any Governmental Entity with, or to the knowledge of the Company, investigated for, a violation of any Antitrust Law applicable to the Company or any of its subsidiaries or entered any settlement, memorandum of understanding or similar agreement with a Governmental Entity in respect of a violation or alleged violation of any such Antitrust Law, except, in each case, for any such violation that has not been and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

Section 3.7                                    SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)                                 The Company has timely filed or otherwise furnished all material forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since February 28, 2016 (the “Company Applicable Date”) (all such forms, reports, statements, certificates and other documents filed or furnished since the Company Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “Company SEC Reports”).  As of their respective filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing.  As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the Company SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Reports has been amended or superseded by a later Company SEC Report filed prior to the date of this Agreement.  Since the Company Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.  None of the Company’s subsidiaries is as of the date hereof, or has been since the Company Applicable Date, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.  The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since the Company Applicable Date and prior to the date hereof relating to the Company SEC

Reports and all written responses of the Company thereto prior to the date hereof, other than with respect to requests for confidential treatment or which are otherwise publicly available on EDGAR.  To the knowledge of the Company, there are no outstanding or unresolved comments in comment letters received prior to the date hereof from the SEC staff with respect to any Company SEC Reports and none of the Company SEC Reports is the subject of ongoing SEC review.

(b)                                 The audited consolidated financial statements of the Company (including all notes thereto) and its subsidiaries included in the Company SEC Reports have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and their consolidated results of operations, comprehensive income (loss), cash flows and stockholders’ equity (deficit) for the periods indicated.  The unaudited consolidated financial statements of the Company (including any related notes thereto and any financial statements giving pro forma effect to the sale of the 1,932 stores, three distribution centers and assets related thereto to Walgreen Co. pursuant to the WBA Asset Purchase Agreement) for all interim periods included in the Company SEC Reports have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated therein in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and their consolidated results of operations, comprehensive income (loss), cash flows and stockholders’ equity (deficit) for the periods indicated (subject to normal and recurring period-end adjustments and to any other adjustments described therein or in the notes thereto).

(c)                                  The Company maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 of the Exchange Act.  Such internal controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  Such internal controls are sufficient to provide reasonable assurance in all material respects regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes, in each case, in accordance with GAAP.  The Company has disclosed based on its most recent evaluation of internal controls prior to the date of this Agreement to the Company’s auditors and the audit committee of the Company Board (i) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 13a-15(f) of the Exchange Act.

(d)                                 Except (i) as reflected, accrued or reserved against in the Company’s unaudited consolidated balance sheet as of December 2, 2017 or the notes thereto included in the Company SEC Reports, (ii) for liabilities or obligations incurred in the ordinary course of business since March 4, 2017 and (iii) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement or the transactions contemplated by the WBA Asset Purchase Agreement and each of the ancillary agreements related thereto, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or in the notes thereto), other than those which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)                                  As of the close of business on January 27, 2018, the aggregate principal amount of loans outstanding (excluding undrawn letters of credit) under the Company Credit Agreement was $1,145,000,000.

Section 3.8                                    Pro Forma Financial Statements.  The Company has filed with the SEC pro forma financial statements of the Company and the related notes thereto (which financial statements were included as Exhibit 99.2 to the Company’s Form 8-K, filed with the SEC on January 22, 2018) that give pro forma effect to the sale of the 1,932 stores, three distribution centers and assets related thereto to Walgreen Co. pursuant to the WBA Asset Purchase Agreement and the use of proceeds therefrom.  Such pro forma financial statements present fairly the information contained therein (subject to the assumptions and limitations contained therein), have been prepared in accordance with the SEC’s rules and guidelines with respect to pro forma financial statements and have been properly presented on the bases described therein, in each case, in all material respects.  The assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein, in each case, in all material respects.

Section 3.9                                    Information Supplied.  The information relating to the Company and its subsidiaries to be contained in the proxy statement in preliminary and definitive form relating to the Company Stockholders Meeting, which will be used as a prospectus of Parent with respect to the issuance of Parent Common Stock in the Merger (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and the registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the “Form S-4”) will not, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the stockholders of the Company, or at the time the Form S-4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, or at the time of the Company Stockholders Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable federal securities Laws.  Notwithstanding the foregoing provisions of this Section 3.9, no representation or warranty is made by the Company with respect to any portion of the Proxy

Statement/Prospectus or the Form S-4 that was based on information supplied by or on behalf of Parent or the Merger Subs for inclusion or incorporation by reference therein.

Section 3.10                             Contracts.

(a)                                 Except (v) for this Agreement, (w) for the Contracts filed as exhibits to the Company SEC Reports filed prior to the date of this Agreement, (x) for the Company Plans and Company Stock Plans, (y) for any contracts that are terminable (and will continue to be terminable after the Effective Time) by the Company or any of its subsidiaries party thereto on no more than sixty (60) days’ notice without material penalty or other liability or (z) as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries, as of the date hereof, is party to or bound by any legally binding note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument, obligation or arrangement (each, a “Contract”) that:

(i)                                     is required to be filed by the Company as a “material contract” pursuant to Item 601 of Regulation S-K under the Securities Act;

(ii)                                  contains covenants binding upon the Company or any of its subsidiaries, in each case, that are material to the Company and its subsidiaries, taken as a whole, that (A) restrict the ability (other than to the extent described in clause (C)(1) below) of the Company (or, following the Effective Time, Parent or its subsidiaries or the Surviving Company) or any of its subsidiaries or Affiliates to engage or compete in any business or sell, supply, acquire, license or distribute any product or service, in each case, in any market or geographic area, with any Person or during any period of time, or that would require the disposition of any material assets or line of business of the Company or its subsidiaries, or, in each case, after the Effective Time, Parent or its subsidiaries, (B) (1) grant “most favored nation” status to another Person and (2) pursuant to such Contract the Company or any of its subsidiaries collectively received, during the twelve (12) month period ended December 2, 2017, more than $50,000,000 or (C) (1) include exclusive or preferred purchasing arrangements or similar provisions expressly obligating the Company or any of its subsidiaries to obtain all of its requirements for, or a minimum quantity of, certain merchandise exclusively from any vendor for merchandise resold by the Company or any of its subsidiaries, except, in each case, any purchase orders entered into in the ordinary course of business, and (2) pursuant to such Contract the Company or any of its subsidiaries collectively paid, during the twelve (12) month period ended December 2, 2017, more than $50,000,000;

(iii)                               is a services agreement, equipment lease, logistics agreement, information technology agreement or agreement related to software (other than any architectural or construction-related Contract) in connection with which or pursuant to which the Company or any of its subsidiaries collectively paid, during the twelve (12) month period ended December 2, 2017, more than $50,000,000 to any Person;

(iv)                              other than with respect to any partnership or limited liability company that is wholly owned by the Company or any of its wholly-owned subsidiaries, is a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture, partnership, limited liability company or other similar Person, in each case, that is material to the Company and its subsidiaries, taken as a whole;

(v)                                 is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or any other Contract relating to indebtedness for borrowed money or the deferred purchase price for property, in each case having an outstanding amount in excess of $2,500,000 individually, other than any such Contract between or among any of the Company and any of its wholly-owned subsidiaries;

(vi)                              prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibits the pledging of the capital stock of the Company or any subsidiary of the Company, prohibits the issuance of guarantees by the Company or any subsidiary of the Company or grants any rights of first refusal or rights of first offer or similar rights or that limits or proposes to limit the ability of the Company or any of its subsidiaries or Affiliates to sell, transfer, pledge or otherwise dispose of any assets or businesses, in each case, that is material to the Company and its subsidiaries, taken as a whole;

(vii)                           is an agreement under which the Company or any of its subsidiaries has any obligations to make a capital contribution to, or other investment in the securities of, any Person (other than (A) to the Company or any of its wholly-owned subsidiaries, (B) extensions of credit in the ordinary course of business consistent with past practice and (C) investments in marketable securities in the ordinary course of business), in each case, that is material to the Company and its subsidiaries, taken as a whole;

(viii)                        is an agreement with respect to any acquisition or divestiture (other than, for the avoidance of doubt, for acquisitions or dispositions of inventory, merchandise, products, services, properties and assets in the ordinary course of business) pursuant to which the Company or any of its subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $5,000,000;

(ix)                              is between the Company or any of its subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent (5%) or more of the outstanding Company Shares or any of their respective Affiliates, on the other hand, except for any Company Plan;

(x)                                 contains a standstill or similar agreement that will be in effect as of the Closing pursuant to which the Company or any of its subsidiaries has agreed not to acquire assets or securities of another Person;

(xi)                              contains a put, call or similar right pursuant to which the Company or any of its subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets, in each case with a value in excess of $5,000,000;

(xii)                           is a Company Material Real Property Lease;

(xiii)                        is a Contract (including purchasing agreements, group purchasing agreements and excluding work orders, statements of work, purchase orders and similar contracts) pursuant to which the Company or any of its subsidiaries collectively paid, during the twelve (12) month period ended December 2, 2017, more than $50,000,000 to any Person; or

(xiv)                       is with any of the Company’s top ten (10) commercial payors (measured by prescription revenue of the Company after giving pro forma effect to the transactions contemplated by the WBA Asset Purchase Agreement during the twelve (12) month period ended on December 2, 2017) (the “Company Key Payors”).

(b)                                 Each Contract set forth or required to be set forth in Section 3.10 of the Company Disclosure Schedule or filed as an exhibit (or incorporated by reference) to the Company SEC Reports filed prior to the date of this Agreement as a “material contract” pursuant to Item 601 of Regulation S-K under the Securities Act (and to the extent so disclosed as a “material contract” under Regulation S-K in force as of the date hereof) is referred to herein as a “Company Material Contract.”  Each of the Company Material Contracts is valid and binding on the Company or its subsidiaries party thereto, as applicable, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Company Material Contract expires in accordance with its terms and (ii) for such failures to be valid and binding or to be in full force and effect that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (A) the Company and its subsidiaries have in all material respects performed all obligations required to be performed by them under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, (B) neither the Company nor any of its subsidiaries have received written notice from any other party to a Company Material Contract that such other party intends to terminate any such Company Material Contract (except in accordance with the terms thereof) and (C) there is no default under any Company Material Contract by the Company or any of its subsidiaries and, to the knowledge of the Company, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its subsidiaries.

Section 3.11                             WBA Asset Purchase Transaction.  The Company has provided to Parent a true, correct and complete copy of the WBA Asset Purchase Agreement.  The WBA Asset Purchase Agreement and each of the ancillary agreements related thereto are in full force and effect and there has been no waiver of any material rights or obligations thereunder by the Company or Walgreens Boots Alliance, Inc.  There is no material default by the Company or Walgreens Boots Alliance, Inc. under the WBA Asset Purchase Agreement or any such ancillary agreements and, to the knowledge of the Company, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by any party thereto.

Section 3.12                             Absence of Certain Changes and Events.  Since December 2, 2017 through the date of this Agreement, (a) the Company and its subsidiaries have conducted their business in all material respects in the ordinary course and have not taken any action that, if such action occurred between the date hereof and the Effective Time, without the consent of Parent, would constitute a breach of clauses (ii), (vi), (vii), (viii), (ix), (xv), (xvii) or (xx) of Section 5.1 and (b) there has not occurred a Company Material Adverse Effect.

Section 3.13                             Absence of Litigation.  As of the date hereof, there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such Proceeding that has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective assets or properties is or are subject to any order, writ, judgment, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their subsidiaries and are not disproportionately adverse to the Company and its subsidiaries) except for those that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the Company, as of the date hereof, there are no SEC inquiries or investigations pending or threatened in writing with respect to the Company or any of its subsidiaries.

Section 3.14                             Employee Benefit Plans.

(a)                                 Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan.

(b)                                 With respect to each material Company Plan, prior to the date hereof, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (v) all pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any governmental agency (including the United States Department of Labor and the IRS).

(c)                                  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws, (ii) with respect to each Company Plan, as of the date of this Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened and (iii) neither the Company nor any of its subsidiaries has engaged in a transaction in connection with which the Company or any of its subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.  Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification.

(d)                                 No Company Plan is and neither the Company nor any of its current or former subsidiaries or ERISA Affiliates sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  With respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, after giving effect to the transactions contemplated by the WBA Asset Purchase Agreement:  (A) there has been no (1) determination that such Company Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, and, in connection with the transactions contemplated by this Agreement, to the knowledge of the Company, no special contribution to the Title IV plans shall, or is expected to, be required in order to meet Pension Benefit Guaranty Corporation (“PBGC”) requirements for the funding target under Section 303(i) of ERISA; (2) failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; (3) filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (4) failure to make by its due date a required installment under Section 430(j) of the Code; (B) the fair market value of the assets of such Company Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Plan (whether or not vested) on a termination basis; (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30) day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (D) all premiums to the PBGC have been timely paid in full; (E) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any ERISA Affiliate; and (F) the PBGC has not instituted proceedings to terminate any such Company Plan and, to the knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Plan.  With respect to each Company Plan that is a multiemployer plan: (i) if the Company or any of its subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no liability to a multiemployer plan as a result of a complete or partial withdrawal from such multiemployer plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, would be incurred; (ii) to the knowledge of the Company, the transactions contemplated by the WBA Asset Purchase Agreement shall not result in a withdrawal or partial withdrawal from such plan; and (iii) none of the Company and its subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization (after giving effect to the transactions contemplated by the WBA Asset Purchase Agreement), to be insolvent, or to be terminated.

(e)                                  There are no Company Plans maintained for the benefit of employees outside of the United States.

(f)                                   Neither the Company nor any Company subsidiary sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance and health coverage (other than health care continuation coverage as required by applicable Law).

(g)                                  Neither the Company nor any Company subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any Company Service Provider for any Taxes incurred by such Company Service Provider, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(h)                                 Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any material payment from the Company or any of its subsidiaries becoming due, or material increase in the amount of any compensation due, to any Company Service Provider, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Company Plan) or vesting of any compensation or benefits payable to or in respect of any Company Service Provider or (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Plan.  Without limiting the generality of the foregoing, no amount payable to any Company Service Provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any Company Plan or other compensation arrangement would be nondeductible under Section 280G or 162(m) of the Code.

Section 3.15                             Labor and Employment Matters.

(a)                                 As of the date hereof, no union or other labor organization has been recognized or certified as the representative of any employees of the Company or any subsidiary of the Company for purposes of collective bargaining, and neither the Company nor any subsidiary of the Company is a party to any collective bargaining agreement or any other agreement currently in effect with any labor organization or other representative of any employees of the Company or any subsidiary of the Company (the “Collective Bargaining Agreements”), nor is any such agreement being negotiated by the Company or any subsidiary of the Company as of the date hereof.

(b)                                 To the Company’s knowledge, as of the date hereof, there is no union organizing activity ongoing among the employees of the Company or any subsidiary of the Company, nor has any union or labor organization made any demand for recognition.  As of the date hereof and since the Company Applicable Date, there are and have been no strikes, work stoppages, slowdowns, lockouts or similar labor disputes pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries as of the date hereof, in each case, that would be material to the Company and its subsidiaries, taken as a whole.

(c)                                  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no actions, charges, complaints, government investigations or other proceedings pending against the Company or any of its subsidiaries by or before any judicial, administrative or arbitral tribunal, board, authority, agency, body or court which arise out of labor and employment, as of the date hereof, and (ii) the Company and each of its subsidiaries are in material compliance with all applicable Laws relating to employment matters, including the payment of wages for all time worked, the payment of overtime, the engagement of individuals as contractors, plant closing and mass layoff notice requirements under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law, and the provision of meal, rest and other breaks.  As of the date hereof, there are no grievances pending against the Company or any of its subsidiaries by or before any judicial, administrative or arbitral tribunal, board, authority, agency, body or court arising out of labor and employment or relating to union recognition, accretion, or card check/neutrality agreements between the Company and any union except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

Section 3.16                             Insurance.  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its subsidiaries operate, and as are sufficient to comply with applicable Law, (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, (c) to the knowledge of the Company, as of the date hereof, no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (d) no notice of cancellation or termination, other than pursuant to the expiration of a term, has been received with respect to any such policy.

Section 3.17                             Properties.

(a)                                 Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a subsidiary of the Company (i) has good, marketable and fee simple title to the Company Owned Real Property and (ii) holds a valid leasehold interest in all properties subject to a Company Real Property Lease, in each case free and clear of all liens, encumbrances, pledges, security interests, adverse claims, mortgages, deeds of trust, hypothecations, charges or conditional sale or similar restrictions (“Liens”), except in all cases for (A) statutory liens securing payments not yet due or delinquent or which are being contested in good faith, (B) (1) such minor title defects or irregularities of title, non-monetary Liens, charges, easements, rights of way, covenants and other restrictions or encumbrances and (2) such matters which would be shown by a current title report or other similar report and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, as do not, in each case, materially affect the use, occupancy or marketability of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) encumbrances for current Taxes or other governmental charges not yet due and delinquent, or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (D) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (E) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts not yet past due or that are being contested in good faith by appropriate proceedings and (F) liens, mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company (items in clauses (A) through (F) referred to herein as “Company Permitted Liens”).  Section 3.17(a)(i) of the Company Disclosure Schedule contains a true and complete list of all real properties (by name and location) owned by the Company or any of its subsidiaries as of the date hereof, in each case that are material to the Company and its subsidiaries, taken as a whole (the “Company Material Owned Real Property”).  The leases for real properties set forth on Section 3.17(a)(ii) of the Company Disclosure Schedule shall be referred to herein as the “Company Material Real Property Leases.”

(b)                                 Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) as of the date hereof, neither the Company nor any subsidiary has received any written notice of any condemnation, requisition or taking by a Governmental Entity with respect to Company Owned Real Property nor, to the knowledge of the Company, has any such condemnation been threatened in writing or contemplated, (ii) there are no unexpired option agreements, rights of first refusal or similar rights with respect to the Company Owned Real Property, and (iii) none of the Company nor any of its subsidiaries is in default or breach of any Company Real Property Lease, and, to the knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a default or breach of any Company Real Property Lease by any of the Company or its subsidiaries.

Section 3.18                             Tax Matters.

(a)                                 The Company and each of its subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other Tax Returns that are material to the Company and its subsidiaries, taken as a whole, required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (ii) have duly and timely paid all Taxes that are material to the Company and its subsidiaries, taken as a whole, and that are required to be paid (whether or not shown as due on such Tax Returns), except with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to any such Taxes or Tax assessment or deficiency that are material to the Company and its subsidiaries, taken as a whole, which such waiver or extension is currently in effect.

(b)                                 The financial statements contained in the Company SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes that are material to the Company and its subsidiaries, taken as a whole, payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP.  To the knowledge of the Company, the Taxes payable by the Company and the subsidiaries of the Company since the date of the financial statements contained in the last Company SEC Reports through the Closing Date with respect to all taxable periods and portions thereof through the Closing Date will not exceed such reserve as adjusted through the Closing Date for the passage of time and ordinary course business operations of the Company and its subsidiaries that is material to the Company and its subsidiaries, taken as a whole.

(c)                                  As of the date hereof, there are no pending Tax audits, examinations, investigations or other proceedings with respect to the Company or any of its subsidiaries and no such audits, investigations or proceedings have been proposed or threatened in writing or, to the knowledge of the Company, otherwise, in each case, that are material to the Company and its subsidiaries, taken as a whole.

(d)                                 Other than Company Permitted Liens, there are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries.

(e)                                  Neither the Company nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)                                   Neither the Company nor any of its subsidiaries (i) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law or (ii) is a party to, is bound by or has an obligation under any Tax sharing, indemnity or allocation agreement (other than those contained in commercial agreements or contracts not primarily related to Tax and entered into in the ordinary course of business or any agreement among or between only the Company and/or any of its subsidiaries).

(g)                                  Neither the Company nor any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two (2) year period ending on the date of this Agreement.

(h)                                 As of the date hereof, no claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file a Tax Return that the Company or any subsidiary is or may be subject to amounts of taxation by, or is required to file any Tax Return in, that jurisdiction, in each case, with respect to any such amount or Tax Return that is material to the Company and its subsidiaries, taken as a whole.

(i)                                     As of the date hereof, no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any Tax authority with respect to the Company or any subsidiary that will have any effect after Closing with respect to any amount or items that are material to the Company and its subsidiaries, taken as a whole.

(j)                                    All Taxes required to be withheld, collected or deposited by or with respect to the Company and each subsidiary of the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax authority, in each case, with respect to any such Taxes that are material to the Company and its subsidiaries, taken as a whole.

(k)                                 Neither the Company nor any subsidiary of the Company will be required to include amounts in income, or exclude items of deduction, in a taxable period ending after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date or any adjustment pursuant to Section 481(a) of the Code (or any analogous provision of other applicable Law), (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code, (iv) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing Date, (v) an election under Section 108(i) of the Code or (vi) any prepaid amount received or paid, prior to the Closing Date, in each case, with respect to any such amounts or items that are material to the Company and its subsidiaries, taken as a whole.

(l)                                     Neither the Company nor any of its subsidiaries has taken or caused to be taken, agreed to take or cause to be taken, or agreed not to take or cause to be taken, any action or knows of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m)                             The Company has (or at such relevant time, had) sufficient net operating losses for United States federal income tax purposes to offset to the extent permitted by applicable law any taxable income or gain realized or to be realized by the Company or any of its subsidiaries for United States federal income tax purposes as a result of the transactions contemplated by the WBA Asset Purchase Agreement that have occurred as of the Closing and the Company will have sufficient net operating losses for United States federal income tax purposes (determined without regard to any limitations on the use of such net operating losses) to offset to the extent permitted by applicable Law any taxable income or gain realized or to be realized by the Company or any of its subsidiaries for United States federal income tax purposes as a result of the transactions contemplated by the WBA Asset Purchase Agreement that are expected to occur after the Closing.

(n)                                 For purposes of this Agreement:

(i)                                     “Taxes” means all federal, state, local and foreign taxes, charges, fees, levies or other similar assessments in the nature of tax, including, without limitation, income, profits, franchise, gross receipts, customs duty, capital stock, severance, stamp, payroll, sales, ad valorem, employment, unemployment, disability, use, property, withholding, transfer, excise, license, production, value added, alternative or add on minimum, occupancy and other taxes, customs, duties, governmental fees, escheats, or assessments or charges of a similar nature imposed by any Governmental Entity, including as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; and

(ii)                                  “Tax Return” means all returns and reports or similar statements (including elections, declarations, disclosures, schedules, claims for refund, amended returns, estimates and information returns and any attachments thereto) filed or required to be filed with respect to any Tax.

Section 3.19                             Intellectual Property; IT Systems; Privacy; Data Security.

(a)                                 Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its subsidiaries exclusively own all of their Intellectual Property registrations and applications and all of their material unregistered proprietary Intellectual Property, free and clear of all Liens except Company Permitted Liens, (ii) the Company’s use and exploitation of such Intellectual Property and the Company’s and its subsidiaries’ conduct of their businesses has not, since the Company Applicable Date, and does not, infringe, dilute or misappropriate the Intellectual Property of any third party, and to the knowledge of the Company, the Company’s and its subsidiaries’ Intellectual Property that is material to the Company and its subsidiaries, taken as a whole, is not being infringed, diluted or misappropriated by any third party, (iii) the Company and its subsidiaries take commercially reasonable actions to protect and maintain their trade secrets and confidential information that is material to the Company and its subsidiaries, taken as a whole, (iv) all Intellectual Property registrations and applications owned by the Company and its subsidiaries and that are material to the Company and its subsidiaries, taken as a whole, are subsisting and unexpired and are valid and enforceable, (v) as of the date hereof, neither the Company nor any of its subsidiaries is a party to any Proceeding and no Proceeding is pending or threatened in writing (including “cease and desist” letters and invitations to take a patent license) against any of them, in each case, that challenges the validity, enforceability or ownership of, or the right to use, sell or license their Intellectual Property or alleges that the Company or its subsidiaries have infringed, diluted or misappropriated the Intellectual Property of any third party and (vi) to the knowledge of the Company, no Person other than authorized employees possesses any material proprietary source code of the Company or its subsidiaries or the current or contingent right to access or possess same other than in the ordinary course of business and pursuant to binding obligations of confidentiality.

(b)                                 Section 3.19(b) of the Company Disclosure Schedule identifies as of the date of this Agreement, a complete list of all Intellectual Property registrations and applications owned by the Company or its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, indicating for each applicable item the registration or application number, the record owner, the date filed or issued and the applicable filing jurisdiction.

(c)                                  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the IT Systems of the Company and its subsidiaries are adequate for the operation of their respective businesses as currently conducted and (ii) as of the date hereof, there has not been any material malfunction with respect to any of such IT Systems in the three (3) years prior to the date hereof that has not been remedied.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its subsidiaries have taken all commercially reasonable steps to secure Personal Data and IT Systems of the Company and its subsidiaries from unauthorized use or access by any third party, and there has not been any such unauthorized use or access by any third party in the three (3) years prior to the date hereof.

(d)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the use of Data, including Personal Information, by the Company and its subsidiaries does not infringe or violate the rights of any third party or otherwise violate any applicable Laws including the Information Privacy and Security Laws, regulations, contracts or Payment Card Industry Data Security Standards, and all required consents and authorizations that apply to the Company’s and/or its subsidiaries’ receipt, access, use and disclosure of personal information (“Data Consents”) governing the collection, sharing processing, use, safeguarding and destruction of such Data or Personal Information and neither the Company nor any of its subsidiaries has received any written notice or claim alleging a misuse, breach or violation of the same in the three (3) years prior to the date hereof.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its subsidiaries have taken commercially reasonable measures, consistent with industry standards, to protect the privacy, confidentiality and security of the Data of their customers and Personal Information, including in compliance with the Payment Card Industry Data Security Standards promulgated by the Payment Card Industry Security Standards Council (“PCI DSS”) and applicable Information Privacy and Security Laws; and (ii) to the knowledge of the Company, as of the date hereof, in the three (3) years prior to the date hereof, there have been no security breaches, unauthorized accesses, or unauthorized acquisitions with respect to the privacy, security or confidentiality of any Data of the customers of the Company or any of its subsidiaries or Personal Information.

(e)                                  Each of the Company and each of its subsidiaries has implemented and maintained (i) a written information security policy (a “WISP”), (ii) a written business continuity plan (a “BCP”), (iii) a written vendor management policy (a “VMP”), (iv) a written incident response plan (an “IRP”), (v) all other policies required by any applicable Information Privacy and Security Law, and (vi) a published privacy policy (each, a “Privacy Policy” and together with its WISP, BCP, VMP, IRP and any other required policies, the “Company Data Security Policies”).  Each of the Company and each of its subsidiaries has provided a copy of its current principal Company Data Security Policies to Parent.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, neither the Company nor any of its subsidiaries has collected, received, used or released (or allowed the release of) any data, including any Personal Information, other than in a manner consistent with its Company Data Security Policies and all applicable Information Privacy and Security Laws, and neither the Company nor any of its subsidiaries has violated any applicable Company Data Security Policies.

Section 3.20                             Environmental Matters.

(a)                                 (i) Neither the Company nor any of its subsidiaries is in material violation of or has incurred any material liability under any Environmental Law, (ii) the Company and its subsidiaries have all Permits required under any applicable Environmental Laws and are in material compliance with the requirements of such Permits, (iii) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened material Proceedings relating to any Environmental Law against the Company or any of its subsidiaries, and (iv) there are no events or circumstances (including any non-compliance with Environmental Law or contamination at any of the Company Owned Real Property or the real property subject to the Company Real Property Leases or any other property for which the Company is or is reasonably expected to be liable or has been alleged to be liable) that would reasonably be expected to result in a material liability of, or form the basis of a material order for cleanup or remediation or of a material Proceeding by any private party or Governmental Entity, against or affecting, the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(b)                                 For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” means Laws relating to the protection of the environment or natural resources, or to human exposure to Hazardous Materials, the release or threatened release of Hazardous Materials, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, Hazardous Materials.

“Hazardous Materials” means any substance regulated as a hazardous substance, hazardous waste, toxic substance, pollutant, contaminant or words of similar import under any Law relating to the protection of the environment, including petroleum or petroleum products.

Section 3.21                             Opinion of Financial Advisor.  The Company Board has received a written opinion (or oral opinion to be confirmed in writing) from the Company’s financial advisor, Citigroup Global Markets Inc. (the  “Company Financial Advisor”), to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations, qualifications and other matters set forth in such written opinion, (i) the Base Exchange Ratio plus the Additional Cash Consideration or (ii) the Stock Election Exchange Ratio, as applicable, is fair, from a financial point of view, to holders of Company Common Stock (other than, to the extent applicable, Parent, the Merger Subs and their respective Affiliates), a copy of which written opinion will be delivered to Parent solely for informational purposes promptly following receipt thereof by the Company.

Section 3.22                             Brokers.  No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company, any of its subsidiaries or any of their respective officers, directors or employees.  Prior to the date of this Agreement, the Company has made available to Parent a copy of all Contracts pursuant to which the Company Financial Advisor is entitled to any fees and expenses from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement (which Contracts may be redacted with respect to terms that do not relate to the transactions contemplated by this Agreement).

Section 3.23                             Compliance with Food Authority Laws and Regulations.

(a)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and assuming the Company’s reasonable reliance on contractual, certified and other assurances of compliance by manufacturers, suppliers, importers, distributors or other applicable third parties, the Company, each of its subsidiaries and all products manufactured, marketed or sold by the Company or any of its subsidiaries (the “Company Products”) have complied and are in compliance with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended, and the applicable regulations and requirements adopted by the FDA, the applicable statutes, regulations and requirements of the USDA, all applicable statutes enforced by the FTC and the applicable FTC regulations and requirements, and any applicable requirements established by any Food Authority and (ii) all terms and conditions imposed in any Permit by any Food Authority.  The foregoing includes, but is not limited to, any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements and shelf-life requirements.

(b)                                 None of (i) the Company, any of its subsidiaries, any Company Product or the facilities in which the Company Products are manufactured, processed, packaged or held or (ii) to the knowledge of the Company, with respect to the Company Products, the Persons that manufacture, process, package, or supply ingredients and packaging materials for or distribute the Company Products, has received or is subject to (i) any warning letter, notice of inspectional observation (FDA Form 483) or other adverse correspondence or notice from the FDA, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from the USDA or (ii) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority, except for those to which the Company or any of its subsidiaries responded or those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  As of the date hereof, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of (i) the Company or its subsidiaries, or (ii) to the knowledge of the Company, with respect to the Company Products, the Persons that manufacture, process, package, supply ingredients for or distribute the Company Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Company Product.  To the knowledge of the Company, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold or (ii) as a result of regulatory action, (x) a material change in the labeling of any such Company Products or (y) a termination or suspension of the marketing of such Company Products.

Section 3.24                             Compliance with Healthcare and Insurance Laws and Regulations.

(a)                                 Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its subsidiaries is conducting and has conducted its business and operations in compliance with, and neither the Company nor any of its subsidiaries, any of their respective officers, or directors, nor, to the knowledge of the Company, employees or independent contractors (with respect to their activities on behalf of the Company or its subsidiaries), has engaged in any activities or omissions that would constitute a violation of any Healthcare Laws or Insurance Laws.

(b)                                 The Company and each of its subsidiaries has complied with all applicable Healthcare Laws and Insurance Laws relating to the operation of its businesses, and are not subject to any sanction or other adverse action by any Governmental Entity with respect to such matters, except for such failures to comply or such sanctions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)                                  Except as has not had and would not, individually and in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) as of the date hereof, neither the Company nor any of its subsidiaries, any of their respective directors, or officers, nor, to the knowledge of the Company, employees or independent contractors (with respect to their activities on behalf of the Company or its subsidiaries), has received any written notice, warning, citation, suspension, revocation or other communication from any Governmental Entity, including any subpoena or investigative demand, alleging noncompliance with any Healthcare Laws or Insurance Laws; (ii) as of the date hereof, neither the Company nor any of its subsidiaries, any of their respective directors, or officers, nor, to the knowledge of the Company, employees or independent contractors (with respect to their activities on behalf of the Company or its subsidiaries), is in receipt of any civil, criminal or administrative subpoena, request for information, action, suit, complaint, notice, letter, hearing, or investigation related to noncompliance with any Healthcare Laws or Insurance Laws in the three (3) years prior to the date hereof; (iii) as of the date hereof, there has not been any violation of any Healthcare Laws or Insurance Laws by the Company or any of its subsidiaries, any of their respective directors, or officers, or, to the knowledge of the Company, employees or independent contractors (with respect to their activities on behalf of the Company or its subsidiaries), in submissions or reports, or failure to make submissions or reports, to any Governmental Entity that would reasonably be expected to require investigation, corrective action, self-reporting, or enforcement action; (iv) neither the Company nor, as of the date hereof, any of its subsidiaries, nor any of their respective directors, officers, Affiliates, employees or contractors has been (A) suspended, debarred or excluded from participation in Medicare, Medicaid or any other federal or state healthcare program or is subject to an action or investigation that is reasonably likely to result in such a suspension, debarment or exclusion nor is any such suspension, debarment or exclusion threatened or pending, (B) convicted of or formally charged with or, to the knowledge of the Company, investigated for any crime or violation or engaged in any conduct for which such Person would reasonably be expected to be excluded, suspended, or debarred from participating, or would be otherwise ineligible to participate, in any program with a Governmental Entity; (C) assessed a civil money penalty under Section 1128A or 1128B of the Social Security Act or any regulations promulgated thereunder, or, to the knowledge of the Company, engaged in any conduct that would reasonably be expected to subject such Person or entity to a civil monetary penalty or criminal penalty under Sections 1128A or 1128B of the Social Security Act or any similar Law; (D) convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance; (E) convicted or formally charged with, or, to the knowledge of the Company, investigated for, any violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation; or (F) listed on the General Services Administration Excluded Parties List System; (v) neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or independent contractors (with respect to their activities on behalf of the Company and its subsidiaries) (A) is or has been party to or subject to any corporate integrity agreement, deferred prosecution agreement, consent order, consent decree or other settlement agreement with any Governmental Entity relating to any alleged violation of Healthcare Laws or Insurance Laws, (B) since the Company Applicable Date, has adopted any board resolutions at the request of any Governmental Entity relating to Healthcare Laws or Insurance Laws restricting the conduct of its business or otherwise impacting the management or operation of its business in any material adverse manner (collectively, “Company Regulatory Agreements”) or (C) since the Company Applicable Date, has received written notice from any Governmental Entity that such Governmental Entity is considering issuing or requesting or investigating the possible issuance or request for any Company Regulatory Agreement; (vi) neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any of their respective directors, officers, employees or independent contractors (with respect to their activities on behalf of the Company or its subsidiaries), is subject to any order, judgment, injunction, award, or decree adopted or imposed by any Governmental Entity relating to any alleged violation of Healthcare Laws or Insurance Laws; and (vii) all reports, documents, applications, and notices required to be filed, maintained or furnished to any Governmental Entity or any private or government payment program, in each case that are material to the Company and its subsidiaries, taken as a whole, have been so filed, maintained or furnished and all such reports, documents, applications and notices were true, complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(d)                                 The Company and each of its subsidiaries meets, and since the Company Applicable Date have met, all of the applicable requirements of participation, coverage, and enrollment in all government and private payment programs in which the Company or any of its subsidiaries participates (“Company Payment Programs”), and, where applicable, is a party to valid supplier or participation agreements related to such Company Payment Programs, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, to the knowledge of the Company, there is no pending or threatened investigation or civil or administrative proceeding relating to the participation by the Company or any of its subsidiaries in any Company Payment Program, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its subsidiaries has received any written notices of any action pending by any Company Payment Program, to revoke, limit or terminate the participation for cause of the Company or any of its subsidiaries in any Company Payment Program, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the Company, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for termination or reduction in the participation of the Company or any of its subsidiaries in (i) any government Company Payment Program or (ii) any other Company Payment Program, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all supplier or participation agreements necessary for participation in the Company Payment Programs to which the Company or any of its subsidiaries is a party constitute valid and binding obligations, enforceable against the Company or such subsidiary in accordance with their respective terms and, to the knowledge of the Company, are in full force and effect, neither the Company nor any of its subsidiaries has received written notice of default of any material provision under any Company Payment Program and the Company and its subsidiaries and, to the knowledge of the Company, the other parties thereto are not in default of any material provision thereunder.

(e)                                  To the knowledge of the Company, each employee and independent contractor of the Company and any of its subsidiaries is duly licensed, certified, registered and qualified as required by applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, no suspension, cancellation, revocation, withdrawal, modification, restriction, probation or non-renewal of any such employee or independent contractor license or qualification is pending or, to the knowledge of the Company, threatened, and no event has occurred and no circumstance exists that would reasonably be expected to result in the suspension, cancellation, revocation, withdrawal, modification, restriction, probation or non-renewal of any such employee or independent contractor license, certification, registration or qualification, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  No employee of the Company nor any of its subsidiaries is not in compliance with the terms of any such employee or independent contractor license or qualification, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, to the knowledge of the Company, there are no inquiries, investigations or monitoring of activities pending relating to any employee or independent contractor license or qualification, except for routine audits or reviews and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)                                   To the knowledge of the Company, no Person (terminated employee, contractor or otherwise) has raised allegations relative to the Company or any of its subsidiaries, or any of their respective directors, officers, or employees or independent contractors (with respect to their activities on behalf of the Company or its subsidiaries) that could reasonably be expected to give rise to a claim under the Federal False Claims Act (31 U.S.C. §§ 3729-3733), or any state or federal anti-kickback, beneficiary inducement, physician self-referral or billing or coding-related Law, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, there are no pending or, to the knowledge of the Company, threatened, appeals, adjustments, challenges, investigations, litigation, audits, or written notices of intent to audit with respect to reports or billings, or claims for refunds, recoupments, overpayments, discounts or adjustments, in each case relating to the Company or any of its subsidiaries and any alleged violation of Healthcare

Laws or Insurance Laws, other than such routine audits or reviews as would be expected in the ordinary course of the Company’s business.  Since the Company Applicable Date, the Company and its subsidiaries have not received any overpayments from, nor do they owe any outstanding refunds to, any Governmental Entity, or agent thereof, or private third-party payer that have not been returned in full to such Governmental Entity, agent thereof, or private third-party payer, respectively, other than overpayments and refunds that occur in the ordinary course of business or that otherwise would not have a Company Material Adverse Effect.  The Company and each of its subsidiaries has implemented a corporate compliance program in compliance with Healthcare Laws, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h)                                 As of the date hereof, the Company has received no formal written notification directly from a Governmental Entity that the Company, any of its subsidiaries, or any of their respective directors, officers, employees or independent contractors (with respect to their activities on behalf of the Company or its subsidiaries), is (i) the subject or target of a criminal investigation related to Healthcare Laws or Insurance Laws or (ii) indicted in any criminal proceeding related to Healthcare Laws or Insurance Laws, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.25                             Related Party Transactions.  As of the date of this Agreement, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its subsidiaries to, and neither the Company nor any of its subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the Company Shares or any director or officer or Affiliate of the Company or any of its subsidiaries, or to any relative of any of the foregoing, except for Company Plans.

Section 3.26                             Ownership of Parent Common Stock.  The Company is not, nor at any time during the last three (3) years has been, an “interested stockholder” of Parent as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 3.27                             Takeover Statutes.  The Company Board has taken appropriate action so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement or the consummation of the transactions contemplated hereby.  No other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under any Laws applicable to the Company or any of its subsidiaries is applicable to this Agreement or the transactions contemplated hereby, including the Mergers.

Section 3.28                             Key Payors.  Since December 2, 2017 to the date of this Agreement, to the knowledge of the Company, no Company Key Payor has provided written notice to the Company that it intends to terminate any Contracts which would result in a reduction of the aggregate annual revenue to be received by the Company and its subsidiaries in the twelve (12) month period ended December 2, 2018 in an amount material to the Company and its subsidiaries, taken as a whole, after giving pro forma effect to the transactions contemplated by the WBA Asset Purchase Agreement, as compared to the twelve (12) month period ended on

December 2, 2017.  To the extent permitted by applicable Law, the Company has promptly provided Parent with any known written notice of the type described in the foregoing sentence received by the Company or its subsidiaries after the date of this Agreement.

Section 3.29                             No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in Article IV, the Company acknowledges that none of Parent, the Merger Subs nor any other Person on behalf of Parent or the Merger Subs makes any other express or implied representation or warranty with respect to Parent or its subsidiaries or with respect to any other information provided to the Company, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in the Data Room or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND THE MERGER SUBS

Parent and the Merger Subs each hereby represents and warrants to the Company that, except (a) other than with respect to Section 4.3(a) and the first sentence of, and clause (i) of the second sentence of, Section 4.3(b), as disclosed in the Parent SEC Reports filed with, or furnished to, the SEC on or after February 28, 2016 and publicly available no less than one (1) Business Day prior to the date of this Agreement (excluding any disclosures set forth therein under the heading “Risk Factors” (other than factual information contained therein) or in any “forward-looking statements” disclaimer or other disclosures to the extent they are similarly predictive or forward-looking in nature) or (b) as set forth in the corresponding sections or subsections of the disclosure schedules delivered to the Company by Parent and the Merger Subs concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face:

Section 4.1                                    Organization and Qualification; Subsidiaries.  Each of Parent and its subsidiaries (a) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (b) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case of clauses (a) and (b), in the case of subsidiaries of Parent, where the failure to be so qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Section 4.1 of the Parent Disclosure Schedule sets forth Parent’s or its subsidiaries’ direct or indirect ownership interest, as of the date of this Agreement, in any Person not directly or indirectly wholly owned by Parent, other than securities in a publicly traded company held for investment by Parent or any of its subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such Person.  All “significant subsidiaries” (as such term is defined under Regulation S-X) (“Parent Significant Subsidiaries”) and their respective jurisdictions of organization are identified as such in the Parent SEC Reports or on Section 4.1 of the Parent Disclosure Schedules.

Section 4.2                                    Certificate of Incorporation and Bylaws.  Parent has heretofore made available to the Company in the Data Room a correct and complete copy of the certificate of incorporation, as amended through the date hereof (the “Parent Certificate of Incorporation”), and the bylaws, as amended through the date hereof (the “Parent Bylaws”), of Parent.  The Parent Certificate of Incorporation and the Parent Bylaws are in full force and effect as of the date hereof.  Parent has made available to the Company in the Data Room prior to the date of this Agreement complete and correct copies of the certificates of incorporation and bylaws or comparable governing documents, each as amended through the date hereof, of each of the Parent Significant Subsidiaries, and each as so delivered is in full force and effect as of the date hereof.  Parent is not in violation of any provision of the Parent Certificate of Incorporation or Parent Bylaws in any respect material to Parent and its subsidiaries, taken as a whole.

Section 4.3                                    Capitalization.

(a)                                 The authorized capital stock of Parent consists of (x) 1,000,000,000 shares of Parent Common Stock, and (y) 30,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”).  As of immediately prior to the Effective Time, Parent shall have no shares of Parent Preferred Stock and no more than 282,877,942 shares of Parent Common Stock outstanding on a fully diluted, as converted and as exercised basis (including any phantom units and management incentive units).  As of the close of business on February 16, 2018 (the “Parent Capitalization Date”):

(i)                                     279,654,028 shares of Parent Common Stock were issued and outstanding;

(ii)                                  no shares of Parent Preferred Stock were issued or outstanding; and

(iii)                               no shares of Parent Common Stock were held by Parent in its treasury.

(b)                                 From the close of business on the Parent Capitalization Date through the date of this Agreement, no shares of Parent Common Stock or Parent Preferred Stock or other rights to purchase or receive (or that are valued by reference to) shares of Parent Common Stock or Parent Preferred Stock have been granted or issued.  Except as set forth in Section 4.3(a), (i) there are not outstanding, authorized or reserved for issuance any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, (C) options, warrants, calls, phantom stock or other rights to acquire from Parent, or obligations of Parent to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of Parent or (D)

rights issued by Parent or any subsidiary of Parent that are linked to, or based upon, the value of shares of capital stock or voting securities of Parent (collectively, “Parent Securities”), and (ii) there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities.  All outstanding Parent Securities are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights.  Each of the outstanding shares of capital stock or other voting securities of each of Parent’s subsidiaries is (i) duly authorized, validly issued, fully paid and nonassessable, to the extent such concept is applicable, (ii) owned by Parent or another subsidiary of Parent and (iii) owned free and clear of all Liens and limitations in voting rights (other than (x) Parent Permitted Liens described in clause (F) of the definition thereof and (y) transfer and other restrictions under applicable federal and state securities Laws).  There are not outstanding or authorized any (A) securities of any of Parent’s subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any such subsidiary, (B) preemptive rights, options, warrants, calls, phantom stock, conversion rights, redemption rights, repurchase rights or other rights to acquire from Parent or any of Parent’s subsidiaries, or obligations of Parent or any of Parent’s subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of any such subsidiary or (C) rights issued by Parent or a Parent subsidiary that are linked to, or based upon, the value of shares of capital stock or other voting securities of Parent’s subsidiaries.  Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter pursuant to the terms thereof.  No subsidiary of Parent owns any shares of Parent Securities.

Section 4.4                                    Authority.  Each of Parent and the Merger Subs has all requisite corporate power and authority, and has taken all corporate or other action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Mergers and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and the Merger Subs and the consummation by each of Parent and the Merger Subs of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the boards of directors of Parent and the Merger Subs and immediately following execution and delivery of this Agreement, Parent will approve and adopt this Agreement and the transactions contemplated hereby (a) in its capacity as indirect parent of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub and (b) in its capacity as sole member of Merger Sub II in accordance with applicable Law and the certificate of formation and limited liability company agreement of Merger Sub II, and no other corporate proceedings or stockholder or similar action on the part of Parent or the Merger Subs or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware).  This Agreement has been duly and validly executed and delivered by each of Parent and the Merger Subs and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and the Merger Subs enforceable against each of Parent and the Merger Subs in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.5                                    No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance of this Agreement by Parent does not, and the consummation of the Mergers and the other transactions contemplated hereby will not, (i) conflict with or violate the Parent Certificate of Incorporation or Parent Bylaws, (ii) conflict with or violate the certificates of incorporation, bylaws or the comparable governing documents of any subsidiary of Parent or the Merger Subs, (iii) assuming that all consents, approvals, authorizations and Permits contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings and notifications described in such clauses of subsection (b) below have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any of its subsidiaries or any of their respective assets or properties or (iv) result in any breach or violation of or constitute a default (or an event, which, with notice or lapse of time or both, would become a default) or result in the loss of a benefit to which Parent or its subsidiaries are entitled under, give rise to any right of termination, cancellation, adverse amendment or acceleration of, require notice or consent under, or result in the creation of a Lien (except a Parent Permitted Lien) on any of the material assets or properties of Parent or any of its subsidiaries pursuant to, any Contract to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or their respective assets or properties are bound, except, in the case of clauses (ii), (iii) and (iv), for any such conflict, violation, Lien, breach, default, loss, right, requirement of notice or consent or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 The execution, delivery and performance of this Agreement by each of Parent and the Merger Subs and the consummation of the Mergers and the other transactions contemplated hereby by each of Parent and the Merger Subs do not require any Governmental Filings by Parent or the Merger Subs, except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Form S-4), and state securities, takeover and “blue sky” laws, (ii) filings or notifications required under, and compliance with other applicable requirements of, the HSR Act (including the filing of a premerger “Notification and Report Form” by Parent and the Merger Subs under the HSR Act), (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the Governmental Filings described in Section 4.5(b) of the Parent Disclosure Schedule (collectively, the “Parent Regulatory Approvals”) and (v) any such Governmental Filings the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6                                    Compliance with Laws; Permits; Investigations.

(a)                                 Since the Parent Applicable Date, the business of Parent and its subsidiaries has been, and is being, conducted in compliance with all Laws applicable to Parent or any of its subsidiaries, except for such failures in compliance as have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and Parent and its subsidiaries have not received any written notice or any other communication alleging any non-compliance with any such Laws, except for any such non-compliance as have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 Each of Parent and its subsidiaries has all required Permits necessary for it to conduct its business and to own and operate its properties and assets, as conducted, owned and operated as of the date hereof, except where the failure to have such Permit has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, all such Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, there are no actions pending or, to the knowledge of Parent, threatened in writing, that seek the revocation, limitation, cancellation, suspension or other adverse modification of any Permit, except where such revocation, limitation, cancellation, suspension, or other adverse modification has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  To the knowledge of Parent, there is no basis to believe that any such Permit will not be renewable upon its expiration, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  As of the date hereof, to the knowledge of Parent, no investigation, inquiry, enforcement action, or non-routine review or inspection by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or has been threatened in writing, except for such investigation, inquiry, enforcement action or non-routine review or inspection the outcome of which has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, neither Parent nor any of its subsidiaries has, since the Parent Applicable Date, been charged by any Governmental Entity with, or to the knowledge of Parent, investigated for, a violation of any Antitrust Law applicable to Parent or any of its subsidiaries or entered any settlement, memorandum of understanding or similar agreement with a Governmental Entity in respect of a violation or alleged violation of any such Antitrust Law, except, in each case, for any such violation that has not been and would not, individually or in the aggregate, reasonably be expected to be material to Parent and its subsidiaries, taken as a whole.

Section 4.7                                    SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)                                 Each of Parent and Albertsons Companies, LLC has timely filed or otherwise furnished all material forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by it with the SEC since February 28, 2016 (the “Parent Applicable Date”) (all such forms, reports, statements, certificates and other documents filed or furnished since the Parent Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “Parent SEC Reports”).  As of their respective filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and Sarbanes-Oxley, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing.  As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the Parent SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Parent SEC Reports has been amended or superseded by a later Parent SEC Report filed prior to the date of this Agreement.  Other than the subsidiaries listed on Section 4.7(a) of the Parent Disclosure Schedule, none of Parent’s subsidiaries is as of the date hereof, or has been since the Parent Applicable Date, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.  Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since the Parent Applicable Date and prior to the date hereof relating to the Parent SEC Reports and all written responses of Parent and Albertsons Companies, LLC thereto prior to the date hereof, other than with respect to requests for confidential treatment or which are otherwise publicly available on EDGAR.  To the knowledge of Parent, there are no outstanding or unresolved comments in comment letters received prior to the date hereof from the SEC staff with respect to any Parent SEC Reports and none of the Parent SEC Reports is the subject of ongoing SEC review.

(b)                                 The audited consolidated financial statements of each of Parent and Albertsons Companies, LLC (including all notes thereto) and their respective subsidiaries included in the Parent SEC Reports have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and Albertsons Companies, LLC, as applicable, and their respective subsidiaries at the respective dates thereof (taking into account the notes thereto) and their consolidated results of operations, comprehensive income (loss), cash flows and stockholders’ equity (deficit) for the periods indicated.  The unaudited consolidated financial statements of Parent and Albertsons Companies, LLC (including any related notes thereto) for all interim periods included in the Parent SEC Reports have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated therein in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and Albertsons Companies, LLC, as applicable, and their respective subsidiaries as of the respective dates thereof (taking into account the notes thereto) and their consolidated results of operations, comprehensive income (loss), cash flows and stockholders’ equity (deficit) for the periods indicated (subject to normal and recurring period-end adjustments and to any other adjustments described therein or in the notes thereto).

(c)                                  Each of Parent and Albertsons Companies, LLC maintain disclosure controls and procedures required by Rules 13a-15 and 15d-15 of the Exchange Act.  Such internal controls and procedures are reasonably designed to ensure that material information required to be disclosed by Parent and Albertsons Companies, LLC, as applicable, in the reports each company files or submits under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s and Albertsons Companies, LLC’s filings with the SEC and other public disclosure documents.  Such internal controls are sufficient to provide reasonable assurance in all material respects regarding the reliability of Parent’s and Albertsons Companies, LLC’s financial reporting and the preparation of Parent’s and Albertsons Companies, LLC’s financial statements for external purposes, in each case, in accordance with GAAP.  Parent has disclosed based on its most recent evaluation of internal controls prior to the date of this Agreement to Parent’s auditors and the audit committee of the Parent Board (i) any

“significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.  The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 13a-15(f) of the Exchange Act.

(d)                                 Except (i) as reflected, accrued or reserved against in Parent’s or Albertsons Companies, LLC’s unaudited consolidated balance sheet, as applicable, as of December 2, 2017 or the notes thereto included in the Parent SEC Reports, (ii) for liabilities or obligations incurred in the ordinary course of business since December 2, 2017 and (iii) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, none of Parent, Albertsons Companies, LLC nor any of their respective subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent or Albertsons Companies, LLC, as applicable, and their respective subsidiaries (or in the notes thereto), other than those which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8                                    Information Supplied.  The information relating to Parent or the Merger Subs to be contained in the Proxy Statement/Prospectus and the Form S-4 will not, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the stockholders of the Company, or at the time the Form S-4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, or at the time of the Company Stockholders Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable federal securities Laws.  Notwithstanding the foregoing provisions of this Section 4.8, no representation or warranty is made by Parent or the Merger Subs with respect to any portion of the Proxy Statement/Prospectus or the Form S-4 that was based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 4.9                                    Contracts.

(a)                                 Except (v) for this Agreement, (w) for the Contracts filed as exhibits to the Parent SEC Reports filed prior to the date of this Agreement, (x) for Parent Plans and Parent Stock Plans, (y) for any contracts that are terminable (and will continue to be terminable after the Effective Time) by Parent or any of its subsidiaries party thereto on no more than sixty (60) days’ notice without material penalty or other liability or (z) as set forth in Section 4.9 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries, as of the date hereof, is party to or bound by any Contract that:

(i)                                     is required to be filed by Parent as a “material contract” pursuant to Item 601 of Regulation S-K under the Securities Act;

(ii)                                  contains covenants binding upon Parent or any of its subsidiaries, in each case, that are material to Parent and its subsidiaries, taken as a whole, that (A) restrict the ability (other than to the extent described in clause (C)(1) below) of Parent (or, following the Effective Time, the Surviving Company or its subsidiaries) or any of its subsidiaries or Affiliates to engage or compete in any business or sell, supply, acquire, license or distribute any product or service, in each case, in any market or geographic area, with any Person or during any period of time, or that would require the disposition of any material assets or line of business of Parent or its subsidiaries, or, in each case, after the Effective Time, the Surviving Company or its subsidiaries, (B) (1) grant “most favored nation” status to another Person and (2) pursuant to such Contract Parent or any of its subsidiaries collectively received, during the twelve (12) month period ended December 2, 2017, more than $50,000,000 or (C) (1) include exclusive or preferred purchasing arrangements or similar provisions expressly obligating Parent or any of its subsidiaries to obtain all of its requirements for, or a minimum quantity of, certain merchandise exclusively from any vendor for merchandise resold by Parent or any of its subsidiaries, except, in each case, any purchase orders entered into in the ordinary course of business and (2) pursuant to such Contract Parent or any of its subsidiaries collectively paid, during the twelve (12) month period ended December 2, 2017, more than $50,000,000;

(iii)                               is a services agreement, equipment lease, logistics agreement, information technology agreement or agreement related to software (other than any architectural or construction-related Contract) in connection with which or pursuant to which Parent or any of its subsidiaries collectively paid, during the twelve (12) month period ended December 2, 2017, more than $50,000,000 to any Person;

(iv)                              other than with respect to any partnership or limited liability company that is wholly owned by Parent or any of its wholly-owned subsidiaries, is a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture, partnership, limited liability company or other similar Person, in each case, that is material to Parent and its subsidiaries, taken as a whole;

(v)                                 is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or any other Contract relating to indebtedness for borrowed money or the deferred purchase price for property, in each case having an outstanding amount in excess of $5,000,000 individually, other than any such Contract between or among any of Parent and any of its wholly-owned subsidiaries;

(vi)                              prohibits the payment of dividends or distributions in respect of the capital stock of Parent or any of its subsidiaries, prohibits the pledging of the capital stock of Parent or any subsidiary of Parent, prohibits the issuance of guarantees by Parent or any subsidiary of Parent or grants any rights of first refusal or rights of first offer or similar rights or that limits or proposes to limit the ability of Parent or any of its subsidiaries or Affiliates to sell, transfer, pledge or otherwise dispose of any assets or businesses, in each case, that is material to Parent and its subsidiaries, taken as a whole;

(vii)                           is an agreement under which Parent or any of its subsidiaries has any obligations to make a capital contribution to, or other investment in the securities of, any Person (other than (A) to Parent or any of its wholly-owned subsidiaries, (B) extensions of credit in the ordinary course of business consistent with past practice and (C) investments in marketable securities in the ordinary course of business), in each case, that is material to Parent and its subsidiaries, taken as a whole;

(viii)                        is an agreement with respect to any acquisition or divestiture (other than, for the avoidance of doubt, for acquisitions or dispositions of inventory, merchandise, products, services, properties and assets in the ordinary course of business) pursuant to which Parent or any of its subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $10,000,000;

(ix)                              is between Parent or any of its subsidiaries, on the one hand, and any director or officer of Parent or any Person beneficially owning five percent (5%) or more of the outstanding shares of Parent Common Stock or any of their respective Affiliates, on the other hand, except for any Parent Plan;

(x)                                 contains a standstill or similar agreement that will be in effect as of the Closing pursuant to which Parent or any of its subsidiaries has agreed not to acquire assets or securities of another Person;

(xi)                              contains a put, call or similar right pursuant to which Parent or any of its subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets, in each case with a value in excess of $10,000,000;

(xii)                           is a Parent Material Real Property Lease;

(xiii)                        is a Contract (including purchasing agreements, group purchasing agreements and excluding work orders, statements of work, purchase orders and similar contracts) pursuant to which Parent or any of its subsidiaries collectively paid, during the twelve (12) month period ended December 2, 2017, more than $50,000,000 to any Person; or

(xiv)                       is with any of Parent’s top ten (10) commercial payors (measured by prescription revenue of Parent during the twelve (12) month period ended on December 2, 2017) (the “Parent Key Payors”).

(b)                                 Each Contract set forth or required to be set forth in Section 4.9 of the Parent Disclosure Schedule or filed as an exhibit (or incorporated by reference) to the Parent SEC Reports filed prior to the date of this Agreement as a “material contract” pursuant to Item 601 of Regulation S-K under the Securities Act (and to the extent so disclosed as a “material contract” under Regulation S-K in force as of the date hereof) is referred to herein as a “Parent Material Contract.”  Each of the Parent Material Contracts is valid and binding on Parent or its subsidiaries party thereto, as applicable, and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Parent Material Contract expires in accordance with its terms and (ii) for such failures to be valid and binding or to be in full force and effect that have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date hereof, (A) Parent and its subsidiaries have in all material respects performed all obligations required to be performed by them under each Parent Material Contract and, to the knowledge of Parent, each other party to each Parent Material Contract has in all material respects performed all obligations required to be performed by it under such Parent Material Contract, (B) neither Parent nor any of its subsidiaries have received written notice from any other party to a Parent Material Contract that such other party intends to terminate any such Parent Material Contract (except in accordance with the terms thereof) and (C) there is no default under any Parent Material Contract by Parent or any of its subsidiaries and, to the knowledge of Parent, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Parent or any of its subsidiaries.

Section 4.10                             Absence of Certain Changes and Events.  Since December 2, 2017 through the date of this Agreement, (a) Parent and its subsidiaries have conducted their business in all material respects in the ordinary course and have not taken any action that, if such action occurred between the date hereof and the Effective Time, without the consent of the Company, would constitute a breach of clauses (ii), (v), (vi), (vii), (viii), (xiii), (xv) or (xviii) of Section 6.1 and (b) there has not occurred a Parent Material Adverse Effect.

Section 4.11                             Absence of Litigation.  As of the date hereof, there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such Proceeding that has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective assets or properties is or are subject to any order, writ, judgment, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their subsidiaries and are not disproportionately adverse to Parent and its subsidiaries) except for those that have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  To the knowledge of Parent, as of the date hereof, there are no SEC inquiries or investigations pending or threatened in writing with respect to Parent or any of its subsidiaries.

Section 4.12                             Employee Benefit Plans.

(a)                                 Section 4.12(a) of the Parent Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Parent Plan.

(b)                                 With respect to each material Parent Plan, prior to the date hereof, Parent has made available to the Company a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the IRS, (iii) the most recent summary plan description for each Parent Plan for which such summary plan description is required, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (v) all pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any governmental agency (including the United States Department of Labor and the IRS).

(c)                                  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws, (ii) with respect to each Parent Plan, as of the date of this Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Parent, threatened and (iii) neither Parent nor any of its subsidiaries has engaged in a transaction in connection with which Parent or any of its subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.  Each Parent Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the knowledge of Parent, no circumstances exist which would reasonably be expected to adversely affect such qualification.

(d)                                 No Parent Plan is and neither Parent nor any of its current or former subsidiaries or ERISA Affiliates sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  With respect to each Parent Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there has been no (1) determination that such Parent Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, and, in connection with the transactions contemplated by this Agreement, to the knowledge of Parent, no special contribution to the Title IV plans shall, or is expected to, be required in order to meet PBGC requirements for the funding target under Section 303(i) of ERISA; (2) failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; (3) filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (4) failure to make by its due date a required installment under Section 430(j) of the Code; (B) the fair market value of the assets of such Parent Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested) on a termination basis; (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30) day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (D) all premiums to the PBGC have been timely paid in full; (E) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any ERISA Affiliate; and (F) the PBGC has not instituted proceedings to terminate any such Parent Plan and, to the knowledge of Parent, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Parent Plan.  With respect to each Parent Plan that is a multiemployer plan: (i) if Parent or any of its subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no liability to a multiemployer plan as a result of a complete or partial withdrawal from such multiemployer plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, would be incurred; and (ii) none of Parent and its subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Parent Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(e)                                  There are no Parent Plans maintained for the benefit of employees outside of the United States.

(f)                                   Neither Parent nor any Parent subsidiary sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance and health coverage (other than health care continuation coverage as required by applicable Law).

(g)                                  Neither Parent nor any Parent subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any Parent Service Provider for any Taxes incurred by such Parent Service Provider, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(h)                                 Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any material payment from Parent or any of its subsidiaries becoming due, or material increase in the amount of any compensation due, to any Parent Service Provider, (ii) materially increase any benefits otherwise payable under any Parent Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Parent Plan) or vesting of any compensation or benefits payable to or in respect of any Parent Service Provider or (iv) limit or restrict the right of Parent to merge, amend or terminate any Parent Plan.  Without limiting the generality of the foregoing, no amount payable to any Parent Service Provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any Parent Plan or other compensation arrangement would be nondeductible under Section 280G or 162(m) of the Code.

Section 4.13                             Labor and Employment Matters.

(a)                                 As of the date hereof, no union or other labor organization has been recognized or certified as the representative of any employees of Parent or any subsidiary of Parent for purposes of collective bargaining, and neither Parent nor any subsidiary of Parent is a party to any collective bargaining agreement or any other agreement currently in effect with any labor organization or other representative of any employees of Parent or any subsidiary of Parent

(the “Parent Collective Bargaining Agreements”), nor is any such agreement being negotiated by Parent or any subsidiary of Parent as of the date hereof.

(b)                                 To Parent’s knowledge, as of the date hereof, there is no union organizing activity ongoing among the employees of Parent or any subsidiary of Parent, nor has any union or labor organization made any demand for recognition.  As of the date hereof and since the Parent Applicable Date, there are and have been no strikes, work stoppages, slowdowns, lockouts or similar labor disputes pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries as of the date hereof, in each case, that would be material to Parent and its subsidiaries, taken as a whole.

(c)                                  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) there are no actions, charges, complaints, government investigations or other proceedings pending against Parent or any of its subsidiaries by or before any judicial, administrative or arbitral tribunal, board, authority, agency, body or court which arise out of labor and employment, as of the date hereof, and (ii) Parent and each of its subsidiaries are in material compliance with all applicable Laws relating to employment matters, including the payment of wages for all time worked, the payment of overtime, the engagement of individuals as contractors, plant closing and mass layoff notice requirements under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law, and the provision of meal, rest and other breaks.  As of the date hereof, there are no grievances pending against Parent or any of its subsidiaries by or before any judicial, administrative or arbitral tribunal, board, authority, agency, body or court arising out of labor and employment or relating to union recognition, accretion, or card check/neutrality agreements between Parent and any union except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its subsidiaries, taken as a whole.

Section 4.14                             Insurance.  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all insurance policies of Parent and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as Parent reasonably has determined to be prudent, taking into account the industries in which Parent and its subsidiaries operate, and as is sufficient to comply with applicable Law, (b) neither Parent nor any of its subsidiaries is in breach or default, and neither Parent nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, (c) to the knowledge of Parent, as of the date hereof, no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (d) no notice of cancellation or termination, other than pursuant to the expiration of a term, has been received with respect to any such policy.

Section 4.15                             Properties.

(a)                                 Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent or a subsidiary of Parent (i) has good, marketable and fee simple title to the Parent Owned Real Property and (ii) holds a valid leasehold interest in all properties subject to a Parent Real Property Lease, in each case free and clear of all Liens, except in all cases for (A) statutory liens securing payments not yet due or delinquent or which are being contested in good faith, (B) (1) such minor title defects or irregularities of title, non-monetary Liens, charges, easements, rights of way, covenants and other restrictions or encumbrances and (2) such matters which would be shown by a current title report or other similar report and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, as do not, in each case, materially affect the use, occupancy or marketability of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) encumbrances for current Taxes or other governmental charges not yet due and delinquent, or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (D) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (E) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts not yet past due or that are being contested in good faith by appropriate proceedings and (F) liens, mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of Parent (items in clauses (A) through (F) referred to herein as “Parent Permitted Liens”).  Section 4.15(a)(i) of the Parent Disclosure Schedule contains a true and complete list of all real properties (by name and location) owned by Parent or any of its subsidiaries as of the date hereof, in each case that are material to Parent and its subsidiaries, taken as a whole (the “Parent Material Owned Real Property”).  The leases for real properties set forth on Section 4.15(a)(ii) of the Parent Disclosure Schedule shall be referred to herein as the “Parent Material Real Property Leases.”

(b)                                 Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) as of the date hereof, neither Parent nor any subsidiary has received any written notice of any condemnation, requisition or taking by a Governmental Entity with respect to Parent Owned Real Property nor, to the knowledge of Parent, has any such condemnation been threatened in writing or contemplated, (ii) there are no unexpired option agreements, rights of first refusal or similar rights with respect to the Parent Owned Real Property, and (iii) none of Parent nor any of its subsidiaries is in default or breach of any Parent Real Property Lease, and, to the knowledge of Parent, no event has occurred which, with notice, lapse of time or both, would constitute a default or breach of any Parent Real Property Lease by any of Parent or its subsidiaries.

Section 4.16                             Tax Matters.

(a)                                 Parent and each of its subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other Tax Returns that are material to Parent and its subsidiaries, taken as a whole, required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (ii) have duly and timely paid all Taxes that are material to Parent and its subsidiaries, taken as a whole, and that are required to be paid (whether or not shown as due on such Tax Returns), except with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to any such Taxes or Tax assessment or deficiency that are material to Parent and its subsidiaries, taken as a whole, which such waiver or extension is currently in effect.

(b)                                 The financial statements contained in the Parent SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes that are material to Parent and its subsidiaries, taken as a whole, payable by Parent and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP.  To the knowledge of Parent, the Taxes payable by Parent and the subsidiaries of Parent since the date of the financial statements contained in the last Parent SEC Report through the Closing Date with respect to all taxable periods and portions thereof through the Closing Date will not exceed such reserve as adjusted through the Closing Date for the passage of time and ordinary course business operations of Parent and its subsidiaries that is material to Parent and its subsidiaries, taken as a whole.

(c)                                  As of the date hereof, there are no pending Tax audits, examinations, investigations or other proceedings with respect to Parent or any of its subsidiaries and no such audits, investigations or proceedings have been proposed or threatened in writing or, to the knowledge of Parent, otherwise, in each case, that are material to Parent and its subsidiaries, taken as a whole.

(d)                                 Other than Parent Permitted Liens, there are no Liens for Taxes on any of the assets of Parent or any of its subsidiaries.

(e)                                  Neither Parent nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)                                   Neither Parent nor any of its subsidiaries (i) has any liability for the Taxes of any Person (other than Parent or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law or (ii) is a party to, is bound by or has an obligation under any Tax sharing, indemnity or allocation agreement (other than those contained in commercial agreements or contracts not primarily related to Tax and entered into in the ordinary course of business or any agreement among or between only Parent and/or any of its subsidiaries).

(g)                                  Neither Parent nor any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two (2) year period ending on the date of this Agreement.

(h)                                 As of the date hereof, no claim has been made in writing by a Governmental Entity in a jurisdiction where Parent or any of its subsidiaries does not file a Tax Return that Parent or any subsidiary is or may be subject to amounts of taxation by, or is required to file any Tax Return in, that jurisdiction, in each case, with respect to any such amount or Tax Return that is material to Parent and its subsidiaries, taken as a whole.

(i)                                     As of the date hereof, no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any Tax authority with respect to Parent or any subsidiary that will have any effect after Closing with respect to any amounts or items that are material to Parent and its subsidiaries, taken as a whole.

(j)                                    All Taxes required to be withheld, collected or deposited by or with respect to Parent and each subsidiary of Parent have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax authority, in each case, with respect to any such Taxes that are material to Parent and its subsidiaries, taken as a whole.

(k)                                 Neither Parent nor any subsidiary of Parent will be required to include amounts in income, or exclude items of deduction, in a taxable period ending after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date or any adjustment pursuant to Section 481(a) of the Code (or any analogous provision of other applicable Law), (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code, (iv) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing Date, (v) an election under Section 108(i) of the Code or (vi) any prepaid amount received or paid, prior to the Closing Date, in each case, with respect to any such amounts or items that are material to Parent and its subsidiaries, taken as a whole.

(l)                                     Neither Parent nor any of its Affiliates has taken or caused to be taken, agreed to take or cause to be taken, or agreed not to take or cause to be taken, any action or knows of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m)                             The completion of the transactions contemplated by the Parent Restructuring does not result in any adverse tax impact on the holders of Parent Securities.

Section 4.17                             Intellectual Property; IT Systems; Privacy; Data Security.

(a)                                 Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its subsidiaries exclusively own all of their Intellectual Property registrations and applications and all of their material unregistered proprietary Intellectual Property, free and clear of all Liens except Parent Permitted Liens, (ii) Parent’s use and exploitation of such Intellectual Property and Parent’s and its subsidiaries’ conduct of their businesses has not, since the Parent Applicable Date, and does not, infringe, dilute or misappropriate the Intellectual Property of any third party, and to the knowledge of Parent, Parent’s and its subsidiaries’ Intellectual Property that is material to Parent and its subsidiaries, taken as a whole, is not being infringed, diluted or misappropriated by any third party, (iii) Parent and its subsidiaries take commercially reasonable actions to protect and maintain their trade secrets and confidential information that is material to Parent and its subsidiaries, taken as a whole, (iv) all Intellectual Property registrations and applications owned by Parent and its subsidiaries and that are material to Parent and its subsidiaries, taken as a whole, are subsisting and unexpired and are valid and enforceable, (v) as of the date hereof, neither Parent nor any of its subsidiaries is a party to any Proceeding and no Proceeding is pending or threatened in writing (including “cease and desist” letters and invitations to take a patent license) against any of them, in each case, that challenges the validity, enforceability or ownership of, or the right to use, sell or license their Intellectual Property or alleges that Parent or its subsidiaries have infringed, diluted or misappropriated the Intellectual Property of any third party and (vi) to the knowledge of Parent, no Person other than authorized employees possesses any material proprietary source code of Parent or its subsidiaries or the current or contingent right to access or possess same other than in the ordinary course of business and pursuant to binding obligations of confidentiality.

(b)                                 Section 4.17(b) of the Parent Disclosure Schedule identifies as of the date of this Agreement, a complete list of all Intellectual Property registrations and applications owned by Parent or its subsidiaries that is material to Parent and its subsidiaries, taken as a whole, indicating for each applicable item the registration or application number, the record owner, the date filed or issued and the applicable filing jurisdiction.

(c)                                  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) the IT Systems of Parent and its subsidiaries are adequate for the operation of their respective businesses as currently conducted and (ii) as of the date hereof, there has not been any material malfunction with respect to any of such IT Systems in the three (3) years prior to the date hereof that has not been remedied.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and its subsidiaries have taken all commercially reasonable steps to secure Personal Data and IT Systems of Parent and its subsidiaries from unauthorized use or access by any third party, and there has not been any such unauthorized use or access by any third party in the three (3) years prior to the date hereof.

(d)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the use of Data, including Personal Information, by Parent and its subsidiaries does not infringe or violate the rights of any third party or otherwise violate any applicable Laws, including the Information Privacy and Security Laws, regulations, contracts or Payment Card Industry Data Security Standards, and all Data Consents governing the collection, sharing, processing, use, safeguarding and destruction of such Data or Personal Information and neither Parent nor any of its subsidiaries has received any written notice or claim alleging a misuse, breach or violation of the same in the three (3) years prior to the date hereof.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its subsidiaries have taken commercially reasonable measures, consistent with industry standards, to protect the privacy, confidentiality and security of the Data of their customers and Personal Information, including in compliance with the PCI DSS and applicable Information Privacy and Security Laws; and (ii) to the knowledge of Parent, as of the date hereof, in the three (3) years prior to the date hereof, there have been no security breaches, unauthorized accesses, or unauthorized acquisitions with respect to the privacy, security or confidentiality of any Data of the customers of Parent or any of its subsidiaries or Personal Information.

(e)                                  Each of Parent and each of its subsidiaries has implemented and maintained (i) a WISP, (ii) BCP, (iii) VMP, (iv) an IRP, (v) all other policies required by any applicable Information Privacy and Security Law, and (vi) a Privacy Policy (and together with its WISP, BCP, VMP, IRP and any other required policies, the “Parent Data Security Policies”).  Each of Parent and each of its subsidiaries has provided a copy of its current principal Parent Data Security Policies to Company.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date hereof, neither Parent nor any of its subsidiaries has collected, received, used or released (or allowed the release of) any data, including any Personal Information, other than in a manner consistent with its Parent Data Security Policies, and all applicable Information Privacy and Security Laws, and neither Parent nor any of its subsidiaries has violated any applicable Parent Data Security Policies.

Section 4.18                             Environmental Matters.  (a) Neither Parent nor any of its subsidiaries is in material violation of or has incurred any material liability under any Environmental Law, (b) Parent and its subsidiaries have all Permits required under any applicable Environmental Laws and are in material compliance with the requirements of such Permits, (c) as of the date hereof, there are no pending or, to the knowledge of Parent, threatened material Proceedings relating to any Environmental Law against Parent or any of its subsidiaries, and (d) there are no events or circumstances (including any non-compliance with Environmental Law or contamination at any of the Parent Owned Real Property or the real property subject to the Parent Real Property Leases or any other property for which Parent is or is reasonably expected to be liable or has been alleged to be liable) that would reasonably be expected to result in a material liability of, or form the basis of a material order for cleanup or remediation or of a material Proceeding by any private party or Governmental Entity, against or affecting, Parent or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

Section 4.19                             Brokers.  No broker, finder or investment banker (other than the Goldman Sachs Group, Inc. and Credit Suisse Group) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent, any of its subsidiaries or any of their respective officers, directors or employees.  Prior to the date of this Agreement, Parent has made available to the Company a copy of all Contracts pursuant to which Goldman Sachs Group, Inc. and Credit Suisse Group are entitled to any fees and expenses from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement (which Contracts may be redacted with respect to terms that do not relate to the transactions contemplated by this Agreement).

Section 4.20                             Compliance with Food Authority Laws and Regulations.

(a)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and assuming Parent’s reasonable reliance on contractual, certified and other assurances of compliance by manufacturers, suppliers, importers, distributors or other applicable third parties, Parent, each of its subsidiaries and all products manufactured, marketed or sold by Parent or any of its subsidiaries (the “Parent Products”) have complied and are in compliance with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended, and the applicable regulations and requirements adopted by the FDA, the applicable statutes, regulations and requirements of the USDA, all applicable statutes enforced by the FTC and the applicable FTC regulations and requirements, and any applicable requirements established by any Food Authority and (ii) all terms and conditions imposed in any Permit by any Food Authority.  The foregoing includes, but is not limited to, any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements and shelf-life requirements.

(b)                                 None of (i) Parent, any of its subsidiaries, any Parent Product or the facilities in which the Parent Products are manufactured, processed, packaged or held or (ii) to the knowledge of Parent, with respect to the Parent Products, the Persons that manufacture, process, package, or supply ingredients and packaging materials for or distribute the Parent Products, has received or is subject to (x) any warning letter, notice of inspectional observation (FDA Form 483) or other adverse correspondence or notice from the FDA, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from the USDA or (y) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority, except for those to which Parent or any of its subsidiaries responded or those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  As of the date hereof, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of (i) Parent or its subsidiaries, or (ii) to the knowledge of Parent, with respect to the Parent Products, the Persons that manufacture, process, package, supply ingredients for or distribute the Parent Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Parent Product.  To the knowledge of Parent, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date hereof, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Parent Product sold or intended to be sold or (ii) as a result of regulatory action, (x) a material change in the labeling of any such Parent Products or (y) a termination or suspension of the marketing of such Parent Products.

Section 4.21                             Compliance with Healthcare and Insurance Laws and Regulations.

(a)                                 Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its subsidiaries is conducting and has conducted its business and operations in compliance with, and neither Parent nor any of its subsidiaries, any of their respective officers or directors, nor, to the knowledge of Parent, employees or independent contractors (with respect to their activities on behalf of Parent or its subsidiaries), has engaged in any activities or omissions that would constitute a violation of any Healthcare Laws or Insurance Laws.

(b)                                 Parent and each of its subsidiaries has complied with all applicable Healthcare Laws and Insurance Laws relating to the operation of its businesses, and are not subject to any sanction or other adverse action by any Governmental Entity with respect to such matters, except for such failures to comply or such sanctions that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  Except as has not had and would not, individually and in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) as of the date hereof, neither Parent nor any of its subsidiaries, any of their respective directors or officers, nor, to the knowledge of Parent, employees or independent contractors (with respect to their activities on behalf of Parent or its subsidiaries), has received any written notice, warning, citation, suspension, revocation or other communication from any Governmental Entity, including any subpoena or investigative demand, alleging noncompliance with any Healthcare Laws or Insurance Laws; (ii) as of the date hereof, neither Parent nor any of its subsidiaries, any of their respective directors or officers nor, to the knowledge of Parent, employees or independent contractors (with respect to their activities on behalf of Parent or its subsidiaries), is in receipt of any civil, criminal or administrative subpoena, request for information, action, suit, complaint, notice, letter, hearing, or investigation related to noncompliance with any Healthcare Laws or Insurance Laws in the three (3) years prior to the date hereof; (iii) as of the date hereof, there has not been any violation of any Healthcare Laws or Insurance Laws by Parent or any of its subsidiaries, any of their respective directors or officers nor, to the knowledge of Parent, employees or independent contractors (with respect to their activities on behalf of Parent or its subsidiaries), in submissions or reports, or failure to make submissions or reports, to any Governmental Entity that would reasonably be expected to require investigation, corrective action, self-reporting, or enforcement action; (iv) neither Parent nor, as of the date hereof, any of its subsidiaries, nor any of their respective directors, officers, Affiliates, employees or contractors has been (A) suspended, debarred or excluded from participation in Medicare, Medicaid or any other federal or state healthcare program or is subject to an action or investigation that is reasonably likely to result in such a suspension, debarment or exclusion nor is any such suspension, debarment or exclusion threatened or pending; (B) convicted of or formally charged with or, to the knowledge of Parent, investigated for any crime or violation or engaged in any conduct for which such Person would reasonably be expected to be excluded, suspended, or debarred from participating, or would be otherwise ineligible to participate, in any program with a Governmental Entity; (C) assessed a civil money penalty under Section 1128A or 1128B of the Social Security Act or any regulations promulgated thereunder, or, to the knowledge of Parent, engaged in any conduct that would reasonably be expected to subject such Person or entity to a civil monetary penalty or criminal penalty under Sections 1128A or 1128B of the Social Security Act or any similar Law; (D) convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance; (E) convicted or, formally charged with, or, to the knowledge of Parent, investigated for, any violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation; or (F) listed on the General Services Administration Excluded Parties List System; (v) neither Parent nor any of its subsidiaries nor, to the knowledge of Parent, any of their respective directors, officers, employees or independent contractors (with respect to their activities on behalf of Parent and its subsidiaries) (A) is or has been party to or subject to any corporate integrity agreement, deferred prosecution agreement, consent order, consent decree or other settlement agreement with any Governmental Entity relating to any alleged violation of Healthcare Laws or Insurance Laws, (B) since the Parent Applicable Date, has adopted any board resolutions at the request of any Governmental Entity relating to Healthcare Laws or Insurance Laws or restricting the conduct of its business or otherwise impacting the management or operation of its business in any material adverse manner (collectively, “Parent Regulatory Agreements”) or (C) since the Parent Applicable Date, has received written notice from any Governmental Entity that such Governmental Entity is considering issuing or requesting or investigating the possible issuance or request for any Parent Regulatory Agreement; (vi) neither Parent nor any of its subsidiaries nor, to Parent’s knowledge, any of their respective directors, officers, employees or independent contractors (with respect to their activities on behalf of Parent or its subsidiaries), is subject to any order, judgment, injunction, award, or decree adopted or imposed by any Governmental Entity relating to any alleged violation of Healthcare Laws or Insurance Laws; and (vii) all reports, documents, applications, and notices required to be filed, maintained or furnished to any Governmental Entity or any private or government payment program, in each case that are material to Parent and its subsidiaries, taken as a whole, have been so filed, maintained or furnished and all such reports, documents, applications and notices were true, complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(d)                                 Parent and each of its subsidiaries meets, and since the Parent Applicable Date have met, all of the applicable requirements of participation, coverage, and enrollment in all government and private payment programs in which Parent or any of its subsidiaries participates (“Parent Payment Programs”), and, where applicable, is a party to valid supplier or participation agreements related to such Parent Payment Programs, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, to the knowledge of Parent, there is no pending or threatened investigation or civil or administrative proceeding relating to the participation by Parent or any of its subsidiaries in any Parent Payment Program, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any of its subsidiaries has received any written notices of any action pending by any Parent Payment Program, to revoke, limit or terminate the participation for cause of Parent or any of its subsidiaries in any Parent Payment Program, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  To the knowledge of Parent, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for termination or reduction in the participation of Parent or any of its subsidiaries in (i) any government Parent Payment Program or (ii) any other Parent Payment Program, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all supplier or participation agreements necessary for participation in Parent Payment Programs to which Parent or any of its subsidiaries is a party constitute valid and binding obligations, enforceable against Parent or such subsidiary in accordance with their respective terms and, to the knowledge of Parent, are in full force and effect, neither Parent nor any of its subsidiaries has received written notice of default of any material provision under any Parent Payment Program and Parent and its subsidiaries and, to the knowledge of Parent, the other parties thereto are not in default of any material provision thereunder.

(e)                                  To the knowledge of Parent, each employee and independent contractor of Parent and any of its subsidiaries is duly licensed, certified, registered and qualified as required by applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, no suspension, cancellation, revocation, withdrawal, modification, restriction, probation or non-renewal of any such employee or independent contractor license or qualification is pending or, to the knowledge of Parent, threatened and no event has occurred and no circumstance exists that would reasonably be expected to result in the suspension, cancellation, revocation, withdrawal, modification, restriction, probation or non-renewal of any such employee or independent contractor license, certification, registration or qualification, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  No employee of Parent nor any of its subsidiaries is not in compliance with the terms of any such employee or independent contractor license or qualification, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, to the knowledge of Parent, there are no inquiries, investigations or monitoring of activities pending relating to any employee or independent contractor license or qualification, except for routine audits or reviews and except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(f)                                   To the knowledge of Parent, no Person (terminated employee, contractor or otherwise) has raised allegations relative to Parent or any of its subsidiaries, or any of their respective directors, officers, or employees or independent contractors (with respect to their activities on behalf of Parent or its subsidiaries) that could reasonably be expected to give rise to a claim under the Federal False Claims Act (31 U.S.C. §§ 3729-3733), or any state or federal anti-kickback, beneficiary inducement, physician self-referral or billing or coding-related Law, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(g)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date hereof, there are no pending or, to the knowledge of Parent, threatened, appeals, adjustments, challenges, investigations, litigation, audits, or written notices of intent to audit with respect to reports or billings, or claims for refunds, recoupments, overpayments, discounts or adjustments, in each case relating to Parent or any of its subsidiaries and any alleged violation of Healthcare Laws or Insurance Laws, other than such routine audits or reviews as would be expected in the ordinary course of Parent’s business.  Since the Parent Applicable Date, Parent and its subsidiaries have not received any overpayments from, nor do they owe any outstanding refunds to, any Governmental Entity, or agent thereof, or private third-party payer that have not been returned in full to such Governmental Entity, agent thereof, or private third-party payer, respectively, other than overpayments and refunds that occur in the ordinary course of business or that otherwise would not have a Parent Material Adverse Effect.  Parent and each of its subsidiaries has implemented a corporate compliance program in compliance with Healthcare Laws, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(h)                                 As of the date hereof, Parent has received no formal written notification directly from a Governmental Entity that Parent, any of its subsidiaries, or any of their respective directors, officers, employees or independent contractors (with respect to their activities on behalf of Parent or its subsidiaries), is (i) the subject or target of a criminal investigation related to Healthcare Laws or Insurance Laws or (ii) indicted in any criminal proceeding related to Healthcare Laws or Insurance Laws, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect

Section 4.22                             Related Party Transactions.  As of the date of this Agreement, except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no outstanding amounts payable to or receivable from, or advances by Parent or any of its subsidiaries to, and neither Parent nor any of its subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the Parent Common Stock or any director or officer or Affiliate of Parent or any of its subsidiaries, or to any relative of any of the foregoing, except for Parent Plans.

Section 4.23                             Operations and Ownership of the Merger Subs.

(a)                                 All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Merger Sub II.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than those incidental to its formation pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

(b)                                 All of the issued and outstanding equity interests of Merger Sub II are, and at and immediately prior to the effective time of the Subsequent Merger will be, owned by Parent.  Merger Sub II has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than those incidental to its formation pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

Section 4.24                             Debt Financing.  As of the date of this Agreement, Parent and the Merger Subs have delivered to the Company a true and complete copy of an executed commitment letter, including all exhibits, schedules and annexes thereto, in each case, as amended, supplemented or otherwise modified from time to time (the “Debt Commitment Letter”) and a copy of an executed fee letter (which fee letter may be redacted with respect to the fee amounts and economic terms contained therein, which redacted information does not relate to the amount or conditionality of the debt financing contemplated by the Debt Commitment Letter) from the Financing Sources, dated as of the date hereof, pursuant to which, among other things, the Financing Sources have committed to provide debt financing to Parent and the Merger Subs in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (the “Debt Financing”).  Assuming the Debt Financing is funded in accordance with the conditions set forth in the Debt Commitment Letter and assuming that each of the conditions set forth in Section 8.1 and Section 8.2 of this Agreement is satisfied at Closing, as of the date hereof, the funds provided by the Debt Financing, together with any cash on hand, available lines of credit and other sources of immediately available funds, will be sufficient for Parent to pay (a) all amounts owing under the Company Notes (after giving effect to the net cash proceeds from the transactions contemplated by the WBA Asset Purchase Agreement available therefor, less the Payoff Amounts required under Section 7.14(b)), (b) the Additional Cash Consideration, (c) all other required payments payable in connection with the transactions contemplated hereby, including the transactions contemplated by Section 7.15, and (d) all fees and expenses associated therewith for which any of Parent or the Merger Subs is responsible.  As of the date of this Agreement, the Debt Commitment Letter constitutes a legal, valid and binding obligation of Parent and the Merger Subs in accordance with its terms and, to its knowledge, each of the other parties thereto, enforceable against Parent and the Merger Subs and, to its knowledge, each of the other parties thereto in accordance with its terms subject to the Bankruptcy and Equity Exception.  As of the date of this Agreement, the Debt Commitment Letter has not been withdrawn or terminated or amended or modified in any respect.  There are no conditions precedent related to the funding of the Debt Financing, other than as set forth in the Debt Commitment Letter.  There are no agreements, side letters or arrangements relating to the Debt Financing that could impair the availability of any of the Debt Financing other than as expressly set forth in or contemplated by the Debt Commitment Letter.  As of the date of this Agreement and assuming that each of the conditions set forth in Section 8.1 and Section 8.2 of this Agreement are satisfied at Closing, neither Parent nor the Merger Subs have any reason to believe that (a) any of the conditions to the Debt Financing will not be satisfied or (b) except to the extent reduced prior to the Closing Date in accordance with Section 7.18(c) hereof, the Debt Financing will not be available to Parent and the Merger Subs on the Closing Date.  Parent and the Merger Subs have fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement.  Each of Parent and the Merger Subs understands and acknowledges that under the terms of this Agreement, Parent and the Merger Subs’ obligations hereunder are not in any way contingent upon or otherwise subject to Parent’s or the Merger Subs’ consummation of any financing arrangements, Parent or the Merger Subs’ obtaining of any financing or the availability, grant, provision or extension of any financing to Parent or the Merger Subs.

Section 4.25                             Ownership of Company Common Stock.  Neither Parent nor the Merger Subs is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 4.26                             Agreements with the Company Stockholders, Directors, Officers and Employees.  As of the date of this Agreement, neither Parent, the Merger Subs nor any of their Affiliates is a party to any Contract, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any beneficial owner of more than five percent (5%) of the outstanding Company Common Stock, pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any such holder agrees to vote to adopt this Agreement or approve the Mergers or with any director or officer of the Company or any of its subsidiaries that in any way relates to this Agreement, the transactions contemplated by this Agreement or the post-Closing operation of the Surviving Company.  Neither Parent, the Merger Subs nor any of their Affiliates is party to any agreement with respect to the voting of any capital stock or voting securities of, or voting of other equity interests in, Parent, other than the Stockholders’ Agreement, dated as of December 3, 2017 (as it may be modified, the “Parent Stockholders Agreement”), by and among Albertsons Companies, Inc., Albertsons Investor

Holdings, LLC and KIM ACI, LLC.  Neither Parent, the Merger Subs nor any of their Affiliates is party to any agreement that provides for the payment of management or other fees to any direct or indirect stockholder of Parent, the Merger Subs or any of their Affiliates except for the Limited Liability Company Agreement of Albertsons Investor Holdings LLC, the last payment under which was made on February 2, 2018.

Section 4.27                             Takeover Statutes.  The Parent Board has taken appropriate action so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement or the consummation of the transactions contemplated hereby.  No other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under any Laws applicable to Parent or any of its subsidiaries is applicable to this Agreement or the transactions contemplated hereby, including the Mergers.

Section 4.28                             Key Payors.  Since December 2, 2017 to the date of this Agreement, to the knowledge of Parent, no Parent Key Payor has provided written notice to Parent that it intends to terminate any Contracts which would result in a reduction of the aggregate annual revenue to be received by Parent and its subsidiaries in the twelve (12) month period ended December 2, 2018 in an amount material to Parent and its subsidiaries, taken as a whole, as compared to the twelve (12) month period ended on December 2, 2017.  To the extent permitted by applicable Law, Parent has promptly provided the Company with any known written notice of the type described in the foregoing sentence received by Parent or its subsidiaries after the date of this Agreement.

Section 4.29                             No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in Article III, each of Parent and the Merger Subs acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its subsidiaries or with respect to any other information provided to Parent or the Merger Subs, including any information, documents, projections, forecasts or other material made available to Parent or the Merger Subs or their Representatives in the Data Room or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information.

ARTICLE V

CONDUCT OF BUSINESS OF THE COMPANY PENDING THE MERGERS

Section 5.1                                    Conduct of Business of the Company Pending the Mergers.  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, except (w) as expressly contemplated or permitted by this Agreement or as expressly contemplated by the WBA Asset Purchase Agreement and the ancillary agreements relating thereto, (x) as set forth in the applicable subsections of Section 5.1 of the Company Disclosure Schedule, (y) as required by applicable Laws, or (z) as consented to by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its subsidiaries to (a) conduct its business in all material respects in the ordinary course, consistent with past practice, (b) use its commercially reasonable efforts to (x) preserve intact, in all material respects, its business organization, and its assets and properties, in each case, that are material to the Company and its subsidiaries, taken as a whole, and (y) maintain in all material respects the benefits of its existing business relationships with its customers, suppliers, distributors and Company Key Payors, in each case whose business relationships are material to the Company and its subsidiaries, taken as a whole, and (c) not:

(i)                                     amend its certificate of incorporation, bylaws or equivalent governing instruments;

(ii)                                  (A) acquire any business or Person (whether by merger, consolidation, acquisition of stock or assets or otherwise), or make any investment in any Person, in each case, except for (1) investments in wholly-owned subsidiaries of the Company and, to the extent necessary to comply with any Company Indenture or Company Credit Agreement, non-wholly owned Restricted Subsidiaries (as such term is defined in the applicable Company Indenture or Company Credit Agreement) of the Company existing on the date hereof or hereinafter formed in accordance with the terms of this Agreement, (2) investments or purchases of inventory, supplies and other assets in the ordinary course of business consistent with past practice, (3) capital expenditures permitted pursuant to Section 5.1(c)(x), (4) file-buy acquisitions in the ordinary course of business or (5) acquisitions or investments for consideration that does not exceed $25,000,000 in the aggregate and that would not reasonably be expected to (x) result in any material delay in the obtaining or materially increase the risk of not obtaining any required Consent from any Governmental Entity with respect to the transactions contemplated by this Agreement or (y) materially increase the risk of any Governmental Entity entering a Legal Restraint prohibiting or materially delaying the consummation of the Mergers or the other transactions contemplated by this Agreement; or (B) acquire or license any Intellectual Property from any third party that would be material to the Company and its subsidiaries, taken as a whole, except (1) in the ordinary course of business consistent with past practice or (2) capital expenditures permitted pursuant to Section 5.1(c)(x);

(iii)                               issue, deliver, sell, pledge, dispose of, grant, award or encumber (or authorize the issuance, delivery, sale, pledge, disposition of, grant, award or encumbrance), any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including restricted stock, stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date hereof in accordance with the terms of the applicable Company Stock Plan and award agreement, (B) the issuance of shares of Company Common Stock in connection with the vesting or settlement of Company RSAs or Company RSUs, as applicable, outstanding as of the date hereof, in each case, in accordance with the terms of the applicable Company Stock Plan and award agreement, (C) the grant of equity awards to new hires in the ordinary course of business consistent with past practice and in accordance with Section 5.1(c)(iii) of the Company Disclosure Schedule, (D) for any issuance, sale or disposition to the Company or a wholly-owned subsidiary of the Company by any subsidiary of the Company or (E) any pledge, grant or encumbrance of capital stock, ownership interests or voting securities to the extent necessary to comply with any Company Indenture or Company Credit Agreement), or adopt a plan of complete or partial liquidation;

(iv)                              reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except (A) for the acquisition of shares of Company Common Stock tendered by directors or employees in connection with a cashless exercise of Company Stock Options outstanding as of the date hereof or in order to pay Taxes in connection with the exercise of Company Stock Options outstanding as of the date hereof pursuant to the terms of the applicable Company Stock Plan and award agreement or (B) shares of Company Common Stock withheld in order to pay Taxes in connection with the vesting or settlement of any Company RSAs or Company RSUs outstanding as of the date hereof pursuant to the terms of the applicable Company Stock Plan and award agreement), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v)                                 waive any rights under or amend the Rights Plan, except as contemplated by Section 3.5(c) and Section 5.3;

(vi)                              create or incur any Lien, other than (A) Company Permitted Liens, (B) Liens securing indebtedness permitted pursuant to Section 5.1(c)(xv) or (C) other Liens on any assets of the Company or its subsidiaries which other Liens, in the aggregate, would be immaterial in scope and amount to the Company and its subsidiaries, taken as a whole;

(vii)                           make any loans or advances to any Person (other than the Company, any of its wholly-owned subsidiaries or, to the extent necessary to comply with any Company Indenture or Company Credit Agreement, any of its non-wholly owned Restricted Subsidiaries (as such term is defined in the applicable Company Indenture or Company Credit Agreement) existing on the date hereof or hereinafter formed in accordance with the terms of this Agreement) other than (A) to vendors or suppliers in the ordinary course of business consistent with past practice or (B) customary relocation or travel advances to employees in the ordinary course;

(viii)                        except for the transactions contemplated by the WBA Asset Purchase Agreement or the ancillary agreements relating thereto, (A) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any assets or any corporation, partnership or other business organization or division thereof, or (B) sublicense, transfer, allow to lapse or expire, pledge, abandon, discontinue, fail to maintain or otherwise dispose of any right, title or interest of the Company or any of its subsidiaries in any Intellectual Property, in each case of (A) and (B) other than (1) in the ordinary course of business consistent with past practice, (2) for consideration not in excess of $100,000,000 in the aggregate, (3) dispositions of surplus property or (4) to the Company or any of its wholly-owned subsidiaries;

(ix)                              declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or another subsidiary of the Company; provided, however, that any dividend or other distribution with respect to the capital stock of a non-wholly owned subsidiary of the Company must be made at least pro rata to the Company or any of its subsidiaries entitled to such dividend or other distribution);

(x)                                 commit, make or authorize any capital expenditures, except (A) to the extent consistent in the aggregate with the Company’s budget relating to capital expenditures, as disclosed on Section 5.1(c)(x) of the Company Disclosure Schedule, (B) in the ordinary course of business consistent with past practice, (C) the repair or replacement of assets subject to a casualty or condemnation event or to the extent such capital expenditure is made with, or subsequently reimbursed out of, insurance or other proceeds relating to any casualty or condemnation event or (D) not in excess of $25,000,000 in the aggregate during any twelve (12) month period;

(xi)                              other than in the ordinary course of business consistent with past practice or as required by Law, modify in a manner adverse and material to the Company and its subsidiaries, taken as a whole, or terminate (other than in accordance with or as permitted by Section 7.15 or Section 7.24) any Company Material Contract;

(xii)                           amend, modify, rescind, cancel, or waive any rights of the Company or its subsidiaries under the agreements set forth in Section 5.1(c)(xii) of the Company Disclosure Schedule, in each case, in a manner that is materially adverse to the Company and its subsidiaries taken as a whole;

(xiii)                        enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, other than (A) in the ordinary course of business consistent with past practice or (B) to renew or replace any Company Material Contract that has expired or terminated in accordance with its terms;

(xiv)                       other than in the ordinary course of business of the Company and its subsidiaries, taken as a whole, consistent with past practice (determined in relation to the business of the Company and its subsidiaries, taken as a whole), (A) terminate (prior to the expiration of such Company Real Property Lease), or modify or amend on terms materially adverse to the Company, any of the Company Real Property Leases, (B) renew, extend, or exercise any option to renew or extend any of the Company Real Property Leases or (C) enter into any new contract that, if in effect on the date of this Agreement, would be a Company Real Property Lease, except for the purpose of relocating from a current lease location in the ordinary course of business consistent with past practice;

(xv)                          incur indebtedness for borrowed money, modify in a manner adverse and material to the Company and its subsidiaries, taken as a whole, the terms of any such indebtedness for borrowed money, or assume or guarantee the indebtedness obligations of any Person for borrowed money, other than (A) borrowings (including letters of credit) under the Company’s and its subsidiaries’ credit facilities listed on Section 5.1(c)(xv) of the Company Disclosure Schedule, (B) pursuant to intercompany arrangements among or between the Company and any of its subsidiaries existing on the date hereof (or hereinafter formed or acquired in accordance with the terms of this Agreement) or among or between any subsidiaries of the Company existing on the date hereof (or hereinafter formed or acquired in accordance with the terms of this Agreement), (C) assumptions, guarantees or endorsements by the Company or subsidiaries of the Company of indebtedness not prohibited by this Section 5.1 or outstanding as of the date hereof, or (D) any commodity, currency, sale or hedging agreements which can be terminated on or sold with ninety (90) days’ or less notice, without penalty (which, for the avoidance of doubt, shall not include customary settlement costs), entered into in the ordinary course of business for bona fide risk mitigation purposes and not for speculative purposes;

(xvi)                       other than as required pursuant to the terms of any Company Plan in effect on the date hereof:  (A) terminate, enter into, amend or renew (or communicate any intention to take such action) any material Company Plan, other than routine amendments to health and welfare plans (other than severance plans) that do not materially increase benefits or result in a material increase in administrative costs, (B) other than as permitted by Section 5.1(c)(xvi) of the Company Disclosure Schedule, adopt any compensation or benefit arrangement that would be a material Company Plan if it were in existence as of the date of this Agreement, (C) increase the benefits or compensation provided to any Company Service Provider, other than increases (1) in the ordinary course of business consistent with past practice to any Company Service Provider below the level of a Company Senior Employee or (2) to any Company Senior Employee not in excess of three percent (3%) in the aggregate of such Company Senior Employee’s base salary as of the date hereof, (D) grant (1) any bonus or cash incentive compensation other than in the ordinary course of business consistent with past practice or (2) any retention, severance or termination benefits, other than as permitted by Section 5.1(c)(xvi) of the Company Disclosure Schedule, (E) other than as permitted by Section 5.1(c)(iii) or Section 5.1(c)(xvi) of the Company Disclosure Schedule, grant any new equity awards, amend the terms of outstanding equity awards, or discretionarily accelerate the vesting or payment of any award, (F) take any action to fund or secure the payment of any amounts under any Company Plan, (G) other than as required by GAAP, change any assumptions used to calculate funding or contribution obligations under any Company Plan, or increase or accelerate the funding rate in respect of any Company Plan or (H) hire or engage the services of any individual who would be a Company Senior Employee other than any individual replacing a former employee who was a Company Senior Employee in the ordinary course of business and on terms consistent with past practice;

(xvii)                    other than as required by applicable Law or GAAP (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)), (A) file any amended Tax Return, (B) make any change to any method of accounting (or accounting principles in connection therewith), (C) make or change any Tax election, (D) surrender any claim for a refund of Taxes or (E) consent to any extension or waiver of the limitation period applicable to any

Tax claim or assessment relating to the Company or any of its subsidiaries, in each case in clauses (A) through (E), which would be material to the Company and its subsidiaries, taken as a whole;

(xviii)                 voluntarily recognize any union or other labor organization as the representative of any of the employees of the Company or any of its subsidiaries or, other than in the ordinary course of business, enter into any new or amended Collective Bargaining Agreement with any labor organization or other representative of any employees of the Company or any of its subsidiaries;

(xix)                       settle any Proceeding that is adverse and material to the Company and its subsidiaries, taken as a whole, other than (A) Proceedings in the ordinary course of business consistent with past practice, (B) Proceedings involving no remedies other than (1) monetary remedies not exceeding $20,000,000 individually (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by the Company or any of its subsidiaries in respect thereof) and (2) such immaterial non-monetary remedies as are agreed to in the ordinary course of business, consistent with past practice, (C) Proceedings set forth on Section 5.1(c)(xix) of the Company Disclosure Schedule involving no remedies other than such remedies described on Section 5.1(c)(xix) of the Company Disclosure Schedule or (D) Proceedings with respect to Company Transaction Litigation, which are addressed in Section 7.11(a);

(xx)                          fail to renew or maintain material existing insurance policies or comparable replacement policies in each case that are material to the Company and its subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice, in each case subject to market conditions regarding available terms, coverage provisions and in prudent business practices at the time that any insurance policy is renewed or replaced; or

(xxi)                       agree, authorize or commit to do any of the foregoing actions described in Section 5.1(c)(i) through Section 5.1(c)(xx).

Section 5.2                                    Closing of WBA Asset Purchase Transaction.  The Company shall use and shall cause its subsidiaries to use their reasonable best efforts to take, or cause to be taken, and to assist and cooperate with Walgreens Boots Alliance, Inc. and Walgreen Co. in taking or causing to be taken, all actions required by the WBA Asset Purchase Agreement and each of the ancillary agreements relating thereto and to use its reasonable best efforts to do, or cause to be done, all things reasonably necessary, proper or advisable under the WBA Asset Purchase Agreement and each of the ancillary agreements relating thereto and applicable Law to consummate and make effective the transactions contemplated thereby pursuant to the terms of the WBA Asset Purchase Agreement and the ancillary agreements relating thereto, in each case only to the extent required by the WBA Asset Purchase Agreement and such ancillary agreements.

Section 5.3                                    Rights Plan.  The Company Board and the Company shall take all actions necessary to render the Rights Plan inapplicable to the Mergers and the other transactions contemplated by this Agreement.

Section 5.4                                    No Control of Company’s Business.  Nothing contained in this Agreement shall give Parent or the Merger Subs, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, the Company shall have the right to exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its and its subsidiaries’ business and operations.

ARTICLE VI

CONDUCT OF BUSINESS OF PARENT PENDING THE MERGERS

Section 6.1                                    Conduct of Business of Parent Pending the Mergers.  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, except (w) as expressly contemplated or permitted by this Agreement, (x) as set forth in the applicable subsections of Section 6.1 of the Parent Disclosure Schedule, (y) as required by applicable Laws, or (z) as consented to by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause its subsidiaries to (a) conduct its business in all material respects in the ordinary course, consistent with past practice, (b) use its commercially reasonable efforts to (x) preserve intact, in all material respects, its business organization, and its assets and properties, in each case, that are material to Parent and its subsidiaries, taken as a whole, and (y) maintain in all material respects the benefits of its existing business relationships with its customers, suppliers, distributors and Parent Key Payors, in each case whose business relationships are material to Parent and its subsidiaries, taken as a whole, and (c) not:

(i)                                     amend its certificate of incorporation, bylaws or equivalent governing instruments;

(ii)                                  (A) acquire any business or Person (whether by merger, consolidation, acquisition of stock or assets or otherwise), or make any investment in any Person, in each case, except for (1) investments in wholly-owned subsidiaries of Parent existing on the date hereof or hereinafter formed in accordance with the terms of this Agreement, (2) investments or purchases of inventory, supplies and other assets in the ordinary course of business consistent with past practice, (3) capital expenditures permitted pursuant to Section 6.1(c)(ix), (4) file-buy acquisitions in the ordinary course of business or (5) acquisitions or investments for consideration that does not exceed $50,000,000 in the aggregate and that would not reasonably be expected to (x) result in any material delay in the obtaining or materially increase the risk of not obtaining any required Consent from any Governmental Entity with respect to the transactions contemplated by this Agreement or (y) materially increase the risk of any Governmental Entity entering a Legal Restraint prohibiting or materially delaying the consummation of the Mergers or the other transactions contemplated by this Agreement; or (B) acquire or license any Intellectual Property from any third party that would be material to Parent and its subsidiaries, taken as a whole, except (1) in the ordinary course of business consistent with past practice or (2) capital expenditures permitted pursuant to Section 6.1(c)(ix);

(iii)                               issue, deliver, sell, pledge, dispose of, grant, award or encumber (or authorize the issuance, delivery, sale, pledge, disposition of, grant, award or encumbrance), any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including restricted stock, stock appreciation rights, phantom stock or similar instruments), of Parent or any of its subsidiaries (except for (A) the grant of equity awards to new hires in the ordinary course of business consistent with past practice and in accordance with Section 6.1(c)(iii) of the Parent Disclosure Schedule or (B) for any issuance, sale or disposition to Parent or a wholly-owned subsidiary of Parent by any subsidiary of Parent), or adopt a plan of complete or partial liquidation;

(iv)                              reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of Parent, or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of Parent’s subsidiaries;

(v)                                 create or incur any Lien, other than (A) Parent Permitted Liens, (B) Liens securing indebtedness permitted pursuant to Section 6.1(c)(xiii) or (C) other Liens on any assets of Parent or its subsidiaries which other Liens, in the aggregate, would be immaterial in scope and amount to Parent and its subsidiaries, taken as a whole;

(vi)                              make any loans or advances to any Person (other than Parent, any of its wholly-owned subsidiaries or, to the extent necessary to comply with any Parent Indenture or Parent Credit Agreement, any of its non-wholly owned Restricted Subsidiaries (as such term is defined in the applicable Parent Indenture or Parent Credit Agreement) existing on the date hereof or hereinafter formed in accordance with the terms of this Agreement) other than (A) to vendors or suppliers in the ordinary course of business consistent with past practice or (B) customary relocation or travel advances to employees in the ordinary course;

(vii)                           (A) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any assets or any corporation, partnership or other business organization or division thereof, or (B) sublicense, transfer, allow to lapse or expire, pledge, abandon, discontinue, fail to maintain or otherwise dispose of any right, title or interest of Parent or any of its subsidiaries in any Intellectual Property, in each case of (A) and (B) other than (1) in the ordinary course of business consistent with past practice, (2) for consideration not in excess of $100,000,000 in the aggregate, (3) dispositions of surplus property or (4) to Parent or any of its wholly-owned subsidiaries;

(viii)                        declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of Parent to Parent or another subsidiary of Parent; provided, however, that any dividend or other distribution with respect to the capital stock of a non-wholly owned subsidiary of Parent must be made at least pro rata to Parent or any of its subsidiaries entitled to such dividend or other distribution);

(ix)                              commit, make or authorize any capital expenditures, except (A) to the extent consistent in the aggregate with Parent’s budget relating to capital expenditures, as disclosed on Section 6.1(c)(ix) of the Parent Disclosure Schedule, (B) in the ordinary course of business consistent with past practice, (C) the repair or replacement of assets subject to a casualty or condemnation event or to the extent such capital expenditure is made with, or subsequently reimbursed out of, insurance or other proceeds relating to any casualty or condemnation event or (D) not in excess of $50,000,000 in the aggregate during any twelve (12) month period;

(x)                                 other than in the ordinary course of business consistent with past practice or as required by Law, modify in a manner adverse and material to Parent and its subsidiaries, taken as a whole, or terminate any Parent Material Contract;

(xi)                              enter into any Contract that would have been a Parent Material Contract had it been entered into prior to the date of this Agreement, other than (A) in the ordinary course of business consistent with past practice or (B) to renew or replace any Parent Material Contract that has expired or terminated in accordance with its terms;

(xii)                           other than in the ordinary course of business of Parent and its subsidiaries, taken as a whole, consistent with past practice (determined in relation to the business of Parent and its subsidiaries, taken as a whole), (A) terminate (prior to the expiration of such Parent Real Property Lease), or modify or amend on terms materially adverse to Parent, any of the Parent Real Property Leases, (B) renew, extend, or exercise any option to renew or extend any of the Parent Real Property Leases or (C) enter into any new contract that, if in effect on the date of this Agreement, would be a Parent Real Property Lease, except for the purpose of relocating from a current lease location in the ordinary course of business consistent with past practice;

(xiii)                        incur indebtedness for borrowed money, modify in a manner adverse and material to Parent and its subsidiaries, taken as a whole, the terms of any such indebtedness for borrowed money, or assume or guarantee the indebtedness obligations of any Person for borrowed money, other than (A) borrowings (including letters of credit) under Parent’s and its subsidiaries’ credit facilities listed on Section 6.1(c)(xiii) of the Parent Disclosure Schedule, (B) pursuant to intercompany arrangements among or between Parent and any of its wholly owned subsidiaries existing on the date hereof (or hereinafter formed or acquired in accordance with the terms of this Agreement) or among or between any wholly owned subsidiaries of Parent existing on the date hereof (or hereinafter formed or acquired in accordance with the terms of this Agreement), (C) assumptions, guarantees or endorsements by Parent or subsidiaries of Parent of indebtedness not prohibited by this Section 6.1 or outstanding as of the date hereof, (D) any commodity, currency, sale or hedging agreements which can be terminated on or sold with ninety (90) days’ or less notice, without penalty (which, for the avoidance of doubt, shall not include customary settlement costs), entered into in the ordinary course of business for bona fide risk mitigation purposes and not for speculative purposes or (E) the Debt Financing (and the Backstop ABL Facility (as defined in the Debt Commitment Letter)), provided that any financing incurred subject to this Section

6.1(c)(xiii) shall not impair Parent’s ability to obtain the Debt Financing or its obligations under Section 7.18;

(xiv)                       other than as required pursuant to the terms of any Parent Plan in effect on the date hereof:  (A) terminate, enter into, amend or renew (or communicate any intention to take such action) any material Parent Plan, other than routine amendments to health and welfare plans (other than severance plans) that do not materially increase benefits or result in a material increase in administrative costs, (B) other than as permitted by Section 6.1(c)(xiv) of the Parent Disclosure Schedule, adopt any compensation or benefit arrangement that would be a material Parent Plan if it were in existence as of the date of this Agreement, (C) increase the benefits or compensation provided to any Parent Service Provider, other than increases (1) in the ordinary course of business consistent with past practice to any Parent Service Provider below the level of a Parent Senior Employee or (2) to any Parent Senior Employee not in excess of three percent (3%) in the aggregate of such Parent Senior Employee’s base salary as of the date hereof, (D) grant (1) any bonus or cash incentive compensation other than in the ordinary course of business consistent with past practice or (2) any retention, severance or termination benefits, other than as permitted by Section 6.1(c)(xiv) of the Parent Disclosure Schedule, (E) other than as permitted by Section 6.1(c)(iii) or Section 6.1(c)(xiv) of the Parent Disclosure Schedule, grant any new equity awards, amend the terms of outstanding equity awards, or discretionarily accelerate the vesting or payment of any award, (F) take any action to fund or secure the payment of any amounts under any Parent Plan, (G) other than as required by GAAP, change any assumptions used to calculate funding or contribution obligations under any Parent Plan, or increase or accelerate the funding rate in respect of any Parent Plan or (H) hire or engage the services of any individual who would be a Parent Senior Employee other than any individual replacing a former employee who was a Parent Senior Employee in the ordinary course of business and on terms consistent with past practice;

(xv)                          other than as required by applicable Law or GAAP (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)), (A) file any amended Tax Return, (B) make any change to any method of accounting (or accounting principles in connection therewith), (C) make or change any Tax election, (D) surrender any claim for a refund of Taxes or (E) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Parent or any of its subsidiaries, in each case in clauses (A) through (E), which would be material to Parent and its subsidiaries, taken as a whole;

(xvi)                       voluntarily recognize any union or other labor organization as the representative of any of the employees of Parent or any of its subsidiaries or, other than in the ordinary course of business, enter into any new or amended Parent Collective Bargaining Agreement with any labor organization or other representative of any employees of Parent or its subsidiaries;

(xvii)                    settle any Proceeding that is adverse and material to Parent and its subsidiaries, taken as a whole, other than (A) Proceedings in the ordinary course of business consistent with past practice, (B) Proceedings involving no remedies other than (1) monetary remedies not exceeding $20,000,000 individually (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by Parent or any of its subsidiaries in respect thereof) and (2) such immaterial non-monetary remedies as are agreed to in the ordinary course of business, consistent with past practice, (C) Proceedings set forth on Section 6.1(c)(xvii) of the Parent Disclosure Schedule involving no remedies other than such remedies described on Section 6.1(c)(xvii) of the Parent Disclosure Schedule or (D) Proceedings with respect to Parent Transaction Litigation, which are addressed in Section 7.11(b);

(xviii)                 fail to renew or maintain material existing insurance policies or comparable replacement policies in each case that are material to Parent and its subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice, in each case subject to market conditions regarding available terms, coverage provisions and in prudent business practices at the time that any insurance policy is renewed or replaced; or

(xix)                       agree, authorize or commit to do any of the foregoing actions described in Section 6.1(c)(i) through Section 6.1(c)(xviii).

Section 6.2                                    No Control of Parent’s Business.  Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, Parent shall have the right to exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its and its subsidiaries’ business and operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1                                    Acquisition Proposals.

(a)                                 The Company shall not, and shall cause its subsidiaries and its and its subsidiaries’ directors, officers and employees not to, and shall use its reasonable best efforts to cause its and its subsidiaries’ attorneys, investment bankers and other advisors or representatives (collectively with its subsidiaries and its and its subsidiaries’ directors, officers and employees, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, knowingly induce or knowingly facilitate (including by providing non-public information relating to the Company or its subsidiaries) the making of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) engage or otherwise participate in any negotiations or discussions (other than, in response to a bona fide Acquisition Proposal or other inquiry, offer or proposal after the date hereof that was not initiated, solicited, encouraged or facilitated, and did not otherwise result from a material violation of this Section 7.1, contacting such Person and its advisors for the purpose of clarifying the material terms of any such Acquisition Proposal or inquiry, offer or proposal and the likelihood and timing of consummation thereof) concerning, or provide access to its properties, books and records or any confidential or nonpublic information or data to, any Person in connection with, relating to or for the purpose of encouraging or facilitating an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (iv) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar written or oral agreement relating to any Acquisition Proposal (each, an “Alternative Acquisition Agreement”), and the Company shall not resolve or agree to do any of the foregoing.  Without limiting the foregoing, it is agreed that any violation of any of the restrictions set forth in the preceding sentence by any Representatives of the Company or any of its subsidiaries shall be a breach of this Section 7.1(a) by the Company.  The Company shall, shall cause its subsidiaries and its and its subsidiaries’ directors, officers and employees to, and shall use its reasonable best efforts to cause its and its subsidiaries’ other Representatives to, immediately cease and cause to be terminated any solicitations of, discussions or negotiations with, or provision of access to non-public information relating to the Company or its subsidiaries to, any Person (other than the Parties and their respective Representatives) in connection with any Acquisition Proposal.  The Company also agrees that it will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and shall terminate access to data rooms furnished in connection therewith.  The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing of the receipt of any inquiries, proposals or offers, any requests for non-public information, or any requests for discussions or negotiations with the Company or any of its Representatives, in each case with respect to an Acquisition Proposal or any offer, inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, which notice shall include a summary of the material terms and conditions of, and the identity of the Person making, such Acquisition Proposal, inquiry, proposal or offer, and, if applicable, copies of any such written requests, proposals or offers, including proposed agreements, and thereafter shall keep Parent reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours), of any material developments regarding any Acquisition Proposals or any material change to the terms and status of any such Acquisition Proposal or the material aspects of any bid process established by the Company to review such proposals or offers.  The Company agrees that neither it nor any of its subsidiaries shall terminate, waive or amend to similar effect any existing standstill or similar agreement to which it or one of its subsidiaries is a party, except to the extent that prior to, but not after, obtaining the Company Requisite Vote, after consultation with its outside legal counsel, the Company Board determines that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(b)                                 Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall prevent the Company or the Company Board from:

(i)                                     taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer, in each case, to the extent legally required) or from making any other disclosure to stockholders if the Company Board determines in good faith that the failure to make such disclosure would be reasonably likely to be inconsistent with the

Company Board’s fiduciary duties under applicable Law (provided that neither the Company nor the Company Board may effect a Change of Recommendation unless expressly permitted by Section 7.1(c) or Section 7.2(d), and provided, further, that any such disclosure that has the substantive effect of withdrawing or adversely modifying the Company Recommendation shall be deemed to be a Change of Recommendation); provided, further, that the issuance by the Company or the Company Board of a “stop, look and listen” communication as contemplated by Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to its stockholders) in which the Company has not indicated that the Company Board has changed the Company Recommendation shall not constitute a Change of Recommendation;

(ii)                                  prior to, but not after, obtaining the Company Requisite Vote, providing access to its properties, books and records and providing any confidential or non-public information or data in response to a request therefor by a Person or group who has made a bona fide Acquisition Proposal after the date hereof that was not initiated, solicited, encouraged or facilitated, and did not otherwise result from a material violation of this Section 7.1, if the Company Board (A) shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that any such access, information or data has previously been provided to Parent or its Representatives or is provided to Parent prior to or substantially concurrently with the time such access, information or data is provided to such Person or group;

(iii)                               prior to, but not after, obtaining the Company Requisite Vote, engaging in any negotiations or discussions with any Person and its Representatives who has made a bona fide Acquisition Proposal after the date hereof that was not initiated, solicited, encouraged or facilitated in, and did not otherwise result from a, material violation of this Section 7.1, if the Company Board shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal; or

(iv)                              prior to, but not after, obtaining the Company Requisite Vote, making a Change of Recommendation (but only if permitted by Section 7.1(c) or Section 7.2(d)).

(c)                                  Notwithstanding anything in this Agreement to the contrary, if, at any time prior to, but not after, obtaining the Company Requisite Vote, in response to a bona fide Acquisition Proposal that was made after the date hereof and was not initiated, solicited, encouraged or facilitated, and did not otherwise result from a material violation of this Section 7.1, the Company Board determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent and the Merger Subs in response to such Acquisition Proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take the action in (A)

and/or (B) below would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company or the Company Board may (and may resolve or agree to) (A) terminate this Agreement under Section 9.1(d)(ii) and enter into a definitive merger agreement, acquisition agreement or similar written agreement with respect to such Superior Proposal and/or (B) effect a Change of Recommendation in accordance with clause (1)(A) of Section 7.2(d); provided, however, that, if the Company terminates the Agreement pursuant to Section 9.1(d)(ii), the Company pays to Parent the Company Termination Fee required to be paid under Section 9.2(b)(i) concurrently with or prior to such termination; provided, further, that the Company shall not be entitled to enter into such Alternative Acquisition Agreement and terminate this Agreement or effect a Change of Recommendation pursuant to clause (1)(A) of Section 7.2(d) unless (1) the Company delivers to Parent a written notice (a “Company Notice”), advising Parent that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board (including the identity of the party making such Superior Proposal and copies of any written proposals or offers, including proposed agreements) and (2) at or after 11:59 p.m., New York City time, on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 11:59 p.m., New York City time, on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), the Company Board reaffirms in good faith (after consultation with the Company’s outside legal counsel and financial advisor and taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent during the Notice Period) that such Acquisition Proposal continues to constitute a Superior Proposal and (after consultation with the Company’s outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.  If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives regarding any adjustments in the terms and conditions of this Agreement proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Proposal.  The Company agrees to notify Parent promptly if it determines during such Notice Period not to terminate this Agreement and enter into the Alternative Acquisition Agreement referred to in the Company Notice.  Any amendment to the financial terms or any other material amendment to the terms and conditions of a proposed Alternative Acquisition Agreement relating to a Superior Proposal will be deemed to be a new proposal or proposed Alternative Acquisition Agreement relating to a Superior Proposal for purposes of this Section 7.1(c) requiring a new Company Notice and an additional Notice Period; provided, however, that such additional Notice Period shall expire at 11:59 p.m., New York City time, on the second (2nd) Business Day immediately following the day on which the Company delivers such new Company Notice (it being understood and agreed that in no event shall any such additional two (2) Business Day Notice Period be deemed to shorten the initial four (4) Business Day Notice Period).

(d)                                 For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)                                     “Acquisition Proposal” means any proposal or offer (including a tender offer or exchange offer, but excluding the transactions contemplated by the WBA Asset Purchase Agreement) from any Person or group of Persons (other than Parent or the Merger Subs) relating to (A) any merger, consolidation, dissolution, liquidation, recapitalization, reorganization, share exchange, business combination, purchase, or similar transaction with respect to the Company or any of its subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole (after giving pro forma effect to the portion of the transactions contemplated by the WBA Asset Purchase Agreement that have been completed as of the date of such proposal or offer), or (B) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of the Company) or businesses that constitute twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or twenty percent (20%) or more of the total voting power of the equity securities of the Company (in each case after giving pro forma effect to the portion of the transactions contemplated by the WBA Asset Purchase Agreement that have been completed as of the date of such proposal or offer).

(ii)                                  “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “twenty percent (20%) or more” in the definition of Acquisition Proposal being deemed to reference “fifty percent (50%) or more”) that the Company Board in good faith, after consultation with the Company’s financial advisors and outside legal counsel, determines would, if consummated, result in a transaction more favorable from a financial point of view to the stockholders of the Company than the Mergers taking into account all financing (including availability thereof) and regulatory aspects of such Acquisition Proposal, the likelihood and timing of consummation thereof (as compared to the transactions contemplated hereby), such other matters as the Company Board deems relevant and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 7.1(c).

Section 7.2                                    Preparation of Form S-4 and Proxy Statement/Prospectus; Company Stockholders Meeting.

(a)                                 As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the issuance of Parent Common Stock in the Merger, which will include the Proxy Statement/Prospectus with respect to the Company Stockholders Meeting.  Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Merger.  Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus.  The Form S-4 and Proxy Statement/Prospectus shall include all information reasonably requested by such other Party to be included therein.  Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Prospectus or any other proxy or consent solicitation statement with respect to the Company Stockholders Meeting, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 or any other proxy or consent solicitation statement with respect to the Company Stockholders Meeting received from the SEC and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 or any other proxy or consent solicitation statement with respect to the Company Stockholders Meeting received from the SEC.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any other proxy or consent solicitation statement with respect to the Company Stockholders Meeting or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by the Company or Parent or any of their respective Representatives with respect thereto.  Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Parent shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company, the Company’s subsidiaries and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b)                                 If, at any time prior to obtaining the Company Requisite Vote, any information relating to the Company or Parent, respectively, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, respectively, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company.  Nothing in this Section 7.2(b) shall limit the obligations of any Party under Section 7.2(a).  For purposes of this Section 7.2, any information concerning or related to the Company, its Affiliates or the Company Stockholders Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c)                                  As promptly as practicable following the date that the Form S-4 is declared effective under the Securities Act (or such later date as the Parties shall agree), the Company shall, in accordance with applicable Law and its organizational documents, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Company Stockholders Meeting”).  The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company entitled to vote at the Company Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act (or such later date as the Parties shall agree).  Notwithstanding the foregoing provisions of this Section 7.2(c), if, on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Requisite Vote, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholders Meeting; (other than, following consultation with Parent, any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent required under applicable Law to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided or made available to the Company stockholders or to permit dissemination of information which is material to stockholders voting at the Company Stockholders Meeting and to give the Company stockholders sufficient time to evaluate any such supplement or amendment or other information).  Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

(d)                                 The Company shall (i) subject to Section 7.1(c), include in the Proxy Statement/Prospectus the Company Recommendation and (ii) subject to Section 7.1(c), use its reasonable best efforts to obtain the Company Requisite Vote, including to actively solicit (or cause to be solicited) proxies necessary to obtain the Company Requisite Vote; provided that the Company Board may (A) fail to include the Company Recommendation in the Proxy Statement/Prospectus distributed to stockholders; (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or otherwise declare advisable to the stockholders of the Company, an Acquisition Proposal; (C) following the commencement of a tender offer or exchange offer that constitutes an Acquisition Proposal, fail to publish, send or give to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten (10) Business Day period (as specified in Rule 14e-2 under the Exchange Act) after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Company Recommendation; or (D) formally resolve to effect or publicly announce an intention to effect any of the foregoing, in each case prior to obtaining the Company Requisite Vote (a “Change of Recommendation”), if (1) (A) a bona fide Acquisition Proposal that was made after the date hereof and was not initiated, solicited, encouraged or facilitated in, and did not otherwise result from a material violation of Section 7.1 is made to the Company and is not withdrawn and the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal or (B) there exists any event, development, circumstance, change, effect, condition or occurrence (other than an Acquisition Proposal) that was not known by the Company Board or, if known, the consequences of which were not known or reasonably foreseeable, as of the date of this Agreement, (2) the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to effect a Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and (3) (A) if such Change of Recommendation is made in response to an Acquisition Proposal, the Company complies with the provisions of Section 7.1(c) or (B) if such Change of Recommendation is not made in response to an Acquisition Proposal, the Company (1) delivers to Parent a written notice informing Parent that the Company Board proposes to take such action and the basis of the proposed action no less than four (4) Business Days before taking such action and (2) during such four (4) Business Day period, if requested by Parent, engages in good faith negotiations with Parent and its Representatives regarding any adjustments in the terms and conditions of this Agreement proposed by Parent so that such event, development, circumstance, change, effect, condition or occurrence would cease to warrant a Change of Recommendation.  The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.  Notwithstanding anything to the contrary contained in this Agreement, if the Company Board makes a Change of Recommendation, the Company nevertheless shall submit this Agreement to the holders of Company Shares for approval and adoption at the Company Stockholders Meeting unless and until this Agreement is terminated in accordance with its terms.

Section 7.3                                    Stock Exchange Listing.  Parent and the Company shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger to, prior to Closing, be approved for listing on the NYSE, subject to official notice of issuance.

Section 7.4                                    Further Action; Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, including Section 7.4(d), each party shall use its reasonable best efforts to take, or cause to be taken, and to assist and cooperate with the other parties in taking or causing to be taken, all actions and to use its reasonable best efforts to do, or cause to be done, all things reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Mergers and the other transactions contemplated by this Agreement in the most expeditious manner practicable.  Without limiting the foregoing sentence, each party agrees to (i) (A) within five (5) Business Days after the date of this Agreement (unless a later time is mutually agreed between the Parties), make appropriate filings of “Notification and Report Forms” pursuant to the HSR Act, (B) as promptly as practicable after the date of this Agreement (unless a later time is mutually agreed between the Parties), make appropriate filings with appropriate insurance Governmental Entities, and (C) as promptly as practicable and advisable, after the date of this Agreement, make appropriate filings under any Healthcare Law or Insurance Law that are necessary or advisable in connection with the Mergers or any of the other transactions contemplated by this Agreement; and (ii) as promptly as practicable and advisable, after the date of this Agreement, prepare and submit all other filings, notifications, information updates and other presentations required by or in connection with seeking, and obtain, all consents, approvals, clearances, expirations or terminations of waiting periods, non-actions, waivers, exemptions, Permits, orders, change of ownership approvals or other authorizations (“Consents”) from any Governmental Entity or other third party, in each case that are necessary or advisable in connection with the Mergers or any of the other transactions contemplated by this Agreement, and to assist and cooperate with the other party in connection with the foregoing; provided that the Company shall have no obligation to amend or modify any Contract or pay any fee to any third party for the purpose of obtaining any such Consent, or pay any costs and expenses of any third party resulting from the process of obtaining such Consent.  The Parties shall not, and shall not permit any of their respective subsidiaries to, engage in, publicly propose or enter into any transaction that would reasonably be expected to (x) result in any material delay in the obtaining or materially increase the risk of not obtaining any required Consent from any Governmental Entity with respect to the transactions contemplated by this Agreement or (y) materially increase the risk of any Governmental Entity entering a Legal Restraint prohibiting or materially delaying the consummation of the Mergers or the other transactions contemplated by this Agreement.  Notwithstanding anything set forth in the foregoing, nothing in this Section 7.4(a) shall permit Parent to enter into a transaction that would materially and adversely impact the ability of Parent or the Merger Subs to obtain the Debt Financing (or alternative financing in lieu thereof).

(b)                                 Subject to Section 7.4(d), each of Parent, on the one hand, and the Company, on the other hand, shall in connection with the reasonable best efforts referenced in Section 7.4(a) and Section 7.4(c), as applicable, (i) cooperate in all respects with each other and their respective Representatives in connection with any filing or submission and in connection with any Proceeding by or before a Governmental Entity, including any Proceeding initiated by a private party; (ii) promptly inform the other party and/or its counsel, and provide copies, of any substantive communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity or such private party, in each case regarding any such filing, submission, Proceeding or the transactions contemplated hereby; (iii) comply, as early as practicable and advisable, with any request for additional information, documents or other materials received by such Party or any of its subsidiaries from the FTC, the DOJ or any such other Governmental Entity, and without limiting the foregoing, to the extent there is a Request for Additional Information from the FTC or DOJ (a “Second Request”) following the HSR Filing, the parties shall certify substantial compliance with the Second Request no later than one hundred twenty (120) days following receipt of the Second Request; (iv) not directly or indirectly extend any waiting period under the HSR Act except with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); (v) permit the other party and/or its counsel to review and discuss reasonably in advance, and consider in good faith the views of the other party and/or its counsel in connection with, any proposed substantive communication to be given by it to the DOJ, the FTC or any such other Governmental Entity or, in connection with any Proceeding by such private party, any other person; and (vi) to the extent not prohibited by the DOJ, the FTC or such other Governmental Entity, give the other party and/or its counsel reasonable advance notice of any in-person meeting, and any conference call that is initiated by such Party or scheduled in advance, with such Governmental Entity or such private party and not participate independently therein without first giving the other party and/or its counsel reasonable opportunity to attend and participate therein or, in the event such other party and/or its counsel does not attend or participate therein, consulting with such other party and/or its counsel reasonably in advance and considering in good faith the views of such other party and/or its counsel in connection therewith.  Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.4(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel (or previously agreed outside consultant, as applicable) of the recipient and shall not be disclosed by such outside counsel (or previously agreed outside consultant, as applicable) to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.  Materials provided by a Party to the other Party pursuant to this Section 7.4(b) may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their respective subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address privilege or confidentiality concerns.

(c)                                  If any objections are asserted with respect to the Merger or the other transactions contemplated hereby under any Antitrust Law or if any suit or Proceeding, whether judicial or administrative, is instituted by any Governmental Entity or other Person challenging the Merger or other transactions contemplated hereby under any Antitrust Law, each of Parent and the Company shall use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of the Merger and the other transactions contemplated herein, and/or (ii) take such action as reasonably necessary to overturn any legal restraint or regulatory action by any Governmental Entity to block consummation of the Merger or the other transactions contemplated by this Agreement, including by defending any suit, action, or other legal Proceeding through litigation on the merits of any claim asserted by any Governmental Entity or other Person in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity or other Person may have to such transactions under such Antitrust Law so as to permit consummation of the transactions contemplated by this Agreement prior to the End Date; provided that Parent and the Company shall cooperate with one another in connection with all proceedings related to the foregoing.

(d)                                 Nothing in this Section 7.4 or in this Agreement will require Parent or the Company to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of the Company, Parent or any of their subsidiaries, (ii) limits Parent’s or its subsidiaries’ freedom of action with respect to, or its or their ability to retain the Company and its subsidiaries or any portion thereof or any of Parent’s or its affiliates’ other assets or businesses, or (iii) in Parent’s reasonable judgment would be expected to have a material adverse impact on any of its or its subsidiaries’ businesses or the businesses to be acquired by it pursuant to this Agreement, either individually or in the aggregate; provided, however, that Parent shall agree to the sale, divestiture or disposition of any assets of the Company or its subsidiaries that do not exceed $45 million in retail four-wall EBITDA if necessary or advisable in order to obtain any required Antitrust Consents.

(e)                                  Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 7.4, it is agreed that Parent and the Company shall cooperate to make all strategic decisions and jointly undertake all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity, including determining the strategy for contesting, litigating or otherwise responding to objections to, or Proceedings challenging, the consummation of the Merger and the other transactions contemplated by this Agreement.  Neither the Company nor Parent shall permit any of its Representatives to, make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling without consent from the other Party, provided, however, that the Company’s consent with respect to any offer made by Parent to any Governmental Entity, or Parent’s acceptance of any offer made by any Governmental Entity, in each case, with respect to the sale, divestiture or disposition of any assets of the Company or its subsidiaries necessary or advisable in order to obtain any required Antitrust Consents that exceeds the threshold set forth in Section 7.4(d) shall not be unreasonably withheld, conditioned or delayed.

Section 7.5                                    Notification of Certain Matters.  The Company and Parent shall each give prompt notice to the other Party of (a) any written notice or other written communication received from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any other Person, in each case alleging that the consent of such Person is or may be required in connection with the Mergers, and (b) any Proceedings commenced or, to the Company’s or Parent’s knowledge, respectively, threatened, that relate to the Mergers or the other transactions contemplated hereby, in each case of clauses (a) and (b) other than with respect to Antitrust Laws, which are the subject of Section 7.4; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not (i) affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or (ii) limit the remedies available to the Party receiving such notification.

Section 7.6                                    Access to Information and Cooperation; Confidentiality.

(a)                                 Upon reasonable prior written notice from the other Party, each of Parent and the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of the other Party reasonable access, to the extent permitted by applicable Law, to its officers, employees, properties, offices, other facilities and books and records (including personnel records).  Any such access shall be at reasonable times during normal business hours and under supervision of a designee of the Company or Parent, at such Party’s discretion.  Notwithstanding the foregoing, (i) any such access shall be in such a manner as not to interfere unreasonably with the business or operations of Parent, the Company or their respective subsidiaries; and (ii) no Party nor any of their respective subsidiaries shall be required to provide access where such Party determines in its reasonable judgment that such access would be reasonably likely to (A) result in the loss of the protection of any attorney-client or other privilege held by such Party or any of its subsidiaries, (B) violate any applicable Law, or (C) breach any binding agreement entered into prior to the date of this Agreement of such Party or any of its subsidiaries with any third party; provided that, except for the WBA Asset Purchase Agreement and each of the ancillary agreements related thereto, such Party shall have used commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of this clause would apply.

(b)                                 With respect to the access granted pursuant to this Section 7.6, each Party will, and will cause their respective Representatives to, comply with the terms and conditions of (i) that certain letter agreement, dated September 18, 2017, between the Company and Albertsons Companies, LLC (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and (ii) the Clean Room Agreement.

Section 7.7                                    Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the Company Shares from the NYSE and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.8                                    Publicity.  Following the execution of this Agreement, Parent and the Company shall issue an initial joint press release agreed upon by Parent and the Company regarding the Mergers and thereafter neither the Company nor Parent shall issue any press releases or otherwise make public announcements with respect to the Mergers and the other transactions contemplated by this Agreement without the other Party’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) in each case except as such release or announcement may be required by Law or by the rules or regulations of any United States securities exchange to which the relevant Party is subject, in which case such Party shall use its reasonable best efforts to consult with the other Party in advance of such release or announcement.  Notwithstanding anything to the contrary contained in this Agreement, the restrictions in this Section 7.8 shall not apply to any communication made by any Party regarding an Acquisition Proposal or a Change of Recommendation or in connection with any Proceeding in which the Parties are adverse to each other.  Nothing in this Section 7.8 shall limit the ability of any Party to make additional disclosures that are consistent in all but de minimis respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 7.9                                    Employee Matters.

(a)                                 For a period beginning on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date (or, if shorter, during an employee’s period of employment following the Closing Date), Parent shall provide, or shall cause the Surviving Company to provide, to the employees of the Company or its subsidiaries who are not represented by a labor organization and who continue to be employed by the Company or the Surviving Company or any subsidiary or Affiliate thereof (the “Continuing Non-Union Employees”), (i) the same base salary and wage rate as the base salary and wage rate provided to such Continuing Non-Union Employee immediately prior to the Effective Time, (ii) employee incentive compensation opportunities, but excluding equity incentive compensation opportunities, that are no less favorable in the aggregate than the incentive compensation opportunities provided to such Continuing Non-Union Employees immediately prior to the

Effective Time, (iii) equity incentive compensation opportunities that are no less favorable than the equity incentive compensation opportunities provided to comparable employees of Parent who are not represented by a labor organization immediately following the Effective Time, and (iv) employee benefits that are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to the employee benefits provided to such Continuing Non-Union Employees immediately prior to the Effective Time.  Commencing on the Closing Date, the Surviving Company shall observe the terms of all existing Collective Bargaining Agreements that govern the wages, hours and other terms and conditions of employment of employees of the Company or its subsidiaries who are covered by such Collective Bargaining Agreements and who continued to be employed by the Surviving Company or any subsidiary or Affiliate thereof (the “Continuing Union-Represented Employees”).

(b)                                 (i) For the twelve (12) month period following the Closing Date, Parent shall provide, or shall cause the Surviving Company to provide, to the Continuing Non-Union Employees, severance benefits which are no less favorable than those set forth in Section 7.9(b)(i) of the Company Disclosure Schedule and (ii) from and after the Effective Time, Parent shall cause the Surviving Company and its subsidiaries to honor, in accordance with their terms, all Company Plans set forth in Section 7.9(b)(ii) of the Company Disclosure Schedule (each, a “Company Agreement”); provided that nothing herein shall prevent the Surviving Company from amending or terminating any such Company Agreement in accordance with its terms.  Parent and the Company hereby agree that the occurrence of the Closing shall constitute a “Change in Control” for purposes of all Company Stock Plans, Company Plans and related trusts set forth in Section 7.9(b)(iii) of the Company Disclosure Schedule.

(c)                                  With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its subsidiaries (including the Surviving Company) following the Effective Time and in which any of the Continuing Non-Union Employees or Continuing Union-Represented Employees (collectively, the “Continuing Employees”) participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of or entitlement to pension benefits, post-employment or retiree welfare benefits, special or early retirement programs or window separation programs), service with the Company and its subsidiaries (or predecessor employers to the extent the Company provides or has recognized past service credit) shall be treated as service with Parent and its subsidiaries.  Each applicable Parent Plan shall waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding Company Plan.  Parent agrees to use commercially reasonable efforts to give or cause its subsidiaries (including the Surviving Company) to give the Continuing Employees credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Company Plan for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(d)                                 The Company shall, and shall cause each of its subsidiaries to, comply in all material respects with each of their respective obligations under applicable Law before the Closing Date to inform and consult (or otherwise), under applicable Law and the terms of any Collective Bargaining Agreements that govern the wages, hours and other terms and conditions of employment of employees of the Company or its subsidiaries, with any labor organizations with respect to any Continuing Union-Represented Employees affected by the transactions contemplated by this Agreement.

(e)                                  Parent shall or shall cause the Surviving Company and its Affiliates to continue to honor all Collective Bargaining Agreements until their respective expiration, modification or amendment.  To the extent required by Law or any applicable Collective Bargaining Agreement, Parent shall assume or become party to any Collective Bargaining Agreements effective upon the Closing.

(f)                                   Upon the written request of Parent at least ten (10) Business Days Prior to the Closing Date, the Company Board shall adopt resolutions providing that no rights to contributions will accrue after, and that all of the Company Plans sponsored or maintained by the Company or any of its subsidiaries that are defined contribution plans intended to be qualified within the meaning of Section 401(a) of the Code (the “Company 401(k) Plans”) shall be terminated as of immediately prior to the Closing Date (but conditioned upon the occurrence of the Closing).  In such event, (i) the Continuing Employees shall be eligible as of the Closing Date to commence participation in a defined contribution plan maintained by Parent or any of its subsidiaries that is intended to be qualified within the meaning of Section 401(a) of the Code (the “Parent 401(k) Plan”) prior to the Closing Date, and thereafter (as applicable), the Company and Parent shall take any and all action as may reasonably be required, including amendments to the Company 401(k) Plans or the Parent 401(k) Plan, to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash, shares of Parent Common Stock or notes (representing plan loans from the Company 401(k) Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company 401(k) Plan to the corresponding Parent 401(k) Plan subject to the receipt of a favorable IRS determination letter with respect to the termination of such Company 401(k) Plan.  Notwithstanding anything in this Section 7.9(f) to the contrary, Parent shall not request that the Company Board terminate the Company 401(k) Plans as of immediately prior to the Closing Date in the event that the Continuing Employees shall not be eligible to commence participation in a Parent 401(k) Plan on the Closing Date.

(g)                                  Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Company, the Company or any Affiliate of Parent and the Continuing Employee.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.9 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, Parent Plan or any other employee benefit plan, (ii) prevent Parent, the Surviving Company or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms or (iii) create any third-party rights in any current or former employee or other service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 7.10                             Directors’ and Officers’ Indemnification and Insurance.

(a)                                 For six (6) years from and after the Effective Time, the Surviving Company shall indemnify and hold harmless each present and former director, officer and employee of the Company or any of its subsidiaries (in each case, when acting or having acted in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation, the Company Bylaws and the certificate of incorporation and bylaws, or equivalent governing documents, of any of the Company’s subsidiaries, and any indemnification agreements with any directors, officers and employees of the Company or any of its subsidiaries in effect on the date of this Agreement to indemnify such Person (and the Surviving Company shall also advance expenses (including reasonable attorneys’ fees and expenses) as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b)                                 From and after the Effective Time, the provisions in the Surviving Company’s limited liability company agreement with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees shall be no less favorable to such directors, officers and employees than such provisions contained in the Company Certificate of Incorporation and Company Bylaws in effect immediately before the Effective Time.

(c)                                  Prior to the Effective Time, the Company shall be permitted to and, if the Company fails to do so, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time, that shall be from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage (including terms relating thereto) that are at least as favorable as the Company’s existing policies with respect to matters existing or occurring prior to the Effective Time (including in connection with this Agreement, the Mergers or the transactions contemplated thereby); provided, however, that in no event shall the Company expend, or shall Parent or the Surviving Company be required to expend, for such policies an aggregate premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance.  If the Company and the Surviving Company for any reason fail to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage (including terms relating thereto) that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or (ii) the Surviving Company shall, and

Parent shall cause the Surviving Company to, obtain D&O Insurance for such six (6) year period with benefits and levels of coverage (including terms relating thereto) that are at least as favorable as the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Company be required to expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company shall obtain a policy with the best available coverage for a cost not exceeding such amount.  The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder for a period of not less than six (6) years from and after the Effective Time.

(d)                                 The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs, successors and representatives.

(e)                                  The rights of the Indemnified Parties under this Section 7.10 shall be in addition to any rights such Indemnified Parties may have under the Company Certificate of Incorporation, the Company Bylaws and the certificate of incorporation and bylaws, or equivalent governing documents, of any of the Company’s subsidiaries, and any indemnification agreements in effect on the date of this Agreement.

Section 7.11                             Transaction Litigation.

(a)                                 Subject to entry into a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company regarding, and participate in the defense of, any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement brought by a stockholder of the Company against the Company or any member of the Company Board after the date of this Agreement and prior to the Effective Time (the “Company Transaction Litigation”), and the Company shall not settle or agree to settle any such Company Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 7.11(a) of the Company Disclosure Schedule.

(b)                                 Subject to entry into a customary joint defense agreement, Parent shall give the Company the opportunity to consult with Parent regarding, and participate in the defense of, any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement brought by a stockholder of Parent against Parent or any member of the Parent Board after the date of this Agreement and prior to the Effective Time (the “Parent Transaction Litigation”), and Parent shall not settle or agree to settle any such Parent Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 7.11(b) of the Parent Disclosure Schedule.

Section 7.12                             Obligations of the Merger Subs.  Parent guarantees the due, prompt and faithful payment, performance and discharge by the Merger Subs of, and the compliance by the Merger Subs with, all of the covenants, agreements, obligations and undertakings of the Merger

Subs under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by the Merger Subs hereunder.  Parent shall promptly following execution of this Agreement, deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement and the Mergers in accordance with applicable Law, the certificate of incorporation and bylaws of Merger Sub and the certificate of formation and limited liability company agreement of Merger Sub II.

Section 7.13                             Rule 16b-3.  Prior to the Effective Time, the Company and Parent shall use all reasonable efforts to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) pursuant to, or resulting from, the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (or will become subject to the reporting requirements with respect to Parent) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.14                             Company Financing Cooperation.

(a)                                 The Company shall, and shall cause its subsidiaries and its and their respective Representatives to, use its and their respective commercially reasonable efforts to provide such cooperation as may be reasonably requested by Parent or the Merger Subs in connection with the Financing to be made by Parent, including, as applicable, by:  (i) using reasonable best efforts to, upon reasonable advance notice, cause the Company’s senior management to participate in a reasonable number of due diligence meetings, drafting sessions, rating agency presentations, lender meetings, investor road shows and meetings with parties acting as arrangers, bookrunners, underwriters, initial purchasers, placement agents and/or other lenders and investors for the Financing; (ii) providing such customary historical financial and other customary pertinent information with respect to the Company and its subsidiaries as may be reasonably requested by Parent for use in connection with the Financing and designating, upon request, whether any such information is suitable to be made available to lenders and other investors who do not wish to receive material non-public information with respect to the Company and its subsidiaries; (iii) providing information regarding the Company and its subsidiaries reasonably necessary to assist Parent in preparing pro forma financial statements if Parent determines such pro forma financial statements are legally required or customary in connection with the Financing or any other SEC filing required to be made by Parent, but in any case including financial statements giving pro forma effect to the sale of the 1,932 stores, three distribution centers, and assets related thereto to Walgreen Co. pursuant to the WBA Asset Purchase Agreement, it being understood that the Company shall not be required to change its fiscal year, and it being further understood that the pro forma financial statements delivered pursuant to Section 3.8 hereof, satisfy the Company’s obligation, except if similar financing statements for a future period shall be reasonably required; (iv) providing reasonable assistance to the Parent and its subsidiaries in connection with the preparation by Parent of offering memoranda, private placement memoranda, prospectuses, prospectus supplements, registration statements, bank confidential information memoranda, lender and investor presentations, road show materials, rating agency presentations and similar documents and materials, in each case, under this clause (iv), in connection with the Financing, and reasonably assisting with the preparation of the definitive documentation for the Financing, including by providing information reasonably necessary for the completion of any schedules thereto, in each case to the extent, and solely to the extent, such materials relate to information concerning the Company and its subsidiaries and reasonably assisting in preparing certificates and other documentation required to be delivered in connection with the Financing; (v) using commercially reasonable efforts to cause Deloitte & Touche LLP to cooperate with Parent, including by participating in accounting due diligence sessions upon reasonable advance notice, using reasonable best efforts to obtain the consent of, and facilitate the delivery of, customary comfort letters (including as to customary negative assurance) from, Deloitte & Touche LLP (including by providing customary management letters and requesting legal letters to obtain such consent) if reasonably necessary or customary for Parent’s use of the financial statements of the Company and its subsidiaries in any marketing or offering materials to be used in connection with the Financing; (vi) cooperating reasonably with any customary due diligence requests by Parent, its Financing Sources and their respective legal counsel; (vii) reasonably assisting Parent in obtaining corporate, corporate family, credit, facility and securities ratings from rating agencies; (viii) furnishing promptly (and in any event at least three (3) days prior to the Closing Date) all documentation and other information reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by parties acting as lead arrangers, agents or underwriters, as applicable, required by any Governmental Entity in connection with the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act; (ix) providing information reasonably requested by Parent (to the extent reasonably available to the Company or a subsidiary of the Company) to assist Parent in obtaining appraisals (including appraisals compliant with the Financial Institutions Reform, Recovery and Enforcement Act of 1989) required to be prepared with respect to properties of the Company and its subsidiaries under applicable Law, and in preparing borrowing base certificates; (x) assisting with the preparation of a Company perfection certificate; (xi) facilitating the pledging of collateral for the Financing; (xi) assisting in the completion of a customary field examination and appraisal (including, but not limited to, inventory and pharmacy appraisals); and (xii) delivering notices of prepayment and/or redemption within the time periods required by the Company Credit Agreement and/or the Company Notes, as the case may be, and using reasonable best efforts to obtain customary payoff letters and lien terminations in respect of the Company Credit Agreement and instructions of discharge in respect of the Company Indentures, in each case, to the extent, and in the manner contemplated by, this Section 7.14 and Section 7.15 hereof, and giving any other necessary notices to allow for the payoff, discharge and termination of all indebtedness required by this Agreement to be repaid and terminated (subject to the provisions of this Section 7.14 and Section 7.15).  The Company hereby consents to the use of the trademarks, service marks and logos of the Company and its subsidiaries in connection with the arrangement of the Financing  if such trademarks, service marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.  Notwithstanding the foregoing, nothing herein shall require such cooperation to the extent it would (i) unreasonably disrupt the ordinary conduct of the business or operations of the Company or its subsidiaries, (ii) require the Company or its subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any actual or potential liability or give any indemnities, pledge any collateral or make any prepayment of indebtedness prior to the Effective Time unless Parent reimburses or is required to reimburse or indemnify the Company or its subsidiaries pursuant to this Agreement or otherwise agrees to do so, (iii) require the Company or its subsidiaries to take any action that would reasonably be expected, in the reasonable judgment of the Company after consultation with its legal counsel, to conflict with, or result in any violation or breach of, any applicable (A) Laws or (B) obligations of confidentiality (not created in contemplation hereof) binding on the Company or its subsidiaries (provided that in the event that the Company or its subsidiaries do not provide information in reliance on the exclusion in this clause (B), the Company and its subsidiaries shall provide notice to Parent promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)) (iv) require the Company or its subsidiaries to (A) subject to the requirements of Section 7.14(a)(v) and Section 7.15, pass resolutions or consents, approve or authorize the execution of, or execute, any document, agreement, certificate or instrument or take any other corporate action with respect to the Financing or (B) provide or cause its legal counsel to provide any legal opinions that are not required in connection with the transactions contemplated by Section 7.15 or (v) require the Company to prepare separate financial statements for any of its subsidiaries, financial statements pursuant to Rules 3-10 other than consistent with past practice (other than assisting with preparation of a footnote in Parent’s financial statements) or 3-16 of Regulation S-X or any new compensation information or (vi) require the Company or any subsidiary thereof to incur additional indebtedness (including guarantees), such that the Company is unable to satisfy any applicable debt incurrence requirement at Closing in the merger covenant in the Company Indentures.  Parent acknowledges and agrees that any access or information contemplated to be provided by the Company or any of its subsidiaries pursuant to this Section 7.14 shall, to the extent such information constitutes material non-public information of the Company, only be provided to other Persons, including any Financing Sources, if such other Person affirmatively agrees to maintain the confidentiality of such information pursuant to a customary confidentiality agreement and to comply with all federal and state securities laws and regulations applicable to such information.

(b)                                 To the extent the Company Credit Agreement has not previously been discharged or terminated on or prior to the second (2nd) Business Day prior to the Closing Date, the Company shall use its reasonable best efforts to cause the agent under each Company Credit Agreement to deliver to Parent a copy of a draft payoff letter (subject to delivery of funds as arranged by Parent) with respect to each Company Credit Agreement (each, a “Payoff Letter” and collectively, the “Payoff Letters”), in customary form, which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the relevant Company Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (such amount payable with respect to any Payoff Letter and Company Credit Agreement, the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under each such Payoff Letter, the related Company Credit Agreement and all related loan documents shall be terminated (but excluding any contingent obligations, including, without limitation, indemnification obligations, that in any such case are not then due and payable and that by their terms are to survive the termination of any Company Credit Agreement and the related loan documents), and (iii) provide that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its subsidiaries securing such obligations shall be released and terminated upon the payment of each Payoff Amount on the Closing Date (subject to delivery of funds as arranged by Parent and the filing of appropriate UCC-3 termination statements and other termination filings).  Except as set forth in Section 7.15(d), the Company shall be unconditionally obligated to provide to the agent under each Company Credit Agreement the Payoff Amount required under each Payoff Letter substantially simultaneously with the Closing.

(c)                                  Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) to the extent such costs, fees and expenses are incurred by the Company, its subsidiaries or their respective Representatives in connection with any such party complying with the obligations under this Section 7.14, and Parent shall indemnify and hold harmless the Company, its subsidiaries and their respective Representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, costs or expenses suffered or incurred by them to the extent such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses arose out of the actions taken by the Company, its subsidiaries or their respective Representatives pursuant to this Section 7.14 (other than information provided by the Company, its subsidiaries or Representatives in writing for express use therein), except in the event such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the gross negligence or willful misconduct of the Company, any of its subsidiaries or any of their respective Representatives.

Section 7.15                             Redemptions.

(a)                                 As soon as reasonably practicable after the receipt of any written request by Parent to do so, and without limiting the Company’s ability to otherwise redeem, repurchase, tender, discharge or make an asset sale offer, the Company shall take all actions and prepare and deliver all other documents (including any officers certificates and legal opinions) as may be reasonably required under the applicable Company Indenture (i) to issue a notice of redemption for all of the outstanding aggregate principal amount of the applicable series of the Company’s 9.25% Senior Notes due 2020 (the “Company 2020 Notes”), the Company’s 6.75% Senior Notes due 2021 (the “Company 2021 Notes”) and the Company’s 6.125% Senior Notes due 2023 (the “Company 2023 Notes” and, together with the Company 2020 Notes and the Company 2021 Notes, the “Company Notes”) (together with all accrued and unpaid interest and applicable premiums related to such series of Company Notes) pursuant to the applicable provisions of the applicable Company Indentures (such redemptions, the “Redemptions”); provided, however, that such notice shall not be required to be issued by the Company prior to the Effective Time unless the redemption provided for in such notice is conditioned on the occurrence of the Effective Time and such condition is permitted under the applicable Company Indenture governing the series of Company Notes that are the subject of such redemption as determined by the Company after consultation with its legal counsel, and (ii) (A) subject to Section 7.15(d), with respect to the Company 2020 Notes and Company 2021 Notes, irrevocably depositing with the applicable trustee on the Closing Date funds sufficient to pay in full the then outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums or consent payments related to, such series of Company Notes and to take such other actions as are necessary to cause the satisfaction and discharge of the applicable Company Indentures and such series of Company Notes substantially concurrently with the Closing and (B) with respect to the Company 2023 Notes, take such actions as are necessary to cause the satisfaction and discharge of the applicable Company Indentures and such series of Company Notes substantially concurrently with the Closing, subject to the irrevocable deposit by Parent with the applicable trustee on the Closing Date of funds sufficient to pay in full the then outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums or consent payments related to, such series of Company Notes, as arranged by Parent, after giving effect to the net cash proceeds from the transactions contemplated by the WBA Asset Purchase Agreement available therefor, less the Payoff Amounts required under Section 7.14(b), and with respect to the Company 2023 Notes, the amounts deposited with the applicable trustees in accordance with Section 7.15(a)(ii)(A).  Parent shall assist the Company in connection with the foregoing; provided that, to the extent requested by Parent, the Company or the Company’s counsel shall provide all legal opinions required in connection with the transactions contemplated by this Section 7.15 but, in the case of a redemption or satisfaction and discharge, only to the extent such notice of redemption is issued or such satisfaction and discharge is consummated, as applicable, on or prior to the Closing Date, it being understood that Parent’s counsel shall provide all legal opinions required in connection therewith to the extent required after the Closing Date.  Subject to the preceding sentence, the Company shall provide, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Redemptions (which for the avoidance of doubt shall not include any defeasance).  Notwithstanding the foregoing, none of the provisions in this Section 7.15 shall restrict or prohibit the Company from voluntarily, without any request or instruction from Parent, taking any action or delivering any documents in connection with a redemption of any of the Company Notes, in whole or in part, or otherwise acquiring Company Notes, or making an asset sale prepayment offer in respect of any of the Company Notes at any time, provided that such redemptions be completed, or such Company Notes be otherwise satisfied and discharged, at or prior to the Effective Time (such redemptions or satisfaction and discharge,  a “Pre-Effective Time Redemption”).

(b)                                 Parent shall make available to the Company on or prior to the Effective Time all funds necessary to satisfy any obligations of the Company to the Company’s debt holders under the Company 2020 Notes, Company 2021 Notes and Company 2023 Notes, in accordance with Section 7.15(d), that may arise as a result of the transactions contemplated by this Section 7.15, including any funds necessary to complete the Redemption of any Company Notes.  Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) to the extent such costs, fees and expenses are incurred by the Company, its subsidiaries or their respective Representatives in connection with it complying with its obligations under this Section 7.15, and Parent shall indemnify and hold harmless the Company and its subsidiaries and Representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, costs or expenses suffered or incurred by them to the extent such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses arose out of the actions taken by the Company, its subsidiaries or its Representatives pursuant to this Section 7.15 (other than information provided in writing by the Company or its subsidiaries or Representatives), except in the event such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the gross negligence or willful misconduct of the Company, any of its subsidiaries or any of their respective Representatives.

(c)                                  Notwithstanding the foregoing, nothing in this Section 7.15 shall require the Company’s cooperation to the extent it would (i) unreasonably disrupt the ordinary conduct of the business or operations of the Company or its subsidiaries, (ii) other than with respect to the net cash proceeds from the transactions contemplated by the WBA Asset Purchase Agreement used to fund the Redemptions as set forth elsewhere herein, require the Company or its subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time unless Parent reimburses or is required to reimburse or indemnify the Company or its subsidiaries pursuant to this Agreement or otherwise agrees to do so, (iii) require the Company or its subsidiaries to take any action that would reasonably be expected, in the reasonable judgment of the Company, after consultation with its legal counsel, to conflict with, or result in any violation or breach of, any applicable Laws, order or any Contract of the Company, (iv) cause any representation or warranty in this Agreement to be breached or become inaccurate, cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement or (v) cause the Redemption of any Company Notes or the Payoff of the Company Credit Agreement in the event the Mergers are not consummated.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, in the event that there remains any outstanding amounts or obligations under the Company 2020 Notes, Company 2021 Notes, Company 2023 Notes or Company Credit Agreement following the Company’s use of the net cash proceeds received under the WBA Asset Purchase Agreement in accordance with Section 7.24 hereof, Parent shall make available to the Company on or prior to the Effective Time all funds necessary to satisfy any such remaining obligations under such Company 2020 Notes, Company 2021 Notes, Company 2023 Notes and Company Credit Agreement.

Section 7.16                             Anti-Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under any federal, state, local or foreign Laws applicable to the Parties is, or will be, applicable to this Agreement, the Mergers or the other transactions contemplated hereby, the Company, the Company Board, Parent and/or the Parent Board, as applicable, shall grant all such approvals and take all such actions within their control as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions contemplated hereby.

Section 7.17                             Resignation of Directors.  At the Closing, the Company shall use reasonable best efforts to cause all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, to execute and deliver a letter effecting his or her resignation as a director (but not as an employee and without prejudice to such person’s rights as an employee) of such entity effective at the Effective Time.

Section 7.18                             Parent and the Merger Subs Financing Cooperation.

(a)                                 Subject to Section 7.18(c), each of Parent and the Merger Subs shall use reasonable best efforts to take, or cause to be taken, such actions and do, or cause to be done, such things necessary, proper or advisable to arrange and obtain the Debt Financing contemplated by the Debt Commitment Letter and satisfy the conditions contained therein, including using reasonable best efforts to enforce in all material respects its rights under the Debt Commitment Letter.  Parent shall keep the Company reasonably informed with respect to any material developments concerning the status of the Debt Financing and shall promptly respond to any written requests from the Company concerning such status.  Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, after Parent has knowledge thereof, if at any time prior to the Closing Date (i) the Debt Commitment Letter or any of the commitments with respect to the Debt Financing thereunder, any definitive financing agreement entered into in replacement of all or a portion of the Debt Financing contemplated by the Debt Commitment Letter, as applicable, shall expire or be terminated (except, in either case, in accordance with its terms or unless concurrently replaced by commitments from other financing sources or otherwise in accordance with the terms of Section 7.18(c)), (ii) for any reason, all or a portion of the Debt Financing under the Debt Commitment Letter becomes unavailable (except in accordance with its terms or unless concurrently replaced by commitments from other financing sources or from proceeds of other sources of financing or cash or otherwise in accordance with the terms of Section 7.18(c)) or (iii) any Financing Source or any other Person that is a party to the Debt Commitment Letter breaches, defaults or repudiates the Debt Commitment Letter or, to the knowledge of Parent, threatens in writing to do any of the foregoing and such breach, default or repudiation would reasonably be expected to adversely affect the conditionality, timing, availability or amount of the Debt Financing.  If Parent becomes aware that any portion of the Debt Financing becomes unavailable under the Debt Commitment Letter, except in accordance with the terms of the Debt Commitment Letter or unless concurrently replaced by commitments from other financing sources or from proceeds of other sources of financing or cash or otherwise in accordance with the terms of Section 7.18(c), Parent shall use its reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Mergers and the other transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event (and Parent shall not agree or consent to such Debt Financing becoming unavailable except as permitted under Section 7.18(c)).

(b)                                 In the event the Debt Financing (or any Permanent Financing) or any portion thereof is funded in advance of the Closing Date, then Parent, the Merger Subs or any other applicable subsidiary thereof shall keep and maintain at all times prior to the Closing Date the proceeds of the Debt Financing (or any Permanent Financing) available for the purpose of funding the transactions contemplated by this Agreement; provided that if the terms of the Debt Financing (or any Permanent Financing) require the proceeds of the Debt Financing (or the Permanent Financing) to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds may be held in escrow, so long as the conditions to the release of such funds are no more onerous to Parent or the Merger Subs than the conditions to borrowing of the Debt Financing contemplated by the Debt Commitment Letter.

(c)                                  Except as otherwise provided in this Section 7.18(c), neither Parent nor the Merger Subs shall agree to or permit any amendment, supplement, modification, termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Debt Commitment Letter without the prior written consent of the Company if such amendment, supplement, modification, termination, reduction or waiver would or would reasonably be expected to (i) delay or prevent the Closing, (ii) impose new or additional conditions or otherwise expand any of the conditions to the funding of the Debt Financing or reduce the amount of the Debt Financing that will be available on the Closing Date, (iii) materially adversely impact the ability of Parent or the Merger Subs to obtain the Debt Financing or (iv) materially adversely impact the ability of Parent or the Merger Subs to enforce its rights against the other parties to the Debt Commitment Letter; provided that, notwithstanding anything in this Section 7.18(c) or in Section 7.18(a) to the contrary, Parent or the Merger Subs may (A) amend, supplement or modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, and (B) enter into other debt financing arrangements and thereby reduce all or a portion of the aggregate amount of the Debt Financing by the amount of, or the amount of any commitment for, any such debt financing so long as the conditions to funding under such debt financing arrangements satisfy clause (ii) above (as determined by Parent in good faith) (any such debt financing, a “Permanent Financing” and, together with the Debt Financing, the “Financing”)  Upon any amendment, supplement, modification, termination, reduction or waiver of the Debt Commitment Letter in accordance with this Section 7.18(c) or any replacement of the Debt Commitment Letter in accordance with Section 7.18(a), (i) references herein to “Debt Commitment Letter” shall include such document as amended, supplemented, modified, terminated, reduced or waived in compliance with this Section 7.18(c) or replaced in accordance with Section 7.18(a) and (ii) references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended, supplemented, modified or waived in compliance with this Section 7.18(c).  To the extent that, after giving effect to any reductions contemplated by clause (B) above, no commitments remain outstanding under the Debt Commitment Letter, Parent may terminate the Debt Commitment Letter.  To the extent any Company Indenture relating to the Company’s 7.70% Notes due 2027 or the Company’s 6.85% Notes due 2028 remains outstanding following the Closing and the terms of any Financing results in a guarantee or security interest being required under such Company Indenture, Parent and Merger Sub shall take all such action as is reasonably necessary (including, without limitation the providing of any required guaranty, security interest or certificate) such that no default or event of default occurs under such Company Indenture.

Section 7.19                             Certain Tax Matters.

(a)                                 Parent and the Company shall each use its reasonable best efforts to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including (i) taking any action that such party knows would reasonably be expected to support such qualification, (ii) not taking any action that such party knows would reasonably be expected to prevent such qualification and (iii) considering and negotiating in good faith such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment). Provided the opinion conditions contained in Section 8.2(d) and Section 8.3(d) of this Agreement have been satisfied, for federal income Tax purposes, each of the Company,

Parent and the Merger Subs shall report the Mergers in a manner consistent with such qualification.

(b)                                 Parent and the Company shall each use its reasonable best efforts to obtain the Tax opinions described in Section 8.2(d) and Section 8.3(d), and any other Tax opinion that may be required in connection with the preparation and filing of the Form S-4 and Proxy Statement/Prospectus, including by causing its officers to execute and deliver to the law firms delivering such Tax opinions certificates at such time or times as may reasonably be requested by such law firms. Each of the Company, Parent and the Merger Subs shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the certificates described in this Section 7.19. Each Party’s right to take any action disclosed on Section 5.1 of the Company Disclosure Schedule or Section 6.1 of the Parent Disclosure Schedule, as applicable, shall be subject to and subordinate to such Party’s respective obligations under this Section 7.19.

Section 7.20                             Governance.

(a)                                 On or prior to the Effective Time, Parent’s Board of Directors shall cause the number of directors that will constitute the full Board of Directors of Parent at the Effective Time to be nine (9).  The Board of Directors of Parent at the Effective Time shall be composed of:  (i) Robert G. Miller, who shall be Chairman, and Lenard B. Tessler, who shall be Lead Director (provided, however, that if either Mr. Miller or Mr. Tessler is unable to so serve, their replacement shall be  designated in writing by Parent); (ii) John T. Standley (provided, however, that if Mr. Standley is unable to so serve, his replacement shall be designated in writing by the Company); (iii) two (2) directors designated in writing by Parent, at least one of whom shall be qualify as “independent” under the listing rules of the NYSE and shall not be a partner or employee of Cerberus or its Affiliates (including its portfolio companies), or of a co-investor in Parent (or its Affiliates (including its portfolio companies)) as of immediately prior to the Mergers; (iv) three (3) directors designated in writing by the Company, each of whom who shall qualify as “independent” under the listing rules of the NYSE; and (v) one (1) director jointly designed by Parent and the Company, who shall be qualify as “independent” under the listing rules of the NYSE and who shall not be a partner or employee of Cerberus or its Affiliates (including its portfolio companies), or of a co-investor in Parent (or its Affiliates (including its portfolio companies)) as of immediately prior to the Mergers.

(b)                                 Subject to Section 7.20(a), Parent’s Board of Directors shall take all necessary action to nominate and cause, from and after the Effective Time:

(i)                                     until such time as Cerberus Capital Management, L.P. and its controlled affiliated investment funds and managed accounts (collectively, “Cerberus”) ceases to hold at least at least ten percent (10%) of the issued and outstanding shares of Parent Common Stock, two (2) individuals designated in writing by Cerberus to be elected to Parent’s Board of Directors; and

(ii)                                  from and after the time that Cerberus ceases to hold at least ten percent (10%) of the issued and outstanding shares of Parent Common Stock and until such time as Cerberus ceases to hold at least five percent (5%) of the issued and outstanding shares of Parent Common Stock, one (1) individual designated in writing by Cerberus to be elected to Parent’s Board of Directors.

(c)                                  Until such time as Cerberus ceases to hold at least fifteen  percent (15%) of the issued and outstanding shares of Parent Common Stock,  Parent’s Board of Directors shall take all necessary action to cause a director designated in writing by Cerberus to be elected as Lead Director and if Robert Miller has ceased to be Chairman, a director designated by Cerberus to be Chairman, provided that either the Lead Director or the Chairman shall qualify as “independent” under the listing rules of the NYSE and shall not be a partner or employee of Cerberus or its Affiliates (including its portfolio companies) or of a co-investor in Parent (or its Affiliates (including its portfolio companies)) as of immediately prior to the Mergers.

(d)                                 From and after the time that Cerberus ceases to hold at least fifteen percent (15%) of the issued and outstanding shares of Parent Common Stock and until such time as Cerberus ceases to hold at least ten percent (10%) of the issued and outstanding shares of Parent Common Stock, Parent’s Board of Directors shall take all action necessary to cause a director designated in writing by Cerberus to be elected as Lead Director.

(e)                                  Immediately after the Effective Time, Parent will have co-corporate headquarters in Boise, Idaho, and in the Harrisburg, Pennsylvania metropolitan area.

Section 7.21                             Registration Rights Agreement; Lock-Up Agreement; No Action Agreement.  At the Effective Time, Parent and the holders of Parent Common Stock, after giving effect to the distribution contemplated by Section 8.3(e), but prior to the consummation of the Mergers, shall execute and deliver a Registration Rights Agreement and Lock-Up Agreement, substantially in the forms attached hereto as Exhibit A and Exhibit B.  At or prior to the Effective Time, Parent shall, and shall cause each of Cerberus, Schottenstein Stores Corporation, Klaff Realty, LP, Kimco Realty Corporation and Lubert-Adler Partners, L.P. to, execute and deliver a No Action Agreement, substantially in the form attached hereto as Exhibit C, which shall be effective at the Closing.

Section 7.22                             Termination of Agreements.  Prior to the Effective Time, Parent shall, and shall cause its subsidiaries to, (a) terminate the Parent Stockholders Agreement and any other agreement with respect to the voting of any capital stock or voting securities of, or voting of other equity interests in, Parent, without any continuing liabilities or obligations for Parent, the Company or any of their subsidiaries, other than the Registration Rights Agreement and Lock-Up Agreement to be entered into pursuant to Section 7.21, and (b) take all action necessary to terminate or amend any agreement to which Parent or any of its subsidiaries is a party that provides for the payment of a management fee or any other payments to any stockholder of Parent such that no management fees or any other payments remain payable to any stockholder of Parent after the date hereof.

Section 7.23                             Assumption of Certain Obligations.  Parent shall, upon consummation of the Mergers, assume (including by operation of Law) any remaining obligations of the Company under the WBA Asset Purchase Agreement, the Transition Services Agreement, dated as of October 17, 2017, by and between the Company and Walgreen Co. and the Transitional

Trademark License Agreement, dated as of October 17, 2017, by and among the Company, Walgreen Co. and Name Rite, L.L.C.

Section 7.24                             Use of Proceeds.  An amount equal to the net proceeds received by the Company under the WBA Asset Purchase Agreement shall be, or shall have been, used to (a) redeem or otherwise repurchase the Company 2020 Notes and the Company 2021 Notes pursuant to Section 7.15(a), (b) effect a Pre-Effective Time Redemption pursuant to Section 7.15(a) and Section 7.15(d), (c) pay down amounts due under the Company Credit Agreement, the Company’s Tranche 1 Term Loan due August 2020, or the Company’s Tranche 2 Term Loan due June 2021, or (d) extinguish current liabilities associated with the stores sold and employees transferred to the extent such liabilities exceed current assets retained associated with the stores sold.  Notwithstanding the foregoing, pending application of such net cash proceeds, the Company may temporarily reduce Company Credit Agreement borrowings without a reduction in commitments.

Section 7.25                             Share Limitation.  Notwithstanding anything herein to the contrary, immediately prior to the Effective Time, (a) Parent shall have no shares of Parent Preferred Stock and no more than 282,877,942 shares of Parent Common Stock (including any phantom units and management incentive units) and (b) the Company shall have no shares of Company Preferred Stock and no more than 1,118,750,658 shares of Company Common Stock (assuming the Rights Plan has not been triggered and not including any Company RSU that by its terms provides for settlement in cash), in each case, outstanding on a fully diluted, as converted and as exercised basis.

ARTICLE VIII

CONDITIONS OF MERGER

Section 8.1                                    Conditions to Obligations of Each Party to Effect the Mergers.  The respective obligations of each Party to effect the Mergers shall be subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by each of the Company and Parent) at or prior to the Closing of the following conditions:

(a)                                 Stockholder Approval.  The Company shall have obtained the Company Requisite Vote;

(b)                                 No Legal Restraints.  No Law or injunction (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction (collectively, the “Legal Restraints”) that prevents, makes illegal, prohibits, restrains or enjoins the consummation of the Mergers;

(c)                                  Antitrust Consents.  The waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been earlier terminated;

(d)                                 NYSE Listing.  The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(e)                                  Form S-4.  The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC; and

(f)                                   WBA Asset Purchase Agreement Proceeds.  The Company shall have received no less than $4.076 billion of gross proceeds under the WBA Asset Purchase Agreement pursuant to the terms of the WBA Asset Purchase Agreement, including the amount of gross proceeds set forth on Section 8.1(f) of the Company Disclosure Schedule that have been received by the Company on or prior to the date hereof.

(g)                                  Other Regulatory Approvals.  The Consent of the Governmental Entity set forth on Section 8.1(g) of the Company Disclosure Schedule shall have been obtained.

Section 8.2                                    Conditions to Obligations of Parent and the Merger Subs.  The obligations of Parent and the Merger Subs to effect the Mergers shall be further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Parent) at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Company set forth in the first sentence of Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.4 (Authority), Section 3.12 (Absence of Certain Changes and Events) and Section 3.22 (Brokers) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 3.3(a) and the first sentence and clause (i) of the second sentence of Section 3.3(b) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date) and (iii) the representations and warranties of the Company set forth in this Agreement (other than those identified in clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties of the Company to be so true and correct (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing;

(c)                                  Certificate.  Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(e) have been satisfied;

(d)                                 Company Tax Opinion.  The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, Tax counsel to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date on which the Effective Time occurs, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP shall be entitled to rely upon the representations of officers of the Company and Parent made in the manner specified in Section 7.19(b); and

(e)                                  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 8.3                                    Conditions to Obligations of the Company.  The obligation of the Company to effect the Mergers shall be further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of Parent and the Merger Subs set forth in the first sentence of Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.4 (Authority); Section 4.10(b) (Absence of Certain Changes and Events) and Section 4.19 (Brokers) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of Parent and the Merger Subs set forth in Section 4.3(a) and the first sentence and clause (i) of the second sentence of Section 4.3(b) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date); and (iii) the representations and warranties of Parent set forth in this Agreement (other than those identified in clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties of Parent to be so true and correct (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(b)                                 Performance of Obligations of Parent and the Merger Subs.  Each of Parent and the Merger Subs shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing;

(c)                                  Certificate.  The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(f) have been satisfied;

(d)                                 Parent Tax Opinion.  Parent shall have received an opinion of Schulte, Roth & Zabel LLP, Tax counsel to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date on which the Effective Time occurs, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Schulte Roth & Zabel LLP shall be entitled to rely upon the representations of officers of the Company and Parent made in the manner specified in Section 7.19(b);

(e)                                  Distribution of Parent Stock.  Albertsons Investor Holdings LLC shall have distributed all Parent Common Stock held by it to its respective equity holders;

(f)                                   No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect; and

(g)                                  Additional Agreements.  Parent shall have delivered to the Company the Lock-Up Agreement, No Action Agreement and the Standstill Agreement, substantially in the form attached hereto as Exhibit B, Exhibit C and Exhibit D, respectively, and such agreements shall remain in full force and effect as of the Closing.

ARTICLE IX

TERMINATION

Section 9.1                                    Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company (except in the case of a termination pursuant to Section 9.1(d)(ii), which may only be invoked prior to the receipt of the Company Requisite Vote):

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a Legal Restraint that prevents, makes illegal, prohibits, restrains or enjoins the consummation of the Mergers and such Legal Restraint is or shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to a Party whose breach of this Agreement was the primary cause of, or primarily resulted in, the issuance of such Legal Restraint;

(c)                                  by either Parent or the Company if the Effective Time shall not have occurred on or before August 18, 2018 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party whose breach of this Agreement was the primary cause of, or primarily resulted in, the failure of the Effective Time to occur on or before the End Date; provided, further, that, if on the End Date all of the conditions set forth in Section 8.2 and Section 8.3 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred) or remain capable of being satisfied but any of the conditions set forth in Section 8.1(a) (due to the Company Stockholders Meeting not having been held yet), Section 8.1(c), Section 8.1(e) and/or Section 8.1(g) has not been satisfied, then either Parent or the Company may extend the End Date to November 18, 2018 by delivery of written notice of such extension to the other party not less than three (3) Business Days prior to the End Date, in which case the End Date shall be deemed for all purposes to be such later date;

(d)                                 by written notice of the Company to Parent:

(i)                                     if there shall have been a breach of any (i) representation or warranty or (ii) covenant or agreement on the part of Parent or the Merger Subs contained in this Agreement, or any such representation or warranty shall have become inaccurate, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied, and such breach or inaccuracy has not been cured within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured within such period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Company is then (A) in material breach of any of its covenants or agreements contained in this Agreement; or (B) in breach of any of its representations or warranties contained in this Agreement and the failure of such representations and warranties of the Company to be so true and correct (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii)                                  prior to, but not after, obtaining the Company Requisite Vote, in accordance with, and subject to compliance with the terms and conditions of, Section 7.1(c);

(e)                                  by written notice of Parent to the Company if:

(i)                                     there shall have been a breach of any (A) representation or warranty or (B) covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall have become inaccurate, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied, and such breach or inaccuracy has not been cured within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured within such period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(e)(i) if Parent or the Merger Subs are then (1) in material breach of any of its covenants or agreements contained in this Agreement or (2) in breach of any of its representations or warranties contained in this Agreement, and the failure of such representations and warranties of Parent or the Merger Subs to be so true and correct (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; or

(ii)                                  the Company Board shall have made a Change of Recommendation; or

(f)                                   by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken.

Section 9.2                                    Effect of Termination.

(a)                                 In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party, except as provided in Section 7.6(b), Section 7.8, this Section 9.2, Section 9.3 and Article X, which shall survive such termination; provided, however, that nothing herein shall relieve any Party of any liability for damages resulting from fraud or Willful Breach prior to such termination by any Party (which the Parties acknowledge and agree shall be determined by a court of competent jurisdiction in accordance with Section 10.13 applying the governing Law in accordance with Section 10.9), in which case the aggrieved Party shall be entitled to all rights and remedies available at law or equity.  Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledges and agrees that Parent’s and the Merger Subs’ obligations hereunder are not conditioned in any manner upon Parent or the Merger Subs obtaining any financing.  The failure, for any reason, of Parent or the Merger Subs to consummate the Mergers and the other transactions contemplated by this Agreement on the date that the Closing is required to occur pursuant to Section 1.2 hereof shall constitute a Willful Breach of this Agreement by Parent and the Merger Subs.  The Parties acknowledge and agree that (i) nothing in this Section 9.2 shall be deemed to affect their right to specific performance under Section 10.12 and (ii) no termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement and Clean Room Agreement.

(b)                                 In the event that:

(i)                                     this Agreement is terminated (x) by the Company pursuant to Section 9.1(d)(ii) or (y) by Parent pursuant to Section 9.1(e)(ii) (provided that such termination was not the result of a Parent Material Adverse Effect), then the Company shall pay $65 million (the “Company Termination Fee”) to Parent (or its designee), at or prior to the time of termination and as a condition to such termination in the case of a termination by the Company or as promptly as reasonably practicable in the case of a termination pursuant by Parent (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds to an account designated by Parent;

(ii)                                  this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(f), or by Parent pursuant to Section 9.1(e)(i) or by either Parent or the Company pursuant to Section 9.1(c), and (A) at any time after the date of this Agreement, but prior to the date of the Company Stockholders Meeting (in the case of Section 9.1(f)), prior to the breach giving rise to such right of termination (in the case of Section 9.1(e)(i)) or prior to such termination (in the case of Section 9.1(c)), any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known, and (B) within twelve (12) months after such termination, the Company or any of its subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal (regardless of whether consummated), or an Acquisition Proposal shall have been consummated involving the Company or any of its subsidiaries (whether or not involving the same Acquisition Proposal as that which was publicly announced or otherwise became publicly known prior to such termination), then, in any such event, the Company shall pay to Parent (or its designee) the Company Termination Fee, at or prior to the earlier to occur of the Company entering into a definitive agreement with respect to such Acquisition Proposal or the consummation of such Acquisition Proposal, payable by wire transfer of immediately available funds to an account designated by Parent; provided, however, that for purposes of this Section 9.2(b)(ii), references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(iii)                               this Agreement is terminated by either the Company or Parent pursuant to Section 9.1(f) and, prior to the Company Requisite Vote having not been obtained, (i) an Acquisition Proposal has been publicly announced and (ii) the Company Board has made a Change of Recommendation or taken no position on such Acquisition Proposal, then the Company shall promptly, but in no event later than two (2) days after being notified of such by Parent, pay to Parent (or its designee) all of the documented out-of-pocket expenses incurred by Parent or the Merger Subs in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $10 million, payable by wire transfer of immediately available funds; provided that any amounts paid under this Section 9.2(b)(iii) shall be credited (without interest) against any Company Termination Fee if paid to Parent (or its designee) pursuant to the terms of this Agreement; and

(iv)                              this Agreement is terminated by Parent or the Company, as applicable, pursuant to (x) Section 9.1(b) and the applicable Legal Restraint giving rise to such termination right is issued under or pursuant to any Antitrust Law or (y) Section 9.1(c), and, in either case of clause (x) or (y), on the termination date the only conditions to closing set forth in Section 8.1 or Section 8.2 that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the Closing if the Closing Date were on the termination date) are the conditions set forth in Section 8.1(b) (but only if the applicable Legal Restraint causing such condition not to be satisfied is issued under or pursuant to any Antitrust Law) and/or Section 8.1(c), then Parent shall pay $65 million (the “Parent Termination Fee”) to the Company (or its designee) by wire transfer of immediately available funds to the account designated by the Company, at or prior to the time of termination in the case of a termination by Parent, or as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination by the Company; provided, that Parent shall not be required to pay the Company the Parent Termination Fee if Parent confirms in writing that Parent is willing to agree to the sale, divestiture or disposition of assets of the Company or its subsidiaries in excess of the threshold set forth in Section 7.4(d) in order to obtain any required Antitrust Consents and the Company determines, subject to the proviso set forth in Section 7.4(e) not to agree to such a sale, divestiture or disposition.

(c)                                  The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee, or Parent be required to pay the Parent Termination Fee, on more than one occasion.

(d)                                 Except in the case of fraud or Willful Breach, each Party agrees that notwithstanding anything in this Agreement to the contrary, (i) in the event that the Company Termination Fee becomes payable and is actually paid to Parent in accordance with this Section 9.2, the payment of such Company Termination Fee (and any amounts payable under Section 9.2(b)(iii)) shall be the sole and exclusive remedy of Parent, the Merger Subs, and their respective subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its Representatives or Affiliates and (ii) in no event will Parent, the Merger Subs or their respective subsidiaries seek to recover any other money damages or seek any other remedy based on a claim at law or in equity with respect to, in the case of each of clauses (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of any Company Termination Fee in accordance with this Section 9.2 (and any amounts payable under Section 9.2(b)(iii)), neither the Company nor any of its Affiliates or Representatives shall have any further liability or obligation to Parent, the Merger Subs or any of their respective subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby.

(e)                                  Except in the case of fraud or Willful Breach, each Party agrees that notwithstanding anything in this Agreement to the contrary, (i) in the event that the Parent Termination Fee becomes payable and is actually paid to the Company in accordance with this Section 9.2, the payment of such Parent Termination Fee shall be the sole and exclusive remedy of the Company and its subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against Parent, the Merger Subs or any of their respective Representatives or Affiliates and (ii) in no event will the Company or its subsidiaries seek to recover any other money damages or seek any other remedy based on a claim at law or in equity with respect to, in the case of each of clauses (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of any Parent Termination Fee in accordance with this Section 9.2, none of Parent, the Merger Subs or any of their respective Affiliates or Representatives shall have any further liability or obligation to the Company or any of its subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby.

(f)                                   Each of the Company, Parent and the Merger Subs acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this

Agreement.  Accordingly, if any Party fails to promptly pay any amount due pursuant to this Section 9.2, and the other Party commences a Proceeding that results in a judgment against the failing Party for the amount set forth in this Section 9.2 or a portion thereof, the failing Party shall pay to the other Party all fees, costs and expenses of enforcement (including attorney’s fees as well as expenses incurred in connection with any such action), together with interest on such amount or such portion thereof at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made.

Section 9.3                                    Expenses.  Except as otherwise specifically provided herein (and any amounts payable under Section 9.2(b)(iii)), each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.1                             Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time or after the termination of this Agreement and (b) those contained in this Article X.

Section 10.2                             Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties (by action of their respective boards of directors) may modify, amend or supplement this Agreement only by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided, however, that unless otherwise agreed by the Parties, after the Company Requisite Vote has been obtained there shall be no amendment of this Agreement that would require the further approval of the stockholders of the Company under applicable Law without such approval having first been obtained; provided, further, that notwithstanding anything to the contrary contained herein, this Section 10.2, Section 10.8, Section 10.13, Section 10.14, Section 10.15 and any definitions or other provisions to the extent that they affect or modify such Sections, shall not be amended, modified, supplemented or waived, and no consent shall be given thereunder, in each case in any manner that is adverse to the interests of the Financing Sources without their prior written consent.

Section 10.3                             Waiver.  At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement.  The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 10.4                             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile or by email (with affirmative confirmation of receipt by the receiving Party), by registered or certified mail (with postage prepaid, return receipt requested) or by a nationally recognized courier service (with signed confirmation of receipt) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to the Company:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, PA 17011
Attention: James J. Comitale
Facsimile: (717) 760-7867
Email: jcomitale@riteaid.com

with an additional copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Paul T. Schnell
Marie L. Gibson
Facsimile: (212) 735-2000
Email: paul.schnell@skadden.com
marie.gibson@skadden.com

(b) if to Parent or the Merger Subs:

Albertsons Companies, Inc.
250 Parkcenter Boulevard
Boise, ID 83706
Attention: Robert A. Gordon
Facsimile: (208) 395-6575
Email: robert.gordon@albertsons.com

with an additional copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Stuart D. Freedman
Michael Gilligan
Facsimile: (212) 593-5955
Email: stuart.freedman@srz.com
michael.gilligan@srz.com

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by nationally recognized courier service for next Business Day delivery, or (iii) the Business Day received, if sent by facsimile, email or registered or certified mail (provided that any notice received by facsimile transmission, email or registered or certified mail at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

Section 10.5                             Certain Definitions.  For purposes of this Agreement, the term:

(a)                                 “Acceptable Confidentiality Agreement” means a confidentiality agreement on terms (including standstill restrictions; provided that such standstill restrictions need not restrict a Person from making an offer or proposal to the Company (including the Company Board) in respect of an Acquisition Proposal) substantially no less restrictive to the Company’s counterparty thereto than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement) and which does not restrict the Company from providing the access, information or data required to be provided to Parent pursuant to Section 7.1;

(b)                                 “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person;

(c)                                  “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(d)                                 “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the United States in the City of New York, New York;

(e)                                  “Clean Room Agreement” means that certain Clean Team Agreement, dated as of November 17, 2017, by and between the Company, together with its subsidiaries and affiliates, and Apple, LLC, together with its subsidiaries and affiliates, including Cerberus Capital Management, L.P.;

(f)                                   “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes;

(g)                                  “Company Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 27, 2001, as amended and restated as of January 13, 2015, among the Company, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(h)                                 “Company Indentures” means, collectively, (i) the Indenture dated as of August 1, 1993, between the Company and Morgan Guaranty Trust Company of New York, as trustee, as supplemented by the Supplemental Indenture dated as of February 3, 2000, related to the Company’s 7.70% Notes due 2027; (ii) the Indenture dated as of December 21, 1998, between the Company and Harris Trust and Savings Bank, as trustee, as supplemented by the Supplemental Indenture dated as of February 3, 2000, related to the Company’s 6.875% Notes due 2028; (iii) the Indenture dated as of February 27, 2012, among the Company, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated as of May 15, 2012, related to the Company’s 9.25% Senior Notes due 2020; (iv) the Indenture dated as of July 2, 2013, among the Company, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, related to the Company’s 6.75% Senior Notes due 2021 and (v) the Indenture dated as of April 2, 2015, among the Company, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, related to the Company’s 6.125% Senior Notes due 2023;

(i)                                     “Company Material Adverse Effect” means any event, development, circumstance, change, effect, condition, or occurrence that, individually or in the aggregate, with all other events, developments, circumstances, changes, effects, conditions or occurrences, (i) has, or would reasonably be expected to have, a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole or (ii) prevents, materially delays or materially impairs the ability of the Company to consummate the Mergers and the other transactions contemplated by this Agreement; provided, however, in the case of clause (i), any event, development, circumstance, change, effect, condition or occurrence to the extent arising out of or resulting from any of the following after the date hereof shall not be deemed, either alone or in combination, to constitute or be taken into account in determining whether there has been a Company Material Adverse Effect:  (A) any change or development generally affecting the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes or developments in prevailing interest or exchange rates or the disruption of any securities markets, (B) national or international political or social conditions, (C) the execution and delivery of this Agreement or the public announcement or pendency of the Mergers or other transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, or employees of the Company or its subsidiaries, (D) any change in any applicable Laws or applicable accounting regulations or principles, including GAAP, or interpretations thereof, (E) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism or other international or national emergency, or other force majeure event or natural disaster or act of God or other comparable events, (F) any change in the price or trading volume of Company Common Stock or the credit rating of the Company, in and of itself, (G) any failure by the Company to meet (1) any published analyst estimates, expectations, projections or forecasts of the Company’s revenue, earnings, cash flow, cash positions or other financial performance or results of operations for any period or (2) its internal or published projections, budgets, plans, forecasts, guidance, estimates, milestones of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the underlying cause of such failure may be considered), (H) any change or development in the industries in which the Company and its subsidiaries operate, (I)

the identity of Parent or its subsidiaries, (J) any communication by Parent or its subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business of the Surviving Company or its subsidiaries or (K) any action taken by the Company, or which the Company causes to be taken by any of its subsidiaries, in each case which is expressly required or permitted by this Agreement (other than pursuant to clause (a) of Section 5.1) or at Parent’s express written request; except (1) to the extent (and only to the extent) any such event, development, circumstance, change, effect, condition or occurrence described in clauses (A), (B), (D), (E) or (H) is disproportionately adverse to the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its subsidiaries operate and (2) that clauses (F) and (G) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects, conditions or occurrences underlying such changes or failures constitute or contribute to a Company Material Adverse Effect; provided, further, that the exceptions in clause (C) above shall not apply with respect to references to a Company Material Adverse Effect in those portions of the representations and warranties contained in Section 3.5(a) (and in Section 8.2(a) and Section 9.1(e)(i) to the extent related to such portions of such representation) to the extent the purposes of such representations and warranties is to address the consequences resulting from the execution, delivery and performance of this Agreement by the Company or the consummation of the Mergers and the other transactions contemplated by this Agreement;

(j)                                    “Company Owned Real Property” means all real property and interests in real property owned in fee by the Company or any of its subsidiaries, together with all buildings, improvements and fixtures now or subsequently located thereon and all appurtenances thereto;

(k)                                 “Company Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, consulting, severance, change in control, retention or similar plan, agreement, arrangement or policy and (iii) each other plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related rights, incentive or deferred compensation, paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case maintained, sponsored or contributed to by the Company or any of its subsidiaries for the benefit of any Company Service Provider or with respect to which the Company or any of its subsidiaries has any direct or indirect liability;

(l)                                     “Company Real Property Lease” means any lease, sublease, license, sublicense or other agreement under which the Company or any of its subsidiaries leases, licenses, uses or occupies, or has the right to use or occupy (whether as landlord or tenant), any real property or interest in real property;

(m)                             “Company Senior Employee” means an employee of the Company or its subsidiaries at the level of Executive Vice President or above;

(n)                                 “Company Service Provider” means any current or former director, officer, employee or individual independent contractor of the Company or any of its subsidiaries;

(o)                                 “Company Stock Plans” means the 2000 Omnibus Incentive Plan, the 2001 Stock Option Plan, the 2004 Omnibus Equity Plan, the 2006 Omnibus Equity Plan, the 2010 Omnibus Equity Plan, the 2012 Omnibus Equity Plan and the 2014 Omnibus Equity Plan (and applicable award agreements issued under such plans), as applicable, as well as any other plans or agreements pursuant to which the Company has granted equity awards (including equity awards granted or assumed by the Company in connection with any acquisitions prior to the Effective Time);

(p)                                 “Continuing Service Providers” means all non-employee service providers of the Company or any subsidiary of the Company who, at the Effective Time, continue their service with Parent, the Company or any subsidiary of the Company;

(q)                                 “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(r)                                    “Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use in the operation of the respective businesses of the Company or Parent, as applicable, or their respective subsidiaries, or that is otherwise material to or necessary for the operation of the respective businesses of the Company or Parent, as applicable, or their respective subsidiaries;

(s)                                   “Data Room” means each of the virtual data rooms supported by Merrill Communications LLC, and any “clean room”, in each case with respect to the transactions contemplated by this Agreement, collectively;

(t)                                    “ERISA” means the Employee Retirement Income Security Act of 1974;

(u)                                 “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or Parent, as applicable, would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code;

(v)                                 “Excluded Information” means and shall include (i) pro forma financial statements relating to the transactions contemplated by this Agreement (including the Merger and Debt Financing), (ii) projected financial statements for periods ending after the Closing Date and other forward looking information with respect to such periods, (iii) “as adjusted” capitalization information, (iv) adjustments to net income used to determine EBITDA or adjusted EBITDA (other than interest expense, tax expense, depreciation expense and amortization expense, each as calculated under GAAP), (v) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (vi) risk factors relating to all or any component of the Debt Financing, (vii) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the

SEC, (viii) Compensation Discussion and Analysis and any other information required by Item 402(b) of Regulation S-K, (ix) information relating to the Parent, (x) general market or industry information and other information customarily provided by a bank in connection with the preparation of marketing materials and (xi) information that the Company is not required to disclose pursuant to its annual, quarterly and current reports, from time to time, pursuant to the terms of the Exchange Act.

(w)                               “FDA” means the U.S. Food and Drug Administration;

(x)                                 “Financing Sources” means any entities that have committed to provide or otherwise entered into agreements to provide the Permanent Financing, including the banks party to the Debt Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Commitment Letter) relating thereto, and the Affiliates and controlling persons of the foregoing, and their respective successors and assigns;

(y)                                 “Food Authorities” means the FDA, the USDA and any state, local or foreign Governmental Entity responsible for regulating food products;

(z)                                  “GAAP” means the U.S. generally accepted accounting principles set forth in the authoritative literature codified in the Financial Accounting Standards Board Accounting Standards Codification, in each case, as of the time of the relevant financial statements referred to herein;

(aa)                          “Governmental Entity” means any governmental, administrative, judicial or regulatory (including any stock exchange or other self-regulatory organization) authority, agency, commission, court, body, entity, official, tribunal, authority or other instrumentality, whether supranational, foreign or domestic, of one or more countries, nations, republics, federations or similar entities or any states, counties, parishes or municipalities, jurisdictions or other political subdivisions thereof;

(bb)                          “Governmental Filings” mean any consents, approvals, authorizations or Permits of, actions by, filings with or notifications to any Governmental Entity;

(cc)                            “Healthcare Laws” means any Law relating to the provision, dispensing, administration, advertising, promotion, storage, and/or payment for healthcare products (including prescription or over-the-counter drug products) or services, including, to the extent applicable:  (i) any state or other licensure, permitting, credentialing, accreditation, authorization or certification requirement for Persons, including those limiting the scope of activities of Persons acting without such license, permit, credential, accreditation, authorization or certification, (ii) any billing, coding, coverage, compliance, documentation, reporting, or reimbursement Law applicable to the services provided by the Company or any of its subsidiaries, (iii) Laws governing the operation and administration of Medicare Parts A, B, C and D, Medicaid, Medicaid managed care, TRICARE, the Federal Employee Health Benefit Program and any other government-funded health care programs, (iv) any Law related to the claims made or advertising, promotional or marketing efforts undertaken by Company or any of its subsidiaries, including, but not limited to, with respect to prescription drugs or controlled substances, (v) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” or any state anti-kickback Law, (vi) 42 U.S.C. § 1320a-7a(a)(5), 42 C.F.R. § 1003.101, commonly referred to as the “Beneficiary Inducement Law,” (vii) the HIPAA all-plan health care fraud prohibition, (viii) any Law governing the use, disclosure, privacy or security of personal or health information, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto and any state privacy laws (“HIPAA”), (ix) 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., commonly referred to as the “Stark Law,” or any state Law pertaining to self-referrals, (x) 31 U.S.C. §§ 3729 et seq., commonly referred to as the “False Claims Act”, or any state Law false claims prohibition, (xi) 42 U.S.C. §§ 1320a-7, 7a and 7b, commonly referred to as the “Federal Fraud Statutes,” (xii) 31 U.S.C. § 3801 et seq., commonly referred to as the “Federal Program Fraud Civil Remedies Act,” and 18 U.S.C. § 1347, commonly referred to as the “Federal Health Care Fraud Law,” (xiii) any state Law provisions prohibiting insurance fraud, (xiv) any other Law relating to health care fraud, waste or abuse, (xv) any Laws administered by the FDA, including 21 U.S.C. § 301 et seq., known as the “Federal Food, Drug, and Cosmetic Act” and 42 U.S.C. § 262 et seq., known as the “Public Health Service Act,” (xvi) all Laws administered by the Drug Enforcement Administration including 21 U.S.C. § 801 et seq., commonly referred to as the “Controlled Substances Act,” and any state Laws governing controlled substances, (xvii) all Laws restricting the corporate practice of medicine or fee splitting, (xviii) the Affordable Care Act, (xix) Laws relating to the practice of pharmacy, the operation of pharmacies, the wholesale distribution, dispensing, labeling, packaging, repackaging, storage, recordkeeping, advertising, adulteration or compounding of drug products or controlled substances, (xx) Laws relating to pharmacy benefit management, third-party administration, utilization review, claim adjudication, and healthcare discount card, copayment assistance, or other patient assistance programs or services; (xxi) Laws relating to the sale of over-the-counter health products and services, including, but not limited to, medications, vitamins, nutritional supplements, and non-legend medical devices, (xxii) Laws relating to the provision or administration of, or payment for, health care products or services; (xxiii) Laws relating to in-person, remote, or electronic health management and coaching services, including, but not limited to, disease management, case management, chronic care management, weight management, addiction counseling, and medication therapy management, (xxiv) Laws relating to the provision of health care remotely or electronically, including, but not limited to, telemedicine Laws, (xxv) Laws relating to handling and disposal of hazardous waste, (xxvi) public health data collection and reporting Laws, including, but not limited to, those established by the U.S. Centers for Disease Control and Prevention; and (xxvii) any and all rules, regulations or guidance implementing or issued pursuant to any of the above;

(dd)                          “Information Privacy and Security Laws” means all Laws issued by any Governmental Entity concerning the privacy or security of Personal Information, and all regulations promulgated by any Governmental Entity thereunder, including, but not limited to, HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Telephone Consumer Protection Act, Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of Personal Information, the CAN-SPAM Act, the Children’s Online Privacy Protection Act, PCI DSS, state data breach notification laws, state data security laws, state social security number protection laws, any healthcare Laws pertaining to privacy or data security and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing;

(ee)                            “Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies;

(ff)                              “Intellectual Property” means all worldwide intellectual and industrial property and proprietary rights of any kind, including all rights in (i) patents, (ii) copyrights and copyrighted works (including Software), (iii) trademarks, service marks, corporate, business and d/b/a names, logos, trade dress, domain names, social media identifiers and other indicators of source or origin and all associated goodwill, (iv) trade secrets, know-how, methods, processes and confidential information in any form or media and (v) registrations, applications, renewals, provisionals, continuations, continuations-in-part, divisionals, re-issues, re-examinations and foreign counterparts of any of the foregoing;

(gg)                            “IT Systems” means all electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, networks, databases, firmware and hardware) and Internet websites;

(hh)                          “knowledge” or any similar phrase (i) with respect to the Company means the actual knowledge, after reasonable inquiry, of any of the individuals listed in Section 10.5(hh) of the Company Disclosure Schedule and (ii) with respect to Parent or the Merger Subs means the actual knowledge, after reasonable inquiry, of any of the individuals listed in Section 10.5(hh) of the Parent Disclosure Schedule;

(ii)                                  “Law” means any federal, state, local, municipal, foreign, multi-national, trans-national or other law, statute, constitution, principle of common law, ordinance, code, decree, order, directive, judgment, rule, regulation, ruling or requirement of any Governmental Entity or any arbitrator or arbitration panel, whether civil, criminal, or administrative, including any Antitrust Law, any Insurance Law and any Healthcare Law;

(jj)                                “Marketing Period” means, subject to the Blackout Period (as defined in the Debt Commitment Letter as in effect on the date hereof), a period of 15 consecutive days beginning on the delivery by the Company to Parent of the Required Information.  If the Company shall in good faith believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice (or, if later, on the date specified in such notice as the date of delivery of the Required Information) unless Parent in good faith believes the Company has not completed the delivery of the Required Information and, within two (2) Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered), in which case the requirements of this sentence shall not be satisfied until the Company has provided all such Required Information specifically set forth in such notice.

(kk)                          “Merger Consideration” means the Stock Election Consideration or the Cash Election Consideration, as applicable.

(ll)                                  “Parent Common Stock” means each share of Parent common stock, par value $0.01 per share;

(mm)                  “Parent Credit Agreements” means, collectively, (i) the Second Amended and Restated Asset-Based Revolving Credit Agreement, dated as of December 21, 2015, by and among Albertsons Companies, LLC and the other coborrowers, as borrowers, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America N.A., as administrative and collateral agent, as amended, and (ii) the Second Amended and Restated Term Loan Agreement, dated August 25, 2014, and effective January 30, 2015, by and among Albertson’s LLC, Safeway Inc. (as successor by merger to Saturn Acquisition Merger Sub, Inc.) and the other co-borrowers, as borrowers, Albertson’s Holdings LLC and the other guarantors from time to time party thereto, as guarantors, the lenders from time to time thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent, as amended;

(nn)                          “Parent Indentures” means, collectively, (i) the Indenture, dated May 31, 2016, by and among Albertsons Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Parent Issuers”), certain subsidiaries of the Parent Issuers, as guarantors, and Wilmington Trust, National Association, as trustee with respect to the 6.625% Senior Notes due June  2024, as amended and supplemented, (ii) the Indenture, dated August 9, 2016, by and among the Parent Issuers, certain subsidiaries of the Parent Issuers, as guarantors, and Wilmington Trust, National Association, as trustee, with respect to the 5.750% Senior Notes due September 2025, as amended and supplemented, (iii) Indenture, dated September 10, 1997 between Safeway Inc., and the Bank of New York, as trustee, as amended and supplemented, with respect to the 5.00% Senior Notes due August 2019, the 3.95% Senior Notes due August 2020, the 4.75% Senior Notes due December 2021, the 7.45% Senior Debentures due September 2027, and the 7.25% Senior Debentures due February 2031, and (iv) Indenture, Dated May 1, 1992, between New Albertson’s, Inc. (as successor to Albertson’s, Inc.) and U.S. Bank Trust National Association (as successor to Morgan Guaranty Trust Company of New York), as trustee, as amended and supplemented, with respect to the 6.47% to 7.15% Medium-Term Notes due February 2018 to June 2028, the 7.75% Debentures due June 2026, the 7.45% Senior Debentures due August 2029, the 8.70% Senior Debentures due May 2030, and the 8.00% Senior Debentures due May 2031;

(oo)                          “Parent Material Adverse Effect” means any event, development, circumstance, change, effect, condition, or occurrence that, individually or in the aggregate, with all other events, developments, circumstances, changes, effects, conditions or occurrences, (i) has, or would reasonably be expected to have, a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, or (ii) prevents, materially delays or materially impairs the ability of Parent to consummate the Mergers and the other transactions contemplated by this Agreement; provided, however, in the case of clause (i), any event, development, circumstance, change, effect, condition or occurrence to the extent arising out of or resulting from any of the following after the date hereof shall not be deemed, either alone or in combination, to constitute or be taken into account in determining whether there has been a Parent Material Adverse Effect:  (A) any change or development generally affecting the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes or developments in prevailing interest or exchange rates or the disruption of any securities markets, (B) national or international political or social conditions, (C) the execution and delivery of this Agreement or the public announcement or pendency of the Mergers or other transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, or employees of Parent or its subsidiaries, (D) any change in any applicable Laws or applicable accounting regulations or principles, including GAAP, or interpretations thereof, (E) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism or other international or national emergency, or other force majeure event or natural disaster or act of God or other comparable events, (F) any change in the price or trading volume of Parent Common Stock or the credit rating of Parent or its subsidiaries, in and of itself, (G) any failure by Parent to meet (1) any published analyst estimates, expectations, projections or forecasts of Parent’s revenue, earnings, cash flow, cash positions or other financial performance or results of operations for any period or (2) its internal or published projections, budgets, plans, forecasts, guidance, estimates, milestones of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the underlying causes of such failure may be considered), (H) any change or development in the industries in which Parent and its subsidiaries operate, (I) the identity of the Company or its subsidiaries, (J) any communication by the Company or its subsidiaries regarding the plans or intentions of the Company with respect to the conduct of the business of the Surviving Company or its subsidiaries or (K) any action taken by Parent, or which Parent causes to be taken by any of its subsidiaries, in each case which is expressly required or permitted by this Agreement (other than pursuant to clause (a) of Section 6.1) or at the Company’s express written request; except (1) to the extent (and only to the extent) any such event, development, circumstance, change, effect, condition or occurrence described in clauses (A), (B), (D), (E) or (H) is disproportionately adverse to the business, assets, liabilities, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, as compared to other participants in the industries in which Parent and its subsidiaries operate and (2) that clauses (F) and (G) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects, conditions or occurrences underlying such changes or failures constitute or contribute to a Parent Material Adverse Effect; provided, further, that the exceptions in clause (C) above shall not apply with respect to references to Parent Material Adverse Effect in those portions of the representations and warranties contained in Section 4.5(a) (and in Section 8.3(a) and Section 9.1(d) to the extent related to such portions of such representation) to the extent the purposes of such representations and warranties is to address the consequences resulting from the execution, delivery and performance of this Agreement by Parent or the consummation of the Mergers and the other transactions contemplated by this Agreement;

(pp)                          “Parent Owned Real Property” means all real property and interests in real property owned in fee by Parent or any of its subsidiaries, together with all buildings, improvements and fixtures now or subsequently located thereon and all appurtenances thereto;

(qq)                          “Parent Real Property Lease” means any lease, sublease, license, sublicense or other agreement under which Parent or any of its subsidiaries leases, licenses, uses or occupies, or has the right to use or occupy (whether as landlord or tenant), any real property or interest in real property;

(rr)                                “Parent Restructuring” means the transactions described in Section 10.5(rr) of the Parent Disclosure Schedule.

(ss)                              “Parent Senior Employee” means an employee of Parent or its subsidiaries at the level of Executive Vice President or above;

(tt)                                “Parent Service Provider” means any current or former director, officer, employee or individual independent contractor of Parent or any of its subsidiaries;

(uu)                          “Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization or other entity of any kind or nature including any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act);

(vv)                          “Personal Information” means any information, including Data, that (i) identifies or relates to a natural person including information that alone or in combination with other information held by the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as applicable, can be used to identify, contact or precisely locate a natural person or can be linked to a natural person; (ii) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws; (iii) any information that the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as applicable, receives from or on behalf of a customer of Company or any of its subsidiaries, or Parent or any of its subsidiaries, as applicable; or (iv) any information that is covered by the PCI DSS;

(ww)                      “Proceeding” means any claim, action, suit, arbitration, proceeding, investigation, mediation, consent decree, audit or inquiry, whether civil, criminal, administrative or investigative and whether formal or informal;

(xx)                          “Rights Plan” means that certain Tax Benefits Preservation Plan, dated as of January 3, 2018, between the Company and Broadridge Corporate Issuer Solutions;

(yy)                          “Required Information” means the financial information and other pertinent information regarding the Company and the Company subsidiaries as may reasonably be requested by Parent in order to satisfy the condition set forth in paragraph 11 of Exhibit D to the Debt Commitment Letter (as in effect to the date hereof) and that is both (i) customary to be included in marketing and disclosure material for senior secured high yield bond offerings and (ii) information regarding the Company and the Company’s subsidiaries that is required to have been provided in the Company’s annual, quarterly and current reports filed  pursuant to the terms of the Exchange Act; provided, that Required Information shall not include any Excluded Information.

(zz)                            “Software” means any computer program, operating system, applications system, firmware or code, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology related to same in any form or media;

(aaa)                   “Stock Election Exchange Ratio” means the combined Base Exchange Ratio and Additional Stock Election Exchange Ratio which, for the avoidance of doubt, is 0.1079;

(bbb)                   “subsidiary” or “subsidiaries” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any of its other subsidiaries), owns, directly or indirectly, (i) an amount of the voting interests sufficient to appoint or elect a majority of the board of directors or other persons performing similar functions or (ii) if there are no such voting interests, a majority of the equity interests therein;

(ccc)                      “Treasury Regulations” means the Treasury regulations promulgated under the Code, as the same may be hereafter amended from time to time or any successor or successors to such regulations;

(ddd)                   “USDA” means the U.S. Department of Agriculture;

(eee)                      “WBA Asset Purchase Agreement” means that certain Amended and Restated Asset Purchase Agreement, dated September 18, 2017, by and among Walgreens Boots Alliance, Inc., Walgreen Co. and the Company, as amended prior to the date hereof; and

(fff)                         “Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

Section 10.6                             Severability.  If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 10.7                             Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule), the Confidentiality Agreement and the Clean Room Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other

Parties, and any assignment without such consent shall be null and void, provided, however, that Parent may assign any or all of its rights and obligations to any Debt Financing source as collateral in connection with a Debt Financing and any such Debt Financing source may exercise all of the rights and remedies of Parent hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under any definitive agreements with respect to the Debt Financing, in each case, without prior written consent of the Company.

Section 10.8                             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to (a) after the Effective Time, the provisions of Article II (which shall inure to the benefit of, and be enforceable by, holders of Company Common Stock, Company Stock Options, Company RSAs and Company RSUs, to the extent necessary to receive the consideration due to such persons thereunder); (b) after the Effective Time, the provisions of Section 7.10 (which shall inure to the benefit of, and be enforceable by, the Indemnified Parties); (c) the provisions of clauses (a), (b), (c) and (d) of Section 7.20 (which shall inure to the benefit of, and be enforceable by, Cerberus); and (d) prior to the Closing, the right of the Company to pursue claims for damages to such holders in the event of Parent’s or the Merger Subs’ fraud or Willful Breach.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Notwithstanding the foregoing, the Financing Sources are express third-party beneficiaries of, and shall be entitled to rely on and enforce, Section 10.2, this Section 10.8, Section 10.13, Section 10.14 and Section 10.15.

Section 10.9                             Governing Law.  This Agreement, and any Proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the legal relationship of the Parties hereto (whether at law or in equity, and whether in contract or in tort or otherwise), shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 10.10                      Headings.  The descriptive headings contained in this Agreement and the table of contents hereof are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11                      Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission, email in “portable documentation format” (“.pdf”) form, or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12                      Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties agrees that prior to the valid termination of this Agreement in accordance with Article IX, it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.  Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek specific performance, injunctive relief or other equitable remedies in connection with enforcing the obligation to cause the Debt Financing to be funded, including by demanding Parent and/or Merger Sub enforce its rights against the parties to the Debt Commitment Letter, in order to consummate the Closing shall be subject to the requirements that (A) all the conditions in Article VIII have been satisfied (and continue to be satisfied) or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at Closing) at the time when the Closing would have occurred (not taking into account the failure of the Financing to be funded) or been required to occur pursuant to Section 1.2 and (B) all of the conditions to the consummation of the Debt Financing provided for by the Debt Commitment Letters have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing or at the time of funding).  Until such time as this Agreement is validly terminated in accordance with Article IX, nothing in this Agreement shall prohibit the Company from its right to obtain specific performance, injunctive relief or other equitable remedies subject to the limitations in this Section 10.12.

Section 10.13                      Jurisdiction.  Each of the Parties irrevocably (a) consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, the Merger Subs or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 10.4.  Each of the Company, Parent and the Merger Subs hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.  Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the Proceeding in any such court is brought in an inconvenient forum, that the venue of such Proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction.  Each Party agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.  Without in any way limiting other provision relating to the Financing Sources and notwithstanding anything herein to the contrary, each of the Parties agrees that it will not bring or support or permit any of its controlled Affiliates to bring or support any action, cause of action, claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law jurisdiction is vested in the federal courts, the U.S. District Court for the Southern District of New York (and the appellate courts thereof), and each Party further agrees that the adjudication of any such action, claim or third-party claim shall be governed by and in accordance with the internal laws of the State of New York.

Section 10.14                      WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING THOSE CONTEMPLATED BY THE LAST SENTENCE OF Section 10.13) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 10.15                      No Recourse.  This Agreement may only be enforced by a Party against another Party, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by a Party against another Party, and no past, present or future director, officer or employee of any Party shall have any liability to any Party for any obligations or liabilities of a Party or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby.  No Financing Source shall have any liability or obligation to Parent or the Company with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.  Without limiting the rights of any Party against another Party hereunder, in no event shall any Party or any of its Affiliates, and each Party agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach against, or seek to recover monetary damages from any Affiliate or stockholder of another Party, or any director, officer or employee of another Party or of any Affiliates of another Party.

Section 10.16                      Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  Unless the context otherwise requires, the word “or” shall not be exclusive.  References to “dollars” or “$” are to United States of America dollars.  Any capitalized terms used in any schedule or exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement.  Any reference in this Agreement to gender shall include all genders and the neuter.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.  Any agreement, instrument, statute, rule or regulation defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver of consent and (in the case of statutes, rules or regulations) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not material for purposes of this Agreement.  Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not in the ordinary course of business for purposes of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, the Merger Subs and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

RITE AID CORPORATION

By:	/s/ James J. Comitale
Name: James J. Comitale
Title: Senior Vice President, General Counsel & Secretary

[Signature Page to Merger Agreement]

PARENT:

ALBERTSONS COMPANIES, INC.

By:	/s/ Robert G. Miller
Name: Robert G. Miller
Title: Chairman and Chief Executive Officer

MERGER SUB:

RANCH ACQUISITION CORP.

By:	/s/ Robert G. Miller
Name: Robert G. Miller
Title: Chairman and Chief Executive Officer

MERGER SUB II:

RANCH ACQUISITION II LLC

By: ALBERTSONS COMPANIES, INC., ITS MANAGING MEMBER

By:	/s/ Robert G. Miller
Name: Robert G. Miller
Title: Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Form of Registration Rights Agreement

(see attached)

REGISTRATION RIGHTS AGREEMENT

by and among

ALBERTSONS COMPANIES, INC.

and

the other parties hereto

Dated as of [       ], 2018

i

ii

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is dated as of [     ], 2018 and is by and among Albertsons Companies, Inc. (the “Company”), Cerberus, Colony Financial, Kimco, Klaff, Lubert-Adler, Schottenstein and the Individual Stockholders (each as defined below).

BACKGROUND

WHEREAS, the Company desires to grant registration rights to Cerberus, Colony Financial, Kimco, Klaff, Lubert-Adler, Schottenstein and the Individual Stockholders on the terms and conditions set out in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Certain Definitions. As used in this Agreement:

“Affiliate” has the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the preamble.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Cerberus” means the entities listed on the signature pages hereto under the heading “Cerberus.”

“Cerberus Entities” means the entities comprising Cerberus, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“Colony Financial” means the entities listed on the signature pages hereto under the heading “ Colony Financial.”

“Colony Financial Entities” means the entities comprising Colony Financial, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“Company” has the meaning set forth in the preamble, including any of its successors by merger, acquisition, reorganization, conversion or otherwise.

“Company Lock-Up” means those certain Lock-Up Agreements, dated the date hereof, by and among the Company and the respective Holders listed thereto.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted.

“Demand Holders” means the Cerberus Entities, the Colony Financial Entities, the Kimco Entities, the Klaff Entities, the Lubert-Adler Entities and the Schottenstein Entities.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FINRA” means Financial Industry Regulatory Authority, Inc. or any successor thereto.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder” means each member of Cerberus, Colony Financial, Kimco, Klaff, Lubert-Adler, Schottenstein and each Individual Stockholder that is a holder of Registrable Securities or securities exercisable, exchangeable or convertible into Registrable Securities or any Transferee of such Person to whom registration rights are assigned pursuant to Section 4.2.

“Indemnified Party” and “Indemnified Parties” have the meanings set forth in Section 3.1.

“Individual Stockholder” means those stockholders of the Company who are identified as Individual Stockholders on Schedule A hereto or any Transferee of such Person to whom registration rights are assigned pursuant to Section 4.2.

“Kimco” means the entities listed on the signature pages hereto under the heading “Kimco.”

“Kimco Entities” means the entities comprising Kimco, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“Klaff” means the entities listed on the signature pages hereto under the heading “Klaff.”

“Klaff Entities” means the entities comprising Klaff, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any

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similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Lock-Up” means any agreement pursuant to which a Holder agrees to limitations relating to the transfer of any Registrable Securities, including any agreement entered into with the Company, including pursuant to Section 2.12 hereof, or with any underwriters in connection with any underwritten offering.

“Lock-Up Period” means, with respect to any Lock-Up, the period during which the restrictions of such Lock-Up are in effect.

“Lubert-Adler” means the entities listed on the signature pages hereto under the heading “Lubert-Adler.”

“Lubert-Adler Entities” means the entities comprising Lubert-Adler, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Pre-Merger Common Stock” means all of the share of Company Common Stock  outstanding as of the date immediately preceding the date of this Agreement.

“Registrable Securities” means all shares of Common Stock acquired on or prior to the date hereof, and any securities into which such Common Stock may be converted or exchanged pursuant to any merger, consolidation, sale of all or any part of its assets, corporate conversion or other extraordinary transaction of the Company held by a Holder (including any such securities received by a Holder upon the conversion or exchange of, or pursuant to a transaction with respect to, such Common Stock or other securities). As to any Registrable Securities, such Securities will cease to be Registrable Securities when:

(a)                                 a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement;

(b)                                 such Registrable Securities shall have been sold pursuant to Rule 144 or 145 (or any similar provision then in effect) under the Securities Act;

(c)                                  such Registrable Securities are eligible to be resold without regard to the volume or public information requirements of Rule 144 and the resale of such Registrable Securities is not prohibited by the Company Lock-Up; or

(d) such Registrable Securities cease to be outstanding.

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“Registration Expenses” means any and all expenses incurred in connection with the Company’s performance of or compliance with this Agreement, including:

(a)                                 all SEC, stock exchange, or FINRA registration and filing fees;

(b)                                 all fees and expenses of complying with securities or blue sky Laws (including fees and disbursements of one counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities);

(c)                                  all printing, messenger and delivery expenses;

(d)                                 all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or FINRA;

(e)                                  the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance;

(f)                                   any fees and disbursements of counsel (including the fees and disbursements of one outside counsel for all Holders, but except as set forth in (b) above, not including any counsel fees of any underwriters) incurred in connection with any registration statement or registered offering covering Registrable Securities held by the Holders;

(g)                                  the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities; and

(h)                                 any other fees and disbursements customarily paid by the issuers of securities, but not including (i) any other expenses of the Holders, except as set forth in (f) above, or (ii) any underwriting discounts and commissions and transfer taxes, if any.

“Schottenstein” means the entities listed on the signature pages hereto under the heading “Schottenstein.”

“Schottenstein Entities” means the entities comprising Schottenstein, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any

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option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

Section 1.2                                    Other Definitional Provisions; Interpretation.

(a)                                 The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and references in this Agreement to a designated “Article” or “Section” refer to an Article or Section of this Agreement unless otherwise specified.

(b)                                 The headings in this Agreement are included for convenience of reference only and do not limit or otherwise affect the meaning or interpretation of this Agreement.

(c)                                  The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1                                    Right to Demand a Non-Shelf Registered Offering. Following the six month anniversary of this Agreement, and so long as the Company is not eligible to use Form S-3, upon the demand of one or more Demand Holders (subject to any applicable Lock-Up Period), the Company will facilitate in the manner described in this Agreement a non-shelf registered offering of the Registrable Securities requested by such Demand Holders to be included in such offering. Any demanded non-shelf registered offering may, at the Company’s option, include (i) shares to be sold by the Company for its own account, (ii) shares owned by officers or directors of the Company or other Holders who have contractual rights to be included therein, and (iii) shares to be sold by Holders that exercise their related piggyback rights on a timely basis in accordance with Section 2.2. Notwithstanding the foregoing, Demand Holders may not demand a non-shelf registered offering unless (i) (a) the amount of Registrable Securities requested to be sold by the demanding Holders in such offering is equal to at least six and a quarter percent (6.25%) of the total amount of Pre-Merger Common Stock, or (b) such request includes all of the remaining Registrable Securities held by such Demand Holders, and (ii) the Holders of a majority of the outstanding Registrable Securities consent in writing to such demand for a non-shelf registered offering.  Any demanded non-shelf registered offering shall be conducted as a marketed, underwritten offering and not as a “block-trade” or “overnight transaction.”

Section 2.2                                    Right to Piggyback on a Non-Shelf Registered Offering. In connection with any registered offering of Common Stock covered by a non-shelf registration statement (whether pursuant to the exercise of demand rights or at the initiative of the Company), any non-demanding Holders may exercise piggyback rights to have included in such offering

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Registrable Securities held by them (subject to any applicable Lock-Up). The Company will facilitate in the manner described in this Agreement any such non-shelf registered offering. For the avoidance of doubt, if one or more Demand Holders exercise the demand set forth in Section 2.1, each Holder (including such Demand Holders) shall have the right to sell shares in the offering on a “pro rata” basis with “pro rata” being determined by dividing the number of Registrable Securities held or beneficially owned by a Holder (including such Demand Holder) as of the date of this Agreement by the number of Registrable Securities held or beneficially owned by all Holders as of such date.

Section 2.3                                    Right to Demand and be Included in a Shelf Registration. Without limiting any obligation under a Lock-Up, upon the demand of one or more Demand Holders, made at any time and from time to time when the Company is eligible to utilize Form S-3 or a successor form to sell the Registrable Securities on a delayed or continuous basis in accordance with Rule 415 under the Securities Act, the Company will facilitate in the manner described in this Agreement a shelf registration of Registrable Securities held by the Holders. Any shelf registration filed by the Company covering shares (whether pursuant to a Demand Holder’s demand or the initiative of the Company) will cover Registrable Securities held by each of the Holders up to the highest common percentage of their Registrable Securities, which highest common percentage will be agreed upon by the Demand Holders taking into account any advice of any potential underwriters, after consultation with the Company, to limit the number shares included in such shelf registration. Any such shelf registration statement will cover only such number of Registrable Securities of each Holder that is permitted to be sold under any Lock-Ups applicable to such Holder.

Section 2.4                                    Demand and Piggyback Rights for Shelf Takedowns. Upon the demand of one or more of the Demand Holders made at any time and from time to time, the Company will facilitate in the manner described in this Agreement a “takedown” of shares off of an effective shelf registration statement. In connection with any underwritten shelf takedown (whether pursuant to the exercise of such demand rights or at the initiative of the Company), the Holders may exercise piggyback rights to have included in such takedown shares held by them that are registered on such shelf. Notwithstanding the foregoing, Demand Holders may not demand a shelf takedown for an underwritten offering (including block-trades and overnight transactions) unless (i) the amount of Registrable Securities requested to be sold by the demanding Demand Holders in such transaction is equal to at least six and one quarter percent (6.25%) of the total amount of Pre-Merger Common Stock, in the case of the first two offerings (and any non-shelf registration pursuant to Section 2.1 shall count as the first such offering), or in the case of the third underwritten offering and thereafter, the amount of Registrable Securities requested to be sold by the demanding Holders in such offering is equal to at least four percent (4%) of the total amount of Pre-Merger Common Stock or (ii) such request includes all of the remaining Registrable Securities included in such shelf registration statement held by such demanding Holders.

Section 2.5                                    Right to Reload a Shelf. Upon the written request of a Demand Holder, the Company will file and seek the effectiveness of a post-effective amendment to an existing shelf in order to register up to the number of Registrable Securities previously taken down off of such shelf by such Holder and not yet “reloaded” onto such shelf. The Demand Holders and the Company will consult and coordinate with each other in order to accomplish

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such replenishments from time to time in a sensible manner. Any such shelf registration statement will cover only such number of Registrable Securities of each Holder that is permitted to be sold under any Lock-Ups applicable to such Holder.

Section 2.6                                    Limitations on Demand and Piggyback Rights.

(a)                                 Notwithstanding anything in this Agreement to the contrary, the first two demands, whether a non-shelf offering or an underwritten takedown,  must be for underwritten, marketed, registered offerings only.

(b)                                 Any demand for the filing of a registration statement or for a registered offering or takedown will be subject to the constraints of any applicable Lock-Ups, and such demand must be deferred until such constraints no longer apply. If a demand has been made for a non-shelf registered offering or for an underwritten takedown, no further demands may be made so long as the related offering is still being pursued. Each Demand Holder shall be permitted a maximum of an aggregate of three demands for underwritten offerings pursuant to Section 2.1 or Section 2.4.  Notwithstanding anything in this Agreement to the contrary, each Holder will cease to have any demand registration rights pursuant to this Agreement once such Holder, together with its Affiliates (not including a portfolio company), ceases to “beneficially own” (as such term is defined under the Exchange Act) five percent (5%) or more of the outstanding Common Stock.

(c)                                  Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to effect more than one demand registration in any 30-day period (with such 30-day period commencing on the closing date of any underwritten offering pursuant to a preceding demand registration).

(d)                                 Notwithstanding anything in this Agreement to the contrary, the Holders will not have piggyback or other registration rights with respect to registered primary offerings by the Company (i) covered by a Form S-4 or a Form S-8 registration statement or a successor form, (ii) where the shares of Common Stock are not being sold for cash or (iii) where the offering is a bona fide offering of securities other than shares of Common Stock, even if such securities are convertible into or exchangeable or exercisable for shares of Common Stock.

(e)                                  The Company may postpone the filing or the effectiveness of a demand registration, including an underwritten shelf takedown, if, based on the good faith judgment of the Company, upon consultation with outside counsel, such filing, the effectiveness of a demand registration, or the consummation of an underwritten shelf takedown, as the case may be, would (i) reasonably be expected to materially impede, delay, interfere with or otherwise have a material adverse effect on any material acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer, financing or any other material business transaction by the Company or any of its subsidiaries or (ii) require disclosure of information that has not been, and is otherwise not required to be, disclosed to the public, the premature disclosure of which the Company, after consultation with outside counsel to the

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Company, believes would be detrimental the Company, provided that the Company shall not be permitted to impose any such blackout period more than two times in any 12-month period and provided further that any such delay shall not be more than an aggregate of 120 days in any 12-month period.

Section 2.7                                    Notifications Regarding Registration Statements. In order for one or more Holders to exercise their right to demand that a registration statement be filed, they must so notify the Company in writing indicating the number of Registrable Securities sought to be registered, the proposed plan of distribution and the requested filing date of the registration statement or pricing date of any requested underwritten offering. The Company will keep the Holders reasonably apprised of any registration of Common Stock, whether pursuant to a Holder demand or otherwise, with respect to which a piggyback opportunity is available. Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain the confidentiality of these discussions.

Section 2.8                                    [Intentionally Left Blank]

Section 2.9                                    Notifications From the Company.

(a)                                 If the Company at any time proposes or is required to register any Common Stock under the Securities Act on its behalf or on behalf of any of its stockholders, including pursuant to an underwritten shelf takedown, whether or not on behalf of Demand Holders exercising a demand under this Agreement, on a form and in a manner that would permit registration of the Registrable Securities, the Company shall give each Holder written notice of its intent to do so not less than 15 days prior to the contemplated filing date for the relevant registration statement or prospectus supplement (provided that, in the case of a block trade or overnight transaction pursuant to an existing shelf registration statement, the Company shall notify each Holder as soon as reasonably possible and no later than two days prior to such filing date.

(b)                                 Any Holder wishing to exercise its piggyback rights must notify the Company of the number of Registrable Securities it wishes to include in such offering. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on (i) if applicable, the fifth trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with marketing efforts for the relevant offering is expected to be finalized, and (ii) in all cases, the fifth trading day prior to the date on which the pricing of the relevant takedown occurs; provided that in the case of a block-trade or an overnight transaction, such written requests for inclusion must be received within one day after the date such Company notice is provided.

(c)                                  Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain appropriate confidentiality of their discussions regarding a prospective underwritten takedown.

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Section 2.10                             Plan of Distribution, Underwriters and Counsel.

(a)                                 Non-Shelf Registered Offerings. Each underwritten offering through a non-shelf registration statement or through an underwritten marketed shelf takedown will have at least two active joint book-runners, one selected by the Holder or Holders, and the other chosen by the Company, in each case, reasonably acceptable to the other party.  Such Holder or Holders will also be entitled to select one counsel for the selling Holders (which may be the same as counsel for the Company).

(b)                                 Shelf Registration Statements. To the extent that any Registrable Securities are permitted to be sold under any applicable Lock-Up only in underwritten offerings, the shelf registration statement, or a prospectus supplement relating to such shelf registration statement, may permit sales only in underwritten offerings. To the extent that any Registrable Securities are not required by any applicable Lock-Ups to be sold in an underwritten offering, such shelf registration statement, or a prospectus supplement relating to such shelf registration statement, shall include a plan of distribution that provides as much flexibility as is reasonably possible, including with respect to resales by transferee Holders.

(c)                                  Block-Trade or Overnight Transactions.  To the extent that an Registrable Securities are permitted to be sold in a block-trade or overnight transaction, the relevant Demand Holder or Holders may select the underwriter and determine the plan of distribution.

Section 2.11                             Cutbacks. If the managing underwriters advise the Company and the selling Holders that, in their opinion, the number of shares of Common Stock requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution (including the price) of the shares of Common Stock being offered, such offering will include only the number of shares of Common Stock that the underwriters advise can be sold in such offering.

(a)                                 In the case of an offering pursuant to a demand from one or more Demand Holders, the Registrable Securities to be included in such offering will be reduced by (i) only including the total number of Registrable Securities of the Holders in such offering as can be included with each such Holder entitled to include its pro rata share (determined in accordance with Section 2.2), (ii) second, to the extent that all Registrable Securities being sold for the account of the Holders can be included, then if the Company elects to sell shares in the offering, only including the total number of shares to be offered by the Company as can be included (in addition to all such Registrable Securities being sold for the account of the Holders) and (iii) third, if all shares being sold for the account of the Holders and the Company can be included, any other shares held by stockholders other than the Holders entitled to be included therein.

(b)                                 In the case of an offering not pursuant to a demand from one or more Demand Holders, the Registrable Securities to be included in such offering will be reduced by (i) first only including any shares of Common Stock being sold for the account of the Company, (ii) second, to the extent that all shares of Common Stock being

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sold for the account of the Company can be included, then only including the total number of Registrable Securities of the Holders in such offering as can be included (in addition to any such shares of Common Stock being sold for the account of the Company) with each such Holder entitled to include its pro rata share (determined in accordance with Section 2.2) and (iii) third, if all shares of Common Stock being sold for the account of the Company and the Holders can be included, any other shares of Common Stock held by stockholders other than the Holders entitled to be included therein.

Section 2.12                             Lock-Ups.

(a)                                 In connection with any demanded underwritten offering of shares of Common Stock pursuant to this Agreement, the Company, and its directors and executive officers will agree (whether or not such party is participating in the offering) to be bound by the Lock-Up restrictions (i) set forth in the underwriting agreement, with respect to the Company, and (ii) agreed to with the underwriters in such offering, with respect to the directors and executive officers of the Company (which shall be up to 90 days in connection with the first two underwritten demand offerings, and up to 45 days in connection with the third underwritten demand and thereafter, in each case, from the pricing date of such offering). The Lock-Ups for Company directors and executive officers shall contain customary carve-outs, including, but not limited to, sales pursuant to Rule 10b5-1 plans entered into before any notice of such underwritten offering, sales in connection with the payment of taxes and sales of Common Stock underlying expiring options or similar securities within six months of the date of such Lock-Up.  In the event a Form 4 needs to be filed as a result of such transaction, notice shall be provided to the managing underwriters.

(b)                                 In connection with any primary underwritten offering of shares of Common Stock at the initiation of the Company or a secondary offering pursuant to this Agreement, each Holder will enter into a customary lock-up agreement with the underwriters of any such offering, which lock-up agreements shall not be materially more restrictive than the lock-up agreements entered into by the Company directors and executive officers in such offering and, in any event, under which the lock-up period shall not exceed (i) 90 days in the case of a marketed underwritten offering in connection with or prior to the second  offering pursuant to a demand from one or more Demand Holders, (ii) 45 days otherwise.

(c)                                  In connection with any secondary underwritten offering of shares of Common Stock other than pursuant to this Agreement, each Holder that “beneficially owns” (as such term is defined under the Exchange Act) five percent (5%) or more of the outstanding Common Stock will enter into a customary lock-up agreement with the underwriters of any such offering, which lock-up agreements shall not be materially more restrictive than the lock-up agreements entered into by the Company directors and executive officers in such offering and, in any event, under which the lock-up period shall not exceed 30 days.

Section 2.13                             Expenses. All Registration Expenses incurred in connection with any registration statement or registered offering covering Registrable Securities held by Holders will be borne by the Company, including the reasonable and documented fees and expenses of

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one counsel for all participating Holders in an underwritten offering. However, underwriters’, brokers’ and dealers’ discounts and commissions applicable to Registrable Securities sold for the account of a Holder will be borne by such Holder. Notwithstanding anything to the contrary in this Section 2.13, if a Demand Holder withdraws its demand, the Company shall not be required to pay the Registration Expenses unless such withdrawal counts as one of the three available demands.

Section 2.14                             Facilitating Registrations and Offerings.

(a)                                 If the Company becomes obligated under this Agreement to facilitate a registration and offering of Registrable Securities on behalf of Holders, the Company will fulfill its specific obligations as described in this Section 2.14.

(b)                                 In connection with each registration statement that is demanded by Holders or as to which piggyback rights otherwise apply, the Company will use its reasonable best efforts to:

(i)                                     prepare and file with the SEC a registration statement covering the applicable Registrable Securities, file amendments thereto as warranted, seek the effectiveness thereof, and file with the SEC prospectuses and prospectus supplements as may be required, all in consultation with the Holders and as reasonably necessary in order to permit the offer and sale of such Registrable Securities in accordance with the applicable plan of distribution;

(ii)                                  within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment (other than Exchange Act filings incorporated by reference and unrelated to the offering) to a registration statement, amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the selling Holders and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; reasonably consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the Holders or the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by counsel for the selling Holders or any underwriter available for discussion of such documents;

(iii)                               within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a prospectus (other than Exchange Act filings incorporated by reference and unrelated to the offering), provide copies of such document to counsel for the Holders and underwriters; reasonably consider such reasonable changes in such document prior to or after the filing thereof as counsel for such Holders or such underwriter shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

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(iv)                              use reasonable best efforts to cause each registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the registered shares (x) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(v)                                 notify each Holder promptly, and, if requested by such Holder, confirm such advice in writing, (A) when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective if such registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 of the Securities Act, (B) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (C) if, between the effective date of a registration statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (D) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(vi)                              furnish counsel for each underwriter, if any, and one counsel for the Holders copies of any correspondence with the SEC or any state securities authority relating to the registration statement or prospectus;

(vii)                           otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force); and

(viii)                        use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time.

(c)                                  In connection with any non-shelf registered offering or shelf takedown that is demanded by Holders or as to which piggyback rights otherwise apply, the Company will:

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(i)                                     reasonably cooperate with the selling Holders and the sole underwriter or managing underwriter of an underwritten offering, if any, to facilitate the timely preparation and delivery of certificates representing the shares to be sold, if any, and not bearing any restrictive legends; and enable such shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Holders or the sole underwriter or managing underwriter of an underwritten offering of shares, if any, may reasonably request at least five days prior to any sale of such shares;

(ii)                                  furnish to each Holder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the shares of Common Stock; the Company hereby consents to the use of the prospectus, including each preliminary prospectus, by each such Holder and underwriter in connection with the offering and sale of the shares of Common Stock covered by the prospectus or the preliminary prospectus;

(iii)                               use reasonable best efforts to register or qualify the shares of Common Stock being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any Holder holding Registrable Securities covered by a registration statement, shall reasonably request; use reasonable best efforts to keep each such registration or qualification effective during the period such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and each such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that in each case under this paragraph (iii), the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of shares in connection therewith) in any such jurisdiction;

(iv)                              cause all shares of Common Stock being sold to be qualified for inclusion in or listed on the New York Stock Exchange or the primary securities exchange on which shares issued by the Company are then so qualified;

(v)                                 reasonably cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering;

(vi)                              use reasonable best efforts to facilitate the distribution and sale of any Registrable Securities to be offered pursuant to this Agreement,

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including without limitation by making road show presentations, holding meetings with potential investors and taking such other actions as shall be reasonably requested by the Holders or the lead managing underwriter of an underwritten offering; and

(vii)                           enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such shares and in connection therewith:

(A)                               make such representations and warranties to the selling Holders and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

(B)                               obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such underwriters;

(C)                               obtain “cold comfort” letters and updates thereto from the Company’s independent certified public accountants addressed to the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings; and

(D)                               to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the Holders providing for, among other things, the appointment of an agent for the selling Holders for the purpose of soliciting purchases of shares, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants.

The above shall be done at such times as customarily occur in similar registered offerings or shelf takedowns.

(d)                                 In connection with each registration and offering of shares to be sold by Holders, the Company will, in accordance with customary practice, make available for inspection by one representative of the Demand Holders and underwriters and any counsel or accountant retained by the Demand Holders or underwriters all relevant financial and other records, pertinent corporate documents and properties of the

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Company and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise.

(e)                                  Each Holder that holds shares covered by any registration statement will furnish to the Company such information regarding itself as is required to be included in the registration statement, the ownership of shares by such Holder and the proposed distribution by such Holder of such shares as the Company may from time to time reasonably request in writing.

ARTICLE III

INDEMNIFICATION

Section 3.1                                    Indemnification by the Company. In the event of any registration of any Registrable Securities of the Company under the Securities Act pursuant to Article II, the Company hereby indemnifies and agrees to hold harmless, to the fullest extent permitted by Law, each Holder who sells Registrable Securities covered by such registration statement, each Affiliate of such Holder and their respective directors and officers or general and limited partners or members (and the directors, officers, employees, members, Affiliates and controlling Persons of any of the foregoing), each other Person who participates as an underwriter in the offering or sale of such Registrable Securities and each other Person, if any, who controls such Holder or any such underwriter within the meaning of the Securities Act (each, and “Indemnified Party” and collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, and reasonable and documented expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon: (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or related document or report; or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of a prospectus, in the light of the circumstances when they were made, and the Company will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company will not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to the Company by such Indemnified Party expressly for use in the preparation thereof. Such indemnity will remain in full force and effect regardless of any investigation made by or on

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behalf of such Holder or any Indemnified Party and will survive the Transfer of such Registrable Securities by such Holder or any termination of this Agreement.

Section 3.2                                    Indemnification by the Holders and Underwriters. The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Article II, that the Company shall have received an undertaking reasonably satisfactory to it from the Holder of such Registrable Securities or any prospective underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3.1) the Company, all other Holders or any prospective underwriter, as the case may be, and any of their respective Affiliates, directors, officers and controlling Persons, with respect to any untrue statement in or omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such untrue statement or omission was made in reliance upon and in conformity with written information with respect to such Holder or underwriter furnished to the Company by such Holder or underwriter expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the Holders, or any of their respective Affiliates, directors, officers or controlling Persons and will survive the Transfer of such Registrable Securities by such Holder. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

Section 3.3                                    Notices of Claims, Etc. Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Article III, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of the Indemnified Party to give notice as provided herein will not relieve the indemnifying party of its obligations under Section 3.1 or 3.2, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, unless in such Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel selected by such indemnifying party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. If, in such Indemnified Party’s reasonable judgment, having common counsel would result in a conflict of interest between the interests of such indemnified and indemnifying parties, then such Indemnified Party may employ separate counsel reasonably acceptable to the indemnifying party to represent or defend such Indemnified Party in such action, it being understood, however, that the indemnifying party will not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties (and not more than one separate firm of local counsel at any time for all such Indemnified Parties) in such action. No

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indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

Section 3.4                                    Contribution. If the indemnification provided for hereunder from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein for reasons other than those described in the proviso in the first sentence of Section 3.1, then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 3.4 as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 3.5                                    Non-Exclusivity. The obligations of the parties under this Article III will be in addition to any liability which any party may otherwise have to any other party.

ARTICLE IV

OTHER

Section 4.1                                    Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing and shall be deemed given (a) when delivered personally, (b) five (5) Business Days after being sent by certified or registered mail, postage prepaid, return receipt requested, (c) one (1) Business Day after being sent by Federal Express or other nationally recognized overnight courier, or (d) if transmitted by facsimile, if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to parties at the following addresses (or at such other address for a party as shall be specified by prior written notice from such party):

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if to the Company:

Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, ID 83706

Attention:                   Robert A. Gordon, Esq.

if to Cerberus:

c/o Cerberus Capital Management, L.P.

875 Third Avenue, 11th Floor

New York, NY 10022

Attention:                   Lenard Tessler

Mark A. Neporent, Esq.

Lisa A. Gray, Esq.

with an additional copy (not constituting notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention:                   Stuart D. Freedman, Esq.

Michael E. Gilligan, Esq.

Antonio L. Diaz-Albertini, Esq.

if to Colony Financial:

c/o Colony NorthStar, Inc.

2450 Broadway, 6th Floor

Santa Monica, CA 90404

Attention: Director / Legal Assistant

and:

c/o Colony NorthStar, Inc.

712 Fifth Avenue

35th Floor

New York, NY 10019

Attention: David Schwarz

with an additional copy (not constituting notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:  Adam Turteltaub

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if to Kimco:

c/o Kimco Realty Corporation

3333 New Hyde Park Road, Suite 100

New Hyde Park, NY  10042
Attention:  Raymond Edwards and Bruce Rubenstein

with an additional copy (not constituting notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:  Philip Richter and Steven G. Scheinfeld, Esq.

if to Klaff:

Klaff Realty, L.P.
35 E. Wacker Drive
Suite 2900
Chicago, IL  60601
Attention:  Hersch M. Klaff

with an additional copy (not constituting notice) to:

Fox, Swibel, Levin & Carroll, LLP

200 W. Madison Street, Suite 3000

Chicago, IL 60603

Attention:  Laurie A. Levin

if to Lubert-Adler:

Lubert-Adler Partners
The Cira Centre
2929 Arch Street
Philadelphia, PA 19104

Attention:  Gerald A. Ronon

with an additional copy (not constituting notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL  60654
Attention:  Richard J. Campbell

if to Schottenstein:

Jubilee Limited Partnership

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4300 E. Fifth Ave.

Columbus, OH  43219

Attention:  Ben Kraner

Tod H. Friedman, Esq.

if to any Individual Stockholder:

c/o Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, ID 83706

Attention:                               Robert A. Gordon, Esq.

Section 4.2                                    Assignment. Neither the Company nor any Holder shall assign all or any part of this Agreement without the prior written consent of the Company; provided, however, that any Holder may assign its respective rights and obligations under this Agreement in whole or in part to any of its respective Affiliates (in each case under this Section 4.2, not including a portfolio company), or through an in-kind distribution to its direct or indirect equityholders without the consent of any other party (unless such in-kind distribution would be prohibited under any applicable Lock-Up); provided, further, that no Holder shall transfer any Registrable Securities to its Affiliates or through such an in-kind distribution unless such transferees assume the respective rights and obligations of such Holder under this Agreement, including the obligation to deliver Lock-Ups pursuant to Section 2.12. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. Any such transfer of registration rights will be effective upon receipt by the Company of (i) written notice from such Holder stating the name and address of any transferee and identifying the number of shares with respect to which rights under this Agreement are being transferred and the nature of the rights so transferred, and (ii) a written agreement from such transferee to be bound by the terms of this Agreement.

Section 4.3                                    Amendments; Waiver. This Agreement may be amended, supplemented or otherwise modified, or any provision waived, only by a written instrument executed by the Company and the Holders holding a majority of the Registrable Securities subject to this Agreement; provided that no such amendment, supplement or other modification or waiver shall adversely affect the economic interests of any Holder hereunder, or increase the obligations of any Holder, disproportionately to other Holders without the written consent of such Holder. For the avoidance of doubt, no consent pursuant to this Section 4.3 shall be required in connection with any amendment or revision to Schedule A unless such amendment or revision is to remove a Holder from such schedule at a time when such Holder would otherwise be entitled to registration rights herein. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

Section 4.4                                    Term. In the event that (i) a given Holder ceases to “beneficially own” (as such term is defined under the Exchange Act) five percent (5%) or more of the

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outstanding Common Stock, (ii) such Holder ceases to hold any Registrable Securities and (iii) such Holder is not a party to any agreement with the Company restricting such Holder from selling any Registrable Securities other than pursuant to an underwritten offering, then all of such Holder’s rights and obligations under this Agreement shall expire and such Holder will cease to be a “Holder” for all purposes hereunder without any further action of the Company or any other party hereto.

Section 4.5                                    Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 4.6                                    Rule 144. Without limiting the limitations on sales pursuant to the Company Lock-Up or any Lock-Up with an Underwriter pursuant to an offering of Common Stock, for so long as the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but is not required to file such reports, it will, upon the request of any Holder, make publicly available such information), and it will take such further action as any Holder may reasonably request so as to enable such Holder to sell shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC, in each case, only to the extent such sales would be permitted under all applicable Lock-Ups. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

Section 4.7                                    In-Kind Distributions. If any Holder seeks to effectuate an in-kind distribution of all or part of its shares to its direct or indirect equityholders, the Company will, only to the extent such in-kind distribution would be permitted under all applicable Lock-Ups, cooperate with such Holder and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder, as well as any resales by such transferees under a shelf registration statement covering such distributed shares.

Section 4.8                                    [Intentionally Left Blank]

Section 4.9                                    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Section 4.10                             CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE

21

BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF VIA OVERNIGHT COURIER, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FOURTEEN CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST THE OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

Section 4.11                             MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

Section 4.12                             Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

Section 4.13                             Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

Section 4.14                             Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

Section 4.15                             Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

Section 4.16                             Effectiveness. This Agreement shall become effective, as to any Holder, as of the date signed by the Company and countersigned by such Holder.

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[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:

ALBERTSONS COMPANIES, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

CERBERUS:

CERBERUS ICEBERG LLC

By:
Name:
Title:

CERBERUS CAPITAL MANAGEMENT, L.P.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SCHOTTENSTEIN:

JUBILEE ABS HOLDING LLC

By:
Name:
Title:

KLAFF:

KLA A MARKETS, LLC

By:
Name:
Title:

K-SATURN, LLC

By:
Name:
Title:

A-S KLAFF EQUITY, LLC

By:
Name:
Title:

KLAFF-W LLC

By:
Name:
Title:

LUBERT-ADLER:

L-A V ABS LLC

By:
Name:
Title:

LUBERT-ADLER REAL ESTATE FUND V, LP

By:
Name:
Title:

LUBERT-ADLER REAL ESTATE PARALLEL FUND V, LP

By:
Name:
Title:

LUBERT-ADLER REAL ESTATE FUND VI, LP

By:
Name:
Title:

LUBERT-ADLER REAL ESTATE FUND VI-A, LP

By:
Name:
Title:

LUBERT-ADLER REAL ESTATE FUND VI-B, LP

By:
Name:
Title:

L-A SATURN ACQUISITION, LP

By:
Name:
Title:

L-A ASSET MANAGEMENT SERVICES, LLC

By:
Name:
Title:

KIMCO:

KIM-SFW LLC

By:
Name:
Title:

KRSX MERGE LLC

By:
Name:
Title:

KRS ABS LLC

By:
Name:
Title:

COLONY FINANCIAL:

COLFIN SAFE HOLDINGS, LLC

By:
Name:
Title:

Schedule A

Individual Stockholders

Exhibit A

Lock-up Restrictions

(See Exhibit B to Merger Agreement)

Exhibit B

Form of Lock-Up Agreement

(see attached)

Albertsons Companies, Inc.

200 West Street

New York, NY 10282-2198

[Albertsons Investor Holdings LLC

c/o Cerberus Capital Management, L.P.

875 Third Avenue, 11th Floor

New York, NY 10022]

[KIM ACI, LLC]

c/o [Kimco]

[•]

Re: Albertsons Companies, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

[In consideration of the agreement by Albertsons Investor Holdings LLC, a Delaware limited liability company (the “Distributing Investor”), to distribute the shares of Common Stock (the “Shares”) of Albertsons Companies, Inc., a Delaware corporation (the “Company”), held by the Distributing Investor to its members, including the undersigned, and][KIM ACI, LLC, a Delaware limited liability company, as a holder of shares of Common Stock (the “Shares”) of Albertsons Companies, Inc., a Delaware corporation (the “Company”),] in connection with the proposed merger of a subsidiary of the Company with and into [RANCH] (the “Merger”), the undersigned hereby agrees that, during the Lock-Up Period specified below, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (the “SEC”) acquired on or prior to the closing date of the Merger (the “Merger Date”) (or from the Company in exchange for or with respect to such securities) (collectively, the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option or forward sale or similar contract) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The first lock-up period (the “First Lock-Up Period”) will commence on the date of this Lock-Up Agreement and continue until six months after the Merger Date.

The second lock-up period (the “Second Lock-Up Period”) will commence upon the expiration of the First Lock-Up Period and continue until 12 months after the Merger Date.

The third lock-up period (the “Third Lock-Up Period”) will commence upon the expiration of the Second Lock-Up Period and continue until 18 months after the Merger Date.

The fourth lock-up period (the “Fourth Lock-Up Period” and, together with the First Lock-Up Period, the Second Lock-Up Period and the Third Lock-Up Period, the “Lock-Up Period”) will commence upon the expiration of the Third Lock-Up Period if the Undersigned’s Shares beneficially owned by the undersigned, together with any shares subject to a similar lock-up agreement beneficially owned by any of the undersigned’s Affiliates, are at least 5% of the total number of issued and outstanding shares of Common Stock of the Company and will continue until such date as the Undersigned’s Shares beneficially owned by the undersigned, together with any shares subject to a similar lock-up agreement beneficially owned by any of the undersigned’s Affiliates, cease to be at least 5% of the total number of issued and outstanding shares of Common Stock of the Company. For purposes agreement, “Affiliate” shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to any Affiliate of the undersigned or any investment fund or other entity controlled or managed by the undersigned or its Affiliates, (but in each case under this clause (iii), not including a portfolio company), provided that such person agrees to be bound in writing by the restrictions set forth herein, (iv) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iii) above provided that such person agrees to be bound in writing by the restrictions set forth herein, (v) pursuant to an order of a court or regulatory agency, (vi) the pledge, hypothecation or other granting of a security interest in the Undersigned’s Shares to one or more banks or financial institutions as bona fide collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such shares or thereafter or (vii) with the prior written consent of the Company. For purposes of this Lock-Up Agreement “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned now has, and, except as contemplated by clauses (i)-(vii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

2

Furthermore, notwithstanding the foregoing:

(a)                                 during the Second Lock-Up Period, the undersigned will be permitted to sell up to one third of the number of the Undersigned’s Shares that the undersigned beneficially owns as of the Merger Date (as adjusted to give effect to any stock split, stock distribution or similar transaction after the Merger Date, as so adjusted the “Second Period Amount”); provided that such shares may only be sold in a registered, underwritten offering made in accordance with the terms of the Registration Rights Agreement among the Company, the undersigned and certain other stockholders, dated the date hereof, as amended (the “Registration Rights Agreement”); provided further that the undersigned shall be permitted to sell additional shares in such underwritten offering to the extent that the managing underwriters of such registered, underwritten offering conclude that additional shares may be sold in such offering without adversely affecting the distribution (including the price) of the shares being offered by the undersigned and other holders; provided further that, to the extent the undersigned elects not to participate in an any such registered, underwritten offering or does not elect to sell the maximum number of shares permitted pursuant to this paragraph (but not more than the Second Period Amount), the undersigned may sell an equivalent number of shares in a non-underwritten registered shelf-takedown (provided that the Company is not required to participate in any due diligence or comfort letter process in connection with such takedown) or an unregistered offering pursuant to Rule 144 or another exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) (unless the holder is otherwise restricted, such as pursuant to a lock-up delivered to an underwriter or pursuant to the terms of the Registration Rights Agreement);

(b)                                 during the Third Lock-Up Period, the undersigned will be permitted to sell up to two thirds of the number of the Undersigned’s Shares that the undersigned beneficially owns as of the Merger Date minus the number shares in the Second Period Amount that the undersigned sold during the Second Lock-Up period or could have been sold pursuant to the third proviso of the preceding paragraph (as adjusted to give effect to any stock split, stock distribution or similar transaction after the Merger Date, as so adjusted, the “Third Period Amount”); provided that such shares may only be sold in a registered, underwritten offering made in accordance with the terms of the Registration Rights Agreement; provided further that the undersigned shall be permitted to sell additional shares in such underwritten offering to the extent that the managing underwriters of such registered, underwritten offering conclude that additional shares may be sold in such offering without adversely affecting the distribution (including the price) of the shares being offered by the undersigned and other holders; provided further that, to the extent the undersigned elects not to participate in an any such registered, underwritten offering or does not elect to sell the maximum number of shares permitted pursuant to this paragraph or the preceding paragraph (but not more than the Third Period Amount), the undersigned may sell an equivalent number of shares in a non-underwritten registered shelf-takedown (provided that the Company is not required to participate in any due diligence or comfort letter process in connection with such takedown) or an unregistered offering pursuant to Rule 144 or another exemption from registration under the Securities Act (unless the holder is otherwise restricted, such as pursuant to a lock-up delivered to an underwriter or pursuant to the terms of the Registration Rights Agreement); and

3

(c)                                  during the Fourth Lock-Up Period, the undersigned will be permitted to sell any number of the Undersigned’s Shares; provided that such shares may only be sold in a registered, underwritten offering made in accordance with the terms of the Registration Rights Agreement; provided that, to the extent the undersigned elects not to participate in an any registered, underwritten offering or does not elect to sell the maximum number of shares permitted pursuant to the preceding two paragraphs, the undersigned may sell an equivalent number of shares in a non-underwritten registered shelf-takedown (provided that the Company is not required to participate in any due diligence or comfort letter process in connection with such takedown) or an unregistered offering pursuant to Rule 144 or another exemption from the registration requirements under the Securities Act (unless the holder is otherwise restricted, such as pursuant to a lock-up delivered to an underwriter or pursuant to the terms of the Registration Rights Agreement).

In addition, to the extent that the undersigned is permitted to sell any number of the Undersigned’s Shares without the requirement to sell in an underwritten offering pursuant to the preceding requirements, the undersigned may transfer such Undersigned’s Shares as part of a distribution to direct or indirect members or partners of the undersigned, provided that the distributee agrees to be bound in writing by the restrictions set forth herein.

Notwithstanding anything to the contrary contained in paragraphs (a), (b) or (c) above, no sales may be made prior to the consummation of the second demand registration pursuant to the Registration Rights Agreement, except as part of such underwritten, marketed demand registration.

In the event that any holder of Common Stock subject to a similar agreement other than the undersigned is permitted by the Company to sell or otherwise transfer or dispose of any shares of Common Stock for value (whether in one or multiple releases), then the same percentage of shares of Common Stock held by the undersigned (the “Pro-Rata Release”) shall be immediately and fully released on the same terms from any remaining lock-up restrictions set forth herein; provided that such Pro-Rata Release shall not apply in the event of any underwritten public offering, whether or not such offering or sale is wholly or partially a secondary offering of the Company’s Common Stock during the Lock-Up Period if the undersigned, to the extent the undersigned has a contractual right to demand or require the registration of the Undersigned’s Shares or otherwise “piggyback” on a registration statement filed by the Company for the offer and sale of its Common Stock, is offered the opportunity to participate on a basis consistent with such contractual rights in such underwritten sale. The foregoing shall also not apply to any release of a lock-up entered into with the managing underwriter(s) of any underwritten offering.

[Remainder of the page left intentionally blank.]

4

The undersigned understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Exact Name of Stockholder

Authorized Signature

Title

5

Exhibit C

Form of No-Action Agreement

(see attached)

AGREEMENT

This AGREEMENT (the “Agreement”) is made as of [•], 2018, by and between Albertsons Companies, Inc. (the “Company”), Rite Aid Corporation and [•](1) (the “Stockholder”).  The Company and the Stockholder are sometimes referred to herein collectively as the “Parties” and individually as a “Party”.

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of February 18, 2018 (the “Merger Agreement”), by and among the Company, Rite Aid Corporation (“Ranch”), Ranch Acquisition Corp. (“Ranch Merger Sub”) and Ranch Acquisition II LLC (“Ranch Merger Sub II”), pursuant to which, among other things, (i) Ranch Merger Sub will merge with and into Ranch (the “Merger”), with Ranch as the surviving corporation and wholly-owned direct subsidiary of Ranch Merger Sub II, (ii) immediately following the Merger, Ranch will merge with and into Ranch Merger Sub II (together with the Merger, the “Mergers”), with Ranch Merger Sub II as the surviving corporation and wholly-owned direct subsidiary of the Company, and (iii) stockholders of Ranch as of immediately prior to the consummation of the transactions contemplated by the Merger Agreement will receive shares of common stock of the Company (“Common Stock”) as consideration for the Mergers; and

WHEREAS, as of immediately prior to the Merger, Albertsons Investor Holdings LLC distributed all of the Common Stock held by it to its members, such that the Stockholder became a direct holder of Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Parties, intending to be legally bound hereby, agree as follows:

1.                                      Covenants of the Stockholders.  The Stockholder hereby agrees, vis a vis the Company, that it and its affiliates that beneficially own (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) Common Stock, shall not, directly or indirectly, in any manner, alone or in concert with others:

(a)                                 Coordinate the exercise of voting rights, including by entering into any arrangement or agreement with respect to the voting of any Common Stock or any other securities or indebtedness of the Company, or the influence of management of the Company at any annual or special meeting of the holders of Common Stock or with respect to any solicitation of proxies or consents, in each case, with any Other Stockholder;

(b)                                 Form or join in the formation of a “group” within the meaning Section 13(d)(3) of the Exchange Act with any Other Stockholder with respect to Common Stock or any other securities or indebtedness of the Company;

(1)  Each Institutional Stockholder (Cerberus, Kimco, Schottenstein, Klaff and Lubert-Adler) of ACI to execute a form of this Agreement.

(c)                                  Purchase any Common Stock from any Other Stockholder;

(d)                                 Publicly announce any intention, plan or arrangement inconsistent with the foregoing, or make any private statement or private disclosure regarding any such intention, plan or arrangement that would reasonably be expected to require the Company to make any disclosure relating to such intention, plan or arrangement;

(e)                                  Otherwise take, or solicit, cause or encourage any Other Stockholder to take, any action inconsistent with any of the foregoing; or

(f)                                   Take any action challenging the validity or enforceability of this Section 1 or this Agreement, or request the Company or the Board of Directors of the Company to amend or waive any provision of this Section 1.

For purposes of this Agreement, (i) “Other Stockholder” shall mean Cerberus Capital Management, L.P., Schottenstein Stores Corporation, Klaff Realty, LP, Kimco Realty Corporation, Colony Financial, Lubert-Adler Partners, L.P.(2), and each of their respective affiliates and (ii) “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become affiliates of any person or entity referred to in this Agreement.

2.                                      Termination. This Agreement shall remain in full force and effect until the earliest of (i) the date the Stockholder and its affiliates cease to beneficially own 5% of the outstanding Common Stock and (ii) five (5) years from the date of this Agreement.

3.                                      Effect of Termination. Sections 3 through 16 shall survive the termination of this Agreement.  No termination pursuant to Section 2 shall relieve any Party hereto from liability for any breach of this Agreement prior to such termination.

4.                                      Modification or Amendment.  Subject to the provisions of applicable law, the Parties may modify, amend or supplement this Agreement only by written agreement, executed and delivered by duly authorized officers of the respective Parties.

5.                                      Waiver.  Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties and (b) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement.  The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

6.                                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile or by email (with affirmative confirmation of receipt by the receiving Party), by registered or certified mail (with postage prepaid, return receipt requested) or by a nationally recognized courier service (with signed confirmation of receipt) to the respective Parties at the following addresses (or at

(2)  To reference each of these stockholders of ACI other than the entity executing the Agreement.

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such other address for a Party as shall be specified by like notice):

If to the Company, addressed as follows:

Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, ID 83706

Attention:  General Counsel

If to [•], addressed as follows:

[•]

[•]

Attention:  [•]

Facsimile number:  [•]

With a copy to:

[•]
[•]
[•]
Attention:  [•]

Facsimile number:  [•]

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next business day, if sent by nationally recognized courier service for next business day delivery, or (iii) the business day received, if sent by facsimile, email or registered or certified mail (provided that any notice received by facsimile transmission, email or registered or certified mail at the addressee’s location on any non-business day or any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day).

7.                                      Severability.  If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

8.                                      Entire Agreement; Assignment.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be

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assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void.

9.                                      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.                               Governing Law.  This Agreement, and any proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the legal relationship of the Parties hereto (whether at law or in equity, and whether in contract or in tort or otherwise), shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (without giving effect to choice of law principles thereof).

11.                               Headings.  The descriptive headings contained in this Agreement and the table of contents hereof are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.                               Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission, email in “portable documentation format” (“.pdf”) form, or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.                               Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties agrees that prior to the valid termination of this Agreement in accordance with Section 2, it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.

14.                               Jurisdiction.  Each of the Parties irrevocably (a) consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement hereof and thereof, (b)

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agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in I.A.6.  Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in I.A.6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.  Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this I.A.14, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the proceeding in any such court is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction.  Each Party agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

15.                               WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

16.                               Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  Unless the context otherwise requires, the word “or” shall not be exclusive.  References to “dollars” or “$” are to United States of America dollars.  Any capitalized terms used in any schedule or exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement.  Any reference in this Agreement to gender shall include all genders and the neuter.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.  Any agreement, instrument, statute, rule or regulation defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of

5

agreements or instruments) by waiver of consent and (in the case of statutes, rules or regulations) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

[Remainder of Page Intentionally Left Blank.  Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

ALBERTSONS COMPANIES, INC.

By:
Name:
Title:

RITE AID CORPORATION

By:
Name:
Title:

STOCKHOLDER:

[•]

By:
Name:
Title:

Exhibit D

Form of Standstill Agreement

(see attached)

Standstill Agreement

This Standstill Agreement (the “Agreement”) is made as of February 18, 2018, by and among Rite Aid Corporation, a Delaware corporation (the “Company”), Albertsons Companies, Inc., a Delaware corporation (“Parent”), and Cerberus Capital Management, L.P. (“Investor”).

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of February 18, 2018 (the “Merger Agreement”), entered into by and among the Company, Parent, Ranch Acquisition II LLC, a Delaware limited liability company and a wholly-owned direct subsidiary of Parent, and Ranch Acquisition Corp., a Delaware corporation and a wholly-owned direct subsidiary of Merger Sub II.  Capitalized terms used but not herein defined shall have the meanings ascribed to them in the Merger Agreement.

Section 1.          Standstill.

1.1          In consideration of the covenants of Parent set forth in Section 7.20(a), (b), (c) and (d) of the Merger Agreement, except to the extent expressly permitted by the Merger Agreement, Investor agrees that during the Standstill Period (as defined below), neither it nor any of its controlled Affiliates shall, directly or indirectly:

(a)           purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership (including, but not limited to, any voting right or beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any shares of Parent Common Stock or other securities issued by Parent, or any option, forward contract, swap or any other securities convertible into or exchangeable for Parent Common Stock or any rights or options to acquire any such ownership; provided that, notwithstanding the foregoing, Investor and its controlled Affiliates may acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of Parent Common Stock provided that such beneficial ownership does not result in ownership of 30% or more of the issued and outstanding shares of Parent Common Stock in the aggregate following such transaction (assuming any stock buy back transaction announced but not yet consummated by the Company has been consummated as of the time of such acquisition);

(b)           make any public statement or public disclosure regarding any intent, purpose, plan or proposal with respect by Investor or any of its controlled Affiliates to (i) the composition of  the Parent Board, Parent’s management (including, without limitation, any change in management of Parent), the policies or affairs of Parent, (ii) any merger, consolidation, acquisition of control, business combination, tender or exchange offer, purchase, sale or transfer of  Parent or its subsidiaries, businesses, assets or securities, dissolution, liquidation, reorganization, change in capital structure, recapitalization, dividend, share repurchase or other extraordinary transaction (each transaction in this clause (ii), an “Extraordinary Transaction”), or make any private statement or private disclosure regarding any such intent, purpose, plan or proposal that would require Parent to make any public disclosure relating to any such intent, purpose, plan or proposal;

(c)           engage in any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14 of the Exchange Act) or consents to vote (whether or not any such solicitation relates to the election or removal of directors), or initiate, propose, encourage or otherwise solicit stockholders of Parent for the approval of any stockholder proposals with respect to Parent;

(d)           enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or knowingly encourage, any other person in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(e)           take any action challenging the validity or enforceability of this Section 1 or this Agreement, or request Parent or the Board of Directors of Parent (the “Parent Board”), as applicable, to amend or waive any provision of this Section 1.

1.2          For purposes of this Agreement, the term “Standstill Period” shall mean the period commencing at the Effective Time and terminating upon the earliest to occur of (a) thirty (30) days following the date that Investor does not have any of its designees on the Parent Board (it being understood that this clause shall be immediately triggered by the delivery by all Investor designees on the Parent Board of notices of immediately effective resignations from the Parent Board, (b) the date on which Investor no longer has the right to appoint (and has not appointed) at least one director to the Parent Board and (c) the date on which Parent materially breaches or takes any action challenging the validity or enforceability of Section 7.20(a), (b), (c) or (d) of the Merger Agreement.

1.3          The terms of this Agreement shall not limit, restrict or impair Investor’s or its Affiliates ability to directly or indirectly (a) propose, commit on, participate in and/or make a loan or other debt financing to Parent or any of its subsidiaries, (b) propose, commit on, participate in and/or provide debt financing to a prospective buyer regarding Parent or any of its subsidiaries or assets in a negotiated transaction with Parent, finance a third party’s effort to make a loan or other debt financing to Parent or any of its subsidiaries in a negotiated transaction with Parent or any of its subsidiaries, (c) participate in any process approved, conducted or initiated by Parent pursuant to which any of the businesses or assets of Parent or any of its subsidiaries are proposed to be sold or otherwise disposed of, in each case in accordance with the parameters of such process, (d) submit a proposal to the Parent Board of Directors relating to the acquisition of all or substantially all of Parent and its subsidiaries if Parent has entered into a definitive agreement with respect to the sale of all or substantially all of Parent and its subsidiaries or (e) purchase debt of Parent or its subsidiaries in secondary market transactions; provided that in the case of clauses (a), (b), and (e), references to debt shall be limited to no more than 30% of any debt financing or offering.  The term “debt” as used in this paragraph shall include, without limitation, institutional debt (bank or otherwise), commercial paper, notes, debentures, bonds, other evidences of indebtedness, and debt securities, but shall not include any debt convertible or exchangeable for equity.

1.4          For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing in this Section 1 or elsewhere in this Agreement shall be deemed to in any way restrict, limit or prevent (a) the Investor or its Affiliates from communicating, on a confidential basis, with its attorneys, accountants or financial advisors; (b) the Investor or its Affiliates from (i) bringing litigation to enforce the provisions of this Agreement or the Merger Agreement or (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, Parent

2

against Investor with respect to this Agreement or the Merger Agreement; (c) Investor or its Affiliates from selling or tendering any shares of the Company or Parent, or (d) prevent any designee of Investor on the Parent Board for taking any action consistent with such designee’s fiduciary duties under applicable law in connection with such role.

1.5          From and after the date of this Agreement and until the Effective Time, neither Investor nor any of its controlled Affiliates shall directly or indirectly, purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership (including, but not limited to, any voting right or beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any shares of Parent Common Stock or Company Common Stock or other securities or debt issued by Parent or Company, or any option, forward contract, swap or any other securities convertible into or exchangeable for Parent Common Stock or Company Common Stock or any rights or options to acquire any such ownership; provided that, notwithstanding the foregoing, Investor and its controlled Affiliates may acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of Parent Common Stock or Company Common Stock provided that such beneficial ownership does not result in ownership of 30% or more of the issued and outstanding shares of Parent Common Stock at Effective Time (assuming for the purpose of such calculation that the Effective Time occurred immediately after such acquisition).

1.6          As used in this Agreement, the terms “Affiliate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement.  Reference to “controlled affiliates” of Cerberus include, without limitation, Cerberus Iceberg LLC.

Section 2.          Confidentiality.

2.1          Nothing in this Agreement shall prohibit any party hereto from (i) making any statement or disclosure required under the federal securities laws or other applicable laws or the rules of the New York Stock Exchange; provided, however, that such party shall to the extent feasible and permitted provide written notice to the other parties hereto  reasonably in advance making any such statement or disclosure required by the federal securities laws or other applicable laws or the rules of the New York Stock Exchange that would otherwise be prohibited by the provisions of this Section 2, and reasonably consider any comments of such other parties; (ii) communicating, on a confidential basis, with attorneys, accountants, or financial advisors or as otherwise required by law; (iii) communicating privately with their investors or potential investors in a manner that (A) is consistent with ordinary course communications with their investors or potential investors, (B) instructs the recipient that the communications are to be maintained in confidence and are not permitted to be disseminated publicly and (C) does not otherwise violate any applicable laws; and (iv) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investor, the Company or Parent, as the case may be (subject to providing reasonable advance notice to the other parties hereto where possible, and reasonably considering any comments of such other parties).

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Section 3.          Termination.  The obligations of the parties hereto shall terminate automatically and immediately upon the earlier of (i) the end of the Standstill Period and (ii) five (5) years from the date of this Agreement.

Section 4.          Modification or Amendment.  Subject to the provisions of applicable Law, the parties may modify, amend or supplement this Agreement only by written agreement, executed and delivered by duly authorized officers of the respective parties.

Section 5.          Waiver.  Any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties and (b) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 6.          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile or by email (with affirmative confirmation of receipt by the receiving party), by registered or certified mail (with postage prepaid, return receipt requested) or by a nationally recognized courier service (with signed confirmation of receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to the Company:

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

Attention: James J. Comitale

Facsimile: (717) 760-7867

Email: jcomitale@riteaid.com

with an additional copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:  Paul T. Schnell
Marie L. Gibson
Facsimile:  (212) 735-2000
Email:  paul.schnell@skadden.com
marie.gibson@skadden.com

(b)           if to Parent:

Albertsons Companies, Inc.

250 Parkcenter Boulevard

Boise, ID 83706

Attention: Robert A. Gordon

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Facsimile: (208) 395-6575

Email: robert.gordon@Albertsons.com

with an additional copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:  Stuart D. Freedman
Michael Gilligan
Facsimile:  (212) 593-5955
Email:  stuart.freedman@srz.com
michael.gilligan@srz.com

(c)           if to Investor:

Cerberus Capital Management, L.P.

875 Third Avenue, 11th Floor

New York, NY 10022

Attention: Lenard Tessler

Mark A. Neporent, Esq.

Lisa A. Gray, Esq.

Facsimile:  [*]

Email:  [*]

[*]

[*]

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by nationally recognized courier service for next Business Day delivery, or (iii) the Business Day received, if sent by facsimile, email or registered or certified mail (provided that any notice received by facsimile transmission, email or registered or certified mail at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

Section 7.          Severability.  If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

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Section 8.          Entire Agreement; Assignment.  This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, and any assignment without such consent shall be null and void.

Section 9.          Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.        Governing Law.  This Agreement, and any Proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the legal relationship of the parties hereto (whether at law or in equity, and whether in contract or in tort or otherwise), shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 11.        Headings.  The descriptive headings contained in this Agreement and the table of contents hereof are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.        Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission, email in “portable documentation format” (“.pdf”) form, or other electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 13.        Specific Performance.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that prior to the valid termination of this Agreement in accordance with Section 3, it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with any such order or injunction, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.

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Section 14.        Jurisdiction.  Each of the parties irrevocably (a) consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 6.  Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.  Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 14, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the Proceeding in any such court is brought in an inconvenient forum, that the venue of such Proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.  Each party agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

Section 15.        WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 16.        Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  Unless the context otherwise requires, the word “or” shall not be

7

exclusive.  References to “dollars” or “$” are to United States of America dollars.  Any capitalized terms used in any schedule or exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement.  Any reference in this Agreement to gender shall include all genders and the neuter.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  Any agreement, instrument, statute, rule or regulation defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver of consent and (in the case of statutes, rules or regulations) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RITE AID CORPORATION

By:
Name:
Title:

[Signature Page to Standstill Agreement]

ALBERTSONS COMPANIES, INC.

By:
Name:
Title:

[Signature Page to Standstill Agreement]

CERBERUS CAPITAL MANAGEMENT, L.P.

By:
Name:
Title:

[Signature Page to Standstill Agreement]